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As filed with the Securities and Exchange Commission on November 7, 2001

Registration No. 333-71710

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MCSi, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	5110	31-1001529
(State or Other Jurisdiction of Incorporation or Organization)	(Primary standard Industrial Classification Code Number)	(IRS Employer Identification Number)

4750 Hempstead Station Drive
Dayton, Ohio 45429
(937) 291-8282
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Michael E. Peppel
Chairman, President and Chief Executive Officer
MCSi, Inc.
4750 Hempstead Station Drive
Dayton, Ohio 45429
(937) 291-8282
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)

With copies to:

Jeffrey A. Koeppel
Kenneth B. Tabach
Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W., 12th Floor
Washington, D.C. 20005
(202) 347-0300
(202) 347-2172 (fax)

   Approximate date of commencement of proposed sale to the public: As promptly as practicable after this registration statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Offering Price per Share	Proposed Maximum Aggregate Offering Price (2)	Proposed Maximum Amount of Registration Fee (3)

Common Stock, no par value per share	1,370,556	Not Applicable	$22,084,214	$5,521.05(4)

(1)
Represents the estimated maximum number of shares of MCSi common stock issuable upon consummation of the offer and the merger of Zengine with and into MCSi.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act, based on the product of (i) $3.64, the average of the high and low sales prices of Zengine common stock as reported on the Nasdaq National Market on October 12, 2001, and (ii) 6,067,092, the expected maximum number of shares of Zengine common stock to be acquired in the offer and the merger.
(3)
Calculated pursuant to Section 6(b) of the Securities Act as 0.025% of the Proposed Maximum Aggregate Offering Price.
(4)
Previously paid.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Subject to Completion, Dated November 7, 2001

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

MCSi, Inc.

Offer To Exchange 0.2259 Shares of
Common Stock of MCSi, Inc.
For
Each Outstanding Share of Common Stock
of Zengine, Inc.

Merger of
Zengine, Inc.
Into
MSCi, Inc.

    The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, November 16, 2001, unless extended.

    On October 4, 2001, MCSi, Inc. entered into an Agreement and Plan of Reorganization with Zengine, Inc. MCSi is making this offer in accordance with the terms of the merger agreement.

    MCSi hereby offers, upon the terms and subject to the conditions set forth in this document and in the enclosed letter of transmittal, to exchange 0.2259 shares of MCSi common stock for each outstanding share of common stock of Zengine which is validly tendered and not properly withdrawn on or prior to the expiration date of the offer.

    MCSi currently owns approximately 58.5% of the outstanding shares of Zengine common stock. This offer is not conditioned upon any minimum number of shares being tendered. This offer is subject to other terms and conditions described herein.

    Our obligation to exchange shares of Zengine common stock for shares of MCSi common stock is also subject to the other conditions listed under "Conditions of the Offer," which we may waive in our sole discretion.

    If this offer is consummated and we own 90% or more of the outstanding common stock of Zengine, as soon as possible after consummation of the offer, we currently intend to effect a short-form merger of Zengine with and into MCSi. If we own less than 90% of the outstanding Zengine stock, we could close the offer and engage in a long-form merger under Delaware law in which the remaining stockholders of Zengine, including MCSi, would be required to approve the merger. If a merger takes place and you have not validly tendered your shares of Zengine common stock in the offer, your shares will be exchanged for the same consideration per Zengine share that you would have received if you had tendered your shares in the offer, unless you properly perfect your appraisal rights under Delaware law. See "Purpose of the Offer; The Merger; Appraisal Rights." This prospectus also relates to the shares of our common stock that we would issue in the merger.

    MCSi's common stock is quoted on the Nasdaq National Market under the symbol "MCSI." Zengine's common stock is quoted on the Nasdaq National Market under the symbol "ZNGN."

    See "Risk Factors" beginning on page 9 for a discussion of issues that you should consider with respect to the offer and the merger.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the MCSi common stock to be issued in the offer and the merger or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2001.

REFERENCES TO ADDITIONAL INFORMATION

    This document incorporates important business and financial information about MCSi from documents filed with the SEC that have not been included in or delivered with this document. This information is available at a website maintained by the SEC at www.sec.gov, as well as from other sources. See "Where You Can Find More Information" beginning on page 88.

    You also may request copies of these documents from us, without charge, upon written or oral request to our information agent, MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, call collect at (212) 929-5500 or toll-free at 1-800-322-2885 or from the dealer manager, William Blair & Company, 222 West Adams Street, Chicago, Illinois 60606, call toll-free at 1-800-621-0687, or call collect at (312) 236-1600 (ext. 8677 or 5387). In order to obtain timely delivery of these documents, you must request this information by November 9, 2001.

Relationships with Zengine	37
Accounting Treatment	38
Fees and Expenses	38
Legal Proceedings	39
THE MERGER AGREEMENT	40
The Offer	40
The Merger	40
Stock Options	40
Appraisal Rights	41
Representations and Warranties	41
Interim Operations	41
Stockholder Meeting; Preparation of Proxy Statement	42
Acquisition Proposals	43
Indemnification	43
Conditions to the Merger	44
Termination	44
Amendments	45
Extension; Waiver	45
POSITION OF THE BOARD OF DIRECTORS OF ZENGINE	45
MCSi'S FINANCIAL ADVISORS	46
William Blair & Company	46
Houlihan Smith & Company	54
INTERESTS OF CERTAIN PERSONS IN THE OFFER AND MERGER	60
BUSINESS OF ZENGINE	61
BENEFICIAL OWNERSHIP OF ZENGINE COMMON STOCK	72
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ZENGINE	74
COMPARISON OF RIGHTS OF HOLDERS OF ZENGINE COMMON STOCK AND HOLDERS OF MCSi COMMON STOCK	80
LEGAL MATTERS	88
EXPERTS	88
MISCELLANEOUS	88
WHERE YOU CAN FIND MORE INFORMATION	88
INDEX TO FINANCIAL STATEMENTS OF ZENGINE	F-1
SCHEDULE I. Certain Information Concerning the Directors and Executive Officers of MCSi	I-1
ANNEX A. Agreement and Plan of Reorganization dated as of October 4, 2001 by and between MCSi and Zengine	A-1
ANNEX B. Opinion of William Blair & Company, L.L.C.	B-1
ANNEX C. Opinion of Houlihan Smith & Company	C-1
ANNEX D. Section 262 of General Corporation Law of the State of Delaware	D-1

QUESTIONS AND ANSWERS ABOUT THE OFFER

Q.
What will I receive in exchange for my Zengine shares in the offer?

A.
You will be entitled to receive 0.2259 shares of MCSi common stock in exchange for each share of Zengine common stock that you validly tender in the offer. No fractional shares of MCSi common stock will be issued in the offer. Instead you will be entitled to cash for that fraction.

Q.
If I decide not to tender, how will the offer affect my Zengine shares?

A.
If you decide not to tender your shares in the offer and the offer is consummated and the merger takes place, you will receive in the merger the same consideration per Zengine share you own that you would have received, without interest, if you had tendered your shares in the offer, unless you properly perfect your appraisal rights under Delaware law. Although it is our current intention to effect the merger, we are not required to do so. We would not effect the merger if prevented from doing so by a court or if other conditions to the closing of the merger do not occur. See "Purpose of the Offer; The Merger; Appraisal Rights" beginning on page 30.

Q.
How long will it take to complete the offer and the merger?

A.
We hope to complete the offer following its scheduled expiration on November 16, 2001. However, we may extend the offer if the conditions to the offer have not been satisfied at the scheduled expiration date or if we are required to extend by the rules of the SEC, or we may have a subsequent offer period of up to 20 days. We currently intend to complete the short-form merger shortly after the consummation of the offer.

Q.
What percentage of MCSi common stock will Zengine stockholders own after the offer and the merger?

A.
Immediately after consummation of the offer and the merger, we anticipate that the former public stockholders of Zengine will hold approximately 7.5% of the outstanding shares of MCSi. This assumes 16,984,159 shares of MCSi common stock outstanding before giving effect to the consummation of the offer and the merger, that 1,370,556 shares of MCSi common stock will be issued in the offer and the merger and that no Zengine stockholders exercise appraisal rights.

Q.
What are the most significant conditions to the offer?

A.
The offer is subject to several conditions, including:

•
the registration statement of which this prospectus is a part having been declared effective by the SEC;

•
the Zengine board of directors shall not have withdrawn or modified adversely its recommendation to Zengine stockholders to accept the offer prior to the expiration date;

•
the merger agreement shall not have been terminated;

•
the absence of a material negative market event;

•
the representations and warranties of Zengine in the merger agreement shall continue to be true and accurate; and

•
the absence of certain litigation or other legal action by or before any court or governmental authority.

    These conditions and other conditions to the offer are discussed in this prospectus under "Conditions of the Offer" beginning on page 34.

Q.
How do I participate in your offer?

A.
To tender your shares, you should do the following:

•
If you hold shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to Registrar and Transfer Company, the exchange agent for the offer, at the appropriate address specified on the back cover page of this prospectus before the expiration date of the offer.

•
If you hold your shares in "street name" through a broker or other nominee, instruct your nominee to tender your shares before the expiration date.

    Alternatively, you may comply with the guaranteed delivery procedures set forth in "Guaranteed Delivery" beginning on page 28. For more information on the timing of the offer, extensions of the offer period or a subsequent offer period and your rights to withdraw your shares from the offer before the expiration date, please refer to "The Offer" beginning on page 24.

Q.
Will I be taxed on the MCSi common stock that I receive?

A.
Your receipt of the MCSi common stock will be tax-free for United States federal income tax purposes. However, you may be subject to taxes for any cash received in lieu of a fraction of a share of MCSi common stock.

Q.
Will I have to pay any fees or commissions?

A.
If you are the record owner of your Zengine shares and you tender your shares directly to the exchange agent, you will not have to pay brokerage fees or incur similar expenses. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

Q.
Do the statements on the cover page regarding this prospectus being subject to change and the registration statement filed with the SEC not yet being effective mean that the offer has not commenced?

A.
No. Effectiveness of the registration statement is not necessary for the offer to commence. Last year, the SEC changed its rules to permit exchange offers to begin before the related registration statement has become effective. We cannot, however, accept for exchange any shares tendered in the offer until the registration statement is declared effective by the SEC and the other conditions to our offer have been satisfied or, where permissible, waived.

Q.
Are MCSi's business, prospects and financial condition relevant to my decision to tender my shares in the offer?

A.
Yes. Shares of Zengine accepted in the offer will be exchanged for MCSi common stock and so you should consider MCSi's business, prospects and financial condition before you decide to tender your shares in the offer. In considering MCSi's business, prospects and financial condition, you should review the risk factors beginning on page 9 and the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us.

Q.
Where can I find out more information about MCSi and Zengine?

A.
You can find out information about MCSi and Zengine from various sources described under "Where You Can Find More Information" beginning on page 88.

Q.
Who can I call with questions about the offer?

A.
You can contact our information agent, MacKenzie Partners, Inc., collect at (212) 929-5500 or toll-free at 1-800-322-2885 or the dealer manager, William Blair & Company, collect at (312) 236-1600 or toll-free at 1-800-621-0687 (ext. 8677 or 5387).

SUMMARY

    This summary highlights selected information from this document and does not contain all of the information that is important to you. To better understand the offer and the merger and for a more complete description of the legal terms of the offer and the merger, you should read carefully this entire document and the documents to which you have been referred. See "Where You Can Find More Information" beginning on page 88.

Introduction

    We entered into an agreement to acquire all the shares of common stock of Zengine that we do not own. Currently, MCSi owns approximately 58.5% of Zengine's outstanding shares. We are offering to exchange 0.2259 shares of MCSi common stock for each outstanding share of Zengine common stock validly tendered and not properly withdrawn in the offer. The offer is not conditioned upon any minimum number of shares of Zengine common stock being tendered. There are other conditions to the offer.

    If we own 90% or more of the Zengine shares after the offer, we currently intend to merge Zengine with and into MCSi promptly after the consummation of the offer, by way of a short-form merger under Delaware law. If we own less than 90% of the outstanding Zengine shares, we could still consummate the offer and engage in a long-form merger under Delaware law in which the remaining stockholders of Zengine, including MCSi, would be required to approve the merger. Each share of Zengine common stock which has not been exchanged or accepted for exchange in the offer would be converted in the merger into the same consideration per Zengine share as is exchanged in the offer.

Information about MCSi and Zengine

MCSi, Inc.
4750 Hempstead Station Drive
Dayton, Ohio 45429
(937) 291-8282

    We are a provider of integrated technical services and audio-visual presentation, broadcast and computer technology products. The convergence of audio, data, visual communications and computer network systems has created the need for sophisticated providers of these products with the ability to design, source, install and service complex systems. We believe that we are one of the country's leading designers and integrators of custom configured and integrated audio, video and data display, broadcasting, conferencing and networking systems. These systems are designed for use in board and conference rooms, lecture halls, theaters, command and control centers, museums, churches, professional broadcast facilities and streaming network facilities. Our 118 offices throughout the United States and Canada allow us to provide consistent services for projects of local, regional and national scope.

Zengine, Inc.
901 Parker Street
Berkeley, California 94710
(510) 665-6680

    Zengine is an outsourced e-commerce software and services provider, which helps companies sell more efficiently. Zengine's e-commerce platform makes it easy for companies to sell their products online while remaining focused on what they know best, their core business. Zengine's proprietary technology permits quick and easy customization to increase capacity, add functionality, and provide seamless software upgrades to meet the specific requirements of individual clients. Zengine offers integrated services for business-to-business and business-to-consumer applications including: Web site hosting, graphical design, content and publishing management, e-business management, sales force automation, merchandising, advertising/public relations, campaign planning, fulfillment, call center, and reporting and analysis. Zengine also markets audio-visual communications products over the Internet.

The Offer (page 24)

    Exchange of Zengine Shares; Delivery of MCSi Common Stock (page 25).  Upon the terms and subject to the conditions of the offer, we will accept for exchange, and will exchange, Zengine shares validly tendered and not properly withdrawn as promptly as practicable after the expiration date of our offer.

    Timing of the Offer (page 24)  Our offer is currently scheduled to expire at 5:00 p.m., New York City time on Friday, November 16, 2001; however, we may extend our offer from time to time as necessary until all the conditions to the offer have been satisfied or, where permissible, waived. For further details, see "Extension, Termination and Amendment" beginning on page 24.

    Extension, Termination and Amendment (page 24).  We reserve the right, in our sole discretion, at any time or from time to time to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or, where permissible, waived. During any such extension, all Zengine shares previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your Zengine shares prior to the expiration date of the offer.

    Withdrawal Rights (page 27)  Zengine shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date of the offer.

    Procedure for Tendering Shares (page 26).  The method of tendering your shares in the offer will depend on whether the shares are held in certificate or book-entry form.

  •
  If your shares are held in certificate form, you must deliver the certificates, a properly completed and duly executed letter of transmittal, or a manually executed facsimile of that document, and any other required documents to the exchange agent at one of its addresses set forth on the back cover of this prospectus. In the circumstances detailed in the letter of transmittal, the signatures on the letter of transmittal must be guaranteed.

  •
  If your Zengine shares are held in book-entry form, the shares must be tendered in accordance with the procedures for book-entry tender, and the exchange agent must receive a so-called "agent's message" and a confirmation of receipt of the tender. The procedures for book-entry transfer are described under "Procedure for Tendering Shares" beginning on page 26.

  •
  In all cases, deliveries must be made prior to the expiration of the offer.

    If your shares are not currently available and you cannot now comply with the preceding requirements, you can still participate in the offer by complying with the guaranteed delivery procedures set forth under "Guaranteed Delivery" beginning on page 28.

    Appraisal Rights (page 32).  Under Delaware law, you will not have any appraisal rights in connection with the offer. However, appraisal rights are available in connection with the merger. For a detailed discussion of these appraisal rights, see "Purpose of the Offer; The Merger; Appraisal Rights" beginning on page 30, "Interests of Certain Persons in the Offer and Merger" on page 60, and "Beneficial Ownership of Zengine Common Stock" beginning on page 72.

    Accounting Treatment (page 38).  The merger will be accounted for at historical costs, with the exception of the Zengine minority interest acquired in the offer and the merger, which will be accounted for under the purchase method of accounting in accordance with United States generally accepted accounting principles. Accordingly, the cost to acquire the Zengine minority interest in excess of its carrying value will be allocated on a pro rata basis to the assets acquired and liabilities assumed based on their fair values, with any excess being allocated to goodwill.

    The acquisition of the Zengine common stock would not be considered material to MCSi and, accordingly, MCSi is not required to include pro forma financial information in this prospectus, except as provided in "Comparative Per Share Information" on page 7.

The Merger Agreement (page 40)

    The offer is being made pursuant to an Agreement and Plan of Reorganization dated as of October 4, 2001 by and between MCSi and Zengine. Pursuant to the merger agreement, MCSi is obligated to commence the offer as promptly as practicable after the date of the merger agreement. The merger agreement provides that after consummation of the offer, Zengine will be merged with and into MCSi in accordance with the applicable provisions of Maryland and Delaware law. Following the merger, the separate corporate existence of Zengine will cease and MCSi will continue as the surviving corporation. At the effective time, by virtue of the merger, each issued and outstanding share of Zengine common stock (other than shares owned by MCSi or any subsidiary and any shares owned by Zengine or any subsidiary and dissenting shares) will be converted into the right to receive the offer price (0.2259 shares of MCSi common stock). A detailed description of the merger agreement begins on page 40.

Position of the Board of Directors of Zengine (page 45)

    The Zengine board of directors has filed a recommendation on Schedule 14D-9 with the SEC with respect to the offer and merger. In its filing, Zengine stated that at a meeting held on October 3, 2001, its board of directors, based on the unanimous recommendation of the special committee of the board, (i) determined that each of the merger agreement, the offer and the merger is in the best interests of the stockholders of Zengine, (ii) resolved to approve the offer, the merger and the merger agreement and the transactions contemplated thereby, and (iii) recommended acceptance of the offer and, if applicable, adoption of the merger agreement by the stockholders of Zengine, subject to the terms and conditions set forth therein. Accordingly, Zengine's board of directors recommended that Zengine stockholders accept the offer and tender their shares pursuant to the offer.

MCSi's Financial Advisors (page 46)

    MCSi retained William Blair & Company, L.L.C. to act as its financial advisor in connection with the offer and merger, and to render an opinion as to the fairness, from a financial point of view to MCSi, of the offer consideration and merger consideration to be paid by MCSi to holders of Zengine common stock. Blair delivered its fairness opinion to the MCSi board of directors on October 4, 2001, indicating that, as of the date of the fairness opinion and based upon and subject to certain matters stated therein, the 0.2259 per share of MCSi common stock offered as offer consideration and merger consideration for each share of Zengine common stock is fair to MCSi from a financial point of view. Blair is the dealer manager in the offer.

    MCSi also retained Houlihan Smith & Company, Inc. in connection with the proposed offer and merger to render an independent fairness opinion to the MCSi board. The purpose of the opinion was to advise the MCSi board whether, in the opinion of Houlihan, the exchange ratio of 0.2259 MCSi shares for each Zengine share, is fair to MCSi from a financial point of view. In the opinion of

Houlihan, the exchange ratio, as described in this prospectus, is fair, from a financial point of view, to MCSi as of the date of the opinion.

    See "MCSi's Financial Advisors" on page 46 for a more complete discussion of MCSi's financial advisors and their fairness opinions.

Risk Factors of the Offer (page 9)

    In deciding whether to tender your shares pursuant to the offer, you should read carefully this prospectus and the documents to which we refer you. You should carefully take into account the following risk factors:

  •
  the market value of MCSi common stock at the time you tender may be different than at the time you receive your MCSi shares in the offer and the merger; the exchange ratio for the offer will not be adjusted based upon changes in the market price of MCSi stock;

  •
  the price of MCSi common stock could depend upon factors different than those affecting the price of Zengine common stock; the price of MCSi common stock could decline following the offer;

  •
  there are risks associated with integrating Zengine into MCSi, including the risk that the anticipated benefits of the business combination may not be fully realized; and

  •
  there are general risks associated with MCSi's business, including our ability to manage our rapid growth, the possible loss of key personnel, intense and increasing competition, and our dependence on certain key suppliers.

    See "Risk Factors" beginning on page 9 for a more complete discussion of these and other risk factors.

Other Factors to Consider Before Tendering Your Shares (page 23)

    In addition to the risk factors, there are a variety of other factors that you should consider in determining whether to tender your shares in the offer. Among these are the anticipated competitive advantages that a fully combined entity could have and the larger trading volume and analyst coverage of the MCSi common stock over the Zengine common stock. You should also consider Zengine's historical business performance, its historical stock price in relation to its earnings and Zengine's other business strengths from which you will benefit only indirectly as a stockholder of MCSi. See "Other Factors to Consider Before Tendering Your Shares" beginning on page 23 and "Relationships with Zengine" beginning on page 37.

Comparative Per Share Information

    The following table presents the MCSi and Zengine historical and pro forma combined and Zengine pro forma equivalent per share data as of and for the six months ended June 30, 2001 and for the twelve months ended December 31, 2000. The information presented should be read in conjunction with the historical financial statements and related notes thereto of MCSi and Zengine and the selected historical financial data including the notes thereto, each incorporated in or included elsewhere in this prospectus. Comparative pro forma data have been included for comparative purposes only and do not purport to be indicative of (i) the results of operations or financial position which actually would have been obtained if the offer and the merger had been completed at the beginning of the periods or as of the date indicated, or (ii) the results of operations or financial position which may be obtained in the future by either party.

	MCSi Historical Per Share Data	Zengine Historical Per Share Data	MCSi And Zengine Pro Forma Combined Per Share Data (2)	Equivalent Pro Forma Per Share Data (1)
Six Months Ended June 30, 2001
Income (loss) from continuing operations per share of common stock:
Basic	$0.62	$(0.05)	$0.54	$0.12
Diluted	0.62	(0.05)	0.54	0.12
Cash dividends per share of common stock	—	—	—	—
Book value per share of common stock (3)	13.30	2.87	13.50	3.05
Year Ended December 31, 2000
Income from continuing operations per share of common stock:
Basic	$1.21	$0.05	$1.11	$0.25
Diluted	1.19	0.05	1.09	0.25
Cash dividends per share of common stock	—	—	—	—
Book value per share of common stock (3)	12.80	3.02	13.07	2.95

(1)
The unaudited pro forma combined income and book value per share of common stock are based on Zengine stockholders receiving 0.2259 shares of MCSi common stock for each share of Zengine common stock. The Zengine equivalent unaudited pro forma per share data are calculated by multiplying the unaudited pro forma combined per share data by 0.2259.

(2)
Reflects the historical operations of MCSi and Zengine adjusted to reflect the impact of purchase accounting by MCSi and the issuance of MCSi common stock in the offer and the merger (assumed to be 1,370,556 shares of MCSi common stock).

(3)
Book value per share of common stock is computed by dividing stockholders' equity by the number of shares of common stock outstanding as of June 30, 2001 and December 31, 2000, respectively. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding as of June 30, 2001 and December 31, 2000, respectively.

Comparative Market Value

    The following table sets forth:

  •
  the closing sales prices per share and aggregate market value of MCSi common stock and of Zengine common stock on the Nasdaq National Market, respectively, on October 4, 2001, the last trading day prior to the public announcement of MCSi's proposed offer and November 5, 2001, a recent date prior to the date of this prospectus; and

  •
  the equivalent price per share and equivalent market value of Zengine common stock, based on the exchange ratio.

	MCSi Historical	Zengine Historical	Zengine Equivialent
On October 4, 2001
Closing price per share of common stock	$16.83	$3.85	$3.80
Market value of common stock(2)	$285,843,396	$56,265,898	$55,535,172
On November 5, 2001
Closing price per share of common stock	$22.01	$4.95	$4.97
Market value of common stock(2)	$373,821,340	$72,341,869	$84,446,241

(1)
The Zengine equivalent data corresponds to an exchange ratio of 0.2259 shares of MCSi common stock for each share of Zengine common stock.

(2)
Market value based on 16,984,159 shares of MCSi common stock and 14,614,519 shares of Zengine common stock outstanding as of October 4, 2001 and November 5, 2001, excluding shares held in treasury.

    The market prices of shares of MCSi common stock and Zengine common stock are subject to fluctuation. The actual value of the MCSi shares you receive in the offer may differ from the values illustrated. You are urged to obtain current market quotations. See the risk factor entitled "The number of MCSi shares that you receive in the offer will be based upon a fixed exchange ratio. The value of the MCSi shares at the time you receive them could be less than at the time you tender your Zengine shares" on page 9.

RISK FACTORS

    In deciding whether to tender your shares pursuant to the offer, you should read carefully this prospectus and the documents to which we refer you. You should also carefully consider the following factors:

Risks Related to the Offer and the Merger

The number of MCSi shares that you receive in the offer will be based upon a fixed exchange ratio. The value of the MCSi shares at the time you receive them could be less than at the time you tender your Zengine shares.

    In the offer, each Zengine share will be exchanged for 0.2259 MCSi shares. This is a fixed exchange ratio. The offer does not provide for an adjustment in the exchange ratio even if there is a decrease in the market price of the MCSi common stock or an increase in the market price of the Zengine common stock between the date of this prospectus and the expiration date of the offer. The market price of the MCSi common stock will likely be different on the date of the expiration of the offer than it is today because of changes in the business, operations or prospects of MCSi, market reactions to this offer, possible other MCSi acquisitions, issuances by MCSi of equity or debt securities, general market and economic conditions and other factors. Tendering stockholders of Zengine are urged to obtain current market quotations for the MCSi common stock and the Zengine common stock. See "Conditions of the Offer" beginning on page 34 and "Comparative Per Share Prices" on page 17.

Benefits of the combination may not be realized.

    If we consummate the offer and the contemplated merger, we will integrate two separate companies whose operations have until now been integrated in limited ways. The successful combination of MCSi and Zengine will require, among other things, integration of MCSi's and Zengine's sales and marketing forces, their information and software systems, their employee retention, and their hiring and training programs. The consolidation of business functions, the integration of departments, systems and procedures, and relocation of staff may present management challenges. As a part of our integration efforts, we may alter Zengine's current business model and the way Zengine operates its business. We may not be able to fully integrate the operations of Zengine with our operations without encountering difficulties. The integration may not be completed as rapidly as we expect or achieve anticipated benefits. Also, management's attention may be diverted by the integration effort, which could adversely affect the combined company's businesses.

We may incur costs integrating the operations of Zengine with MCSi.

    If the offer and the merger are consummated, we may incur significant charges as a result of rationalizing and integrating operations. These costs may include severance and related employee benefit costs, lease termination costs, contract termination costs, legal and accounting fees and other restructuring costs, among others. If these costs are greater than anticipated, it will have a negative effect on MCSi's earnings in future periods which could result in a decline in the market price for MCSi's common stock.

The trading price of MCSi common stock may be affected by factors different from those affecting the price of Zengine common stock. The price of MCSi common stock could decline following the offer.

    Upon consummation of the offer and the merger, holders of Zengine common stock will become holders of MCSi common stock. MCSi's business differs from that of Zengine, and MCSi's results of operations and business, as well as the trading price of MCSi common stock, may be affected by factors different from those affecting Zengine's results of operations and business and the price of Zengine common stock. The price of MCSi common stock may decrease after shares are accepted for exchange in the offer or after the merger is consummated.

Officers and directors of Zengine have potential conflicts of interest in the offer.

    Under the rules of the SEC, Zengine will be required to file with the SEC and disseminate to Zengine stockholders its response to MCSi's offer not later than ten business days from the commencement date of the offer. In evaluating the Zengine recommendation, you should be aware that there exist conflicts of interest among members of the Zengine board. Not only does MCSi own approximately 58.5% of the outstanding Zengine stock, but two of the six members of the Zengine board have affiliations with MCSi. Michael E. Peppel, the chairman, president and chief executive officer of MCSi, is chairman of the board of directors of Zengine and Anthony W. Liberati served as chairman of the board of MCSi from May 1996 to February 2000. In addition, certain directors and members of management of Zengine own shares of MCSi common stock. This conflict could result in such officers and directors acting in a manner that might not be in the best interests of the unaffiliated stockholders of Zengine. See "Interests of Certain Persons in the Offer and Merger" on page 60.

Risks Related to MCSi's Business

If we are unable to effectively manage our rapid growth, we could experience financial, operational and personnel problems that would have a negative effect on our operating results and financial condition.

    We expect to experience continued rapid growth resulting in new and increased responsibilities for management personnel and increased demands on our operating and financial systems and resources. To effectively manage future growth, we must continue to expand our operational, financial and management information systems and to train, motivate and manage our work force. There can be no assurance that our operational, financial and management information systems will be adequate to support our future operations. Failure to expand our operational, financial and management information systems or to train, motivate or manage employees could have a material adverse effect on our operating results and financial condition.

If we lose our key personnel, or fail to attract and retain additional personnel, our operating results could be negatively impacted.

    We rely on certain key executives, including our chairman and chief executive officer and other senior management. There can be no assurance that we can retain our executive officers and key personnel or attract additional qualified management in the future. The loss of services of one or more of our key executives could disrupt and have a material adverse effect on our operating results and financial condition.

Our operations and future results are subject to numerous risks related to acquisitions.

    We have, in the past, pursued a strategy of acquiring computer technology product and systems integration companies. We may make selective acquisitions in the future, primarily of audio, video, and data display, broadcasting, conferencing and networking systems integrators. These acquisitions could result in the following risks:

  •
  We may issue additional common stock without stockholder approval to finance acquisitions, which would dilute current stockholders and could depress our stock price;

  •
  our need for additional financing to fund acquisitions may restrict our business and make us highly leveraged;

  •
  any international acquisitions we make could subject us to currency exchange risks, different legal requirements, political and economic risks relating to the stability of foreign governments, difficulties in staffing foreign operations, cultural differences and other similar risks; and

  •
  our future financial results may suffer if we are unable to successfully integrate our acquisitions.

Intense and increasing competition in our industry may decrease our gross margins and harm our business.

    The industry in which we operate is highly competitive. We compete with major full-service office products distributors, other national and regional computer supply distributors, audio-visual equipment dealers, companies that rent and sell audio-visual equipment, independent design consulting firms, electrical contractors, manufacturer's sales and service divisions, consumer electronic chains, the in-house communications staffs of clients and potential clients, direct mail order companies, and, to a lesser extent, non-specialized retailers. Certain of our competitors are larger and have substantially greater financial and other resources and purchasing power than we do. We believe that the industry will further consolidate in the future and consequently become more competitive. Increased competition may result in greater price discounting which will continue to have a negative impact on the industry's gross margins.

We are dependent on certain key suppliers and our operating results could be negatively impacted if we lost a key supplier or a key supplier imposed less favorable terms on its relationship with us.

    Although we regularly carry products and accessories manufactured by approximately 500 original equipment manufacturers, 40% of our net sales in the year ended December 31, 2000 were derived from products supplied by the our ten largest suppliers. In addition, our business is dependent upon terms provided by our key suppliers, including pricing, credit terms, product availability and dealer authorizations. While we consider our relationships with our key suppliers, including Hewlett-Packard, Sharp and Lexmark, to be good, there can be no assurance that these relationships will not be terminated or that such relationships will continue as presently in effect. In addition, changes by one or more of such key suppliers of their policies regarding distributors, credit or volume discount schedules or other marketing programs applicable to us may have a material adverse effect on our business.

If our management information systems are disrupted or do not work as anticipated, we will not be able to take orders or ship product and our future financial results may be adversely affected.

    Our operations depend, to a large extent, on our management information systems. Modifications to our computer systems and applications software will be necessary as we grow and respond to customer needs, technological developments, electronic commerce requirements and other factors. We are constantly upgrading and implementing our internal accounting and inventory control and distribution software programs. The modifications may:

  •
  cause disruptions in our operations;

  •
  delay the schedule for integrating newly acquired companies; or

  •
  cost more to design, implement or operate than currently budgeted.

    Any of these disruptions, delays or costs could have a material adverse effect on our operating results and financial condition.

    We do not currently have redundant computer systems or redundant dedicated communication lines linking our computers to our warehouses. The failure of our computer or communication systems could have a material adverse effect on our operating results and financial condition.

Our executive officers and directors and their affiliates own a large percentage of our common stock and have the ability to make decisions that could adversely affect our stock price.

    Our directors and executive officers and officers of our subsidiaries currently beneficially own approximately 1,600,000 shares of common stock representing approximately 9.4% of the outstanding shares of common stock. Consequently, management is in a position to exert significant influence over material matters relating to our business, including decisions regarding:

  •
  the election of our board of directors;

  •
  the acquisition or disposition of assets (in the ordinary course of our business or otherwise);

  •
  future issuances of common stock or other securities; and

  •
  the declaration and payment of dividends on the common stock.

    Management also may be able to delay, make more difficult or prevent us from engaging in a business combination.

Our Articles of Incorporation and Bylaws, as well as Maryland law, contain provisions that could discourage a takeover even if beneficial to stockholders.

    Our articles of incorporation and bylaws contain certain provisions which, among other things:

  •
  permit the establishment of a "staggered" board of directors;

  •
  limit the personal liability of and provide indemnification for our directors;

  •
  require that stockholders comply with certain requirements to nominate a director or submit a proposal before a meeting of stockholders;

  •
  limit the ability of stockholders to act by written consent; and

  •
  require a supermajority vote of stockholders if a "related person" (as defined) attempts to engage in a business combination with us.

    The Maryland General Corporation Law, which applies to us, has certain other provisions that also may be deemed to have antitakeover effects, including statutes that deal with control share acquisitions.

FORWARD LOOKING INFORMATION

    This prospectus and the documents incorporated by reference therein contain forward-looking statements. These statements relate to future events or our future financial performance. These statements include but are not limited to statements regarding our beliefs as to the markets for our products and services and our projections relating to our financial performance in future periods. In some cases, you can identify our forward-looking statements by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors" beginning on page 9 of this prospectus, that may cause our achievements to differ from those expressed or implied by such forward-looking statements. The safe harbor protection for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with this offer. Before deciding to tender your Zengine shares in exchange for MCSi common stock you should carefully consider the risks described in the "Risk Factors" section of this prospectus, in addition to the other information set forth in this prospectus and in the documents incorporated by reference.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results except as required by law. Factors that might affect such forward looking statements include, among other things:

  •
  the ability to fully integrate Zengine into MCSi's operations,

  •
  overall economic and business conditions,

  •
  the demand for MCSi's and Zengine's goods and services,

  •
  competitive factors in the industries in which MCSi and Zengine compete,

  •
  changes in government regulation,

  •
  changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations,

  •
  developments in and results of litigation, including the stockholder actions commenced after announcement of MCSi's proposal to acquire the publicly held shares of Zengine,

  •
  economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders,

  •
  the timing, impact and other uncertainties of pending and future acquisitions by MCSi, and

  •
  the ability to achieve anticipated synergies and other cost savings in connection with such future acquisitions.

    These factors and the risk factors described in the previous section are not necessarily all of the important factors that could cause actual results, performance or achievements to differ materially from those expressed in any of our forward looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. The forward looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results or events will be achieved or will occur.

SELECTED FINANCIAL DATA OF MCSi AND ZENGINE

    The following information is being provided to assist you in analyzing the financial aspects of the offer and the merger. The information for MCSi for the six months ended June 30, 2001 and 2000 was derived from the unaudited Consolidated Financial Statements included in MCSi's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001. The data presented for MCSi for the six months ended June 30, 2001 and 2000 are unaudited but, in the opinion of MCSi's management, include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of such data. MCSi's results for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2001. The information for MCSi for each of the five years in the period ended December 31, 2000 was derived from the audited Consolidated Financial Statements of MCSi.

    The information for Zengine for the nine months ended June 30, 2001 and 2000 was derived from the unaudited Consolidated Financial Statements included in Zengine's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001. The data presented for Zengine for the nine months ended June 30, 2001 and 2000 are unaudited but, in the opinion of Zengine's management, include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of such data. Zengine's results for the nine months ended June 30, 2001 are not necessarily indicative of the results to be expected for the fiscal year ending September 30, 2001. The information for Zengine for the year ended September 30, 2000 and the period from inception (January 1, 1999) to September 30, 1999 was derived from the audited Financial Statements included elsewhere herein.

    The information should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports filed by MCSi and Zengine with the SEC. See "Where You Can Find More Information" on page 88.

SELECTED HISTORICAL FINANCIAL DATA OF MCSi

	Year Ended December 31,					Six Months Ended June 30,
	1996	1997	1998	1999	2000	2000	2001
	(Dollars in thousands, except per share data)
Statement of Operations Data(1):
Net sales	$63,428	$107,487	$313,762	$686,749	$895,678	$439,577	$466,699
Cost of sales	52,061	88,190	246,670	546,618	688,268	343,636	343,598

Gross profit	11,367	19,297	67,092	140,131	207,410	95,941	123,101
Selling, general and administrative expenses	9,171	15,441	53,389	111,537	165,813	76,788	99,592

Operating income	2,196	3,856	13,703	28,594	41,597	19,153	23,509
Interest expense	(312)	(180)	(2,611)	(9,773)	(15,381)	(7,180)	(9,815)
Other (expense) income	(11)	43	227	710	(64)	606	(377)

Income before income taxes	1,873	3,719	11,319	19,531	26,152	12,579	13,317
Provision for income taxes	756	1,507	4,994	8,393	10,927	5,359	5,567

Net income	$1,117	$2,212	$6,325	$11,138	$15,225	$7,220	$7,750

Earnings per share of common stock—basic	$0.29	$0.39	$0.66	$0.95	$1.21	$0.57	$0.62

Earnings per share of common stock—diluted	$0.29	$0.39	$0.65	$0.93	$1.19	$0.57	$0.62

Weighted average number of common shares outstanding—basic	3,798,599	5,671,833	9,536,957	11,548,589	12,302,220	12,224,110	12,462,129

Weighted average number of common shares outstanding—diluted	3,814,139	5,722,440	9,677,285	11,732,355	12,592,997	12,492,034	12,565,957

	At December 31,					At June 30,
	1996	1997	1998	1999	2000	2001
	(Dollars in Thousands)
Balance Sheet Data (1):
Working capital	$10,211	$8,188	$81,334	$110,209	$109,526	$106,388
Total assets	17,775	49,921	247,029	354,278	474,483	470,317
Long-term debt	65	112	107,906	149,461	166,326	166,461
Redeemable minority interest in subsidiary	—	—	—	3,977	—	—
Stockholders' equity	12,073	25,031	97,194	122,179	160,808	164,802

(1)
Since its initial public offering in 1996, MCSi has been involved in an active acquisition program. See Note 3 to MCSi's Consolidated Financial Statements for the year ended December 31, 2000.

SELECTED HISTORICAL FINANCIAL DATA OF ZENGINE

			Nine Months Ended June 30,
	Period from inception (January 1, 1999) to September 30, 1999	Year ended September 30, 2000
			2000	2001
Results of Operations Data(1)(2):
Revenue
Third party	$4,089	$4,731,966	$2,649,165	$10,391,702
Related party	—	3,618,985	2,455,121	3,405,573

	4,089	8,350,951	5,104,286	13,797,275

Cost of revenue
Third party	23,511	1,115,889	524,603	4,792,334
Related party	—	154,456	79,253	231,138

	23,511	1,270,345	603,856	4,960,472

Gross (loss) profit	(19,422)	7,080,606	4,500,430	8,836,803

Selling, general and administrative expenses
Third party	311,598	5,257,828	3,330,699	8,326,972
Related party	513,120	1,750,476	1,229,251	2,277,238
Non-cash stock-based compensation	89,483	304,627	140,696	289,830
Non-cash sales arrangement relating to equity issuances	—	404,995	—	222,748

	914,201	7,717,926	4,700,646	11,116,788

Loss from operations	(933,623)	(637,320)	(200,216)	(2,279,985)
Interest income	—	156,157	123,755	2,200,977

Loss before income taxes	(933,623)	(481,163)	(76,461)	(79,008)
Provision for income taxes	—	—	—	—

Net loss	(933,623)	(481,163)	(76,461)	(79,008)

Loss per share of common stock—basic and diluted	$(.08)	$(.04)	$(0.01)	$(0.00)

Weighted average number of common shares outstanding—basic and diluted	11,377,184	11,403,965	11,177,633	16,258,401

	At September 30, 1999	At September 30, 2000	At June 30, 2001
Balance Sheet Data(2)(3):
Working capital (deficit)	$(92,167)	$54,290,180	$39,460,270
Total assets	355,320	57,521,356	42,873,453
Long-term debt	—	—	—
Total debt	—	—	—
Stockholders' equity	262,747	55,208,151	42,091,567

(1)
Zengine was in the development stage and operated under a different business model from January 1, 1999 through September 30, 1999 and commenced operations under the Zengine business model effective October 1, 1999. Therefore comparisons between periods are not necessarily meaningful. See Note 1 to Zengine's audited financial statements, which are included elsewhere herein.

(2)
Zengine is involved in significant related party transactions with MCSi. See Note 4 to Zengine's audited financial statements, which are included elsewhere herein.

(3)
Zengine completed an initial public offering in September 2000 in which it sold 4,290,000 shares of its common stock for net proceeds of approximately $51 million. See Note 3 to Zengine's audited financial statements, which are included elsewhere herein.

COMPARATIVE PER SHARE PRICES

MCSi

    MCSi common stock is quoted on the Nasdaq National Market under the symbol "MCSI." The following table sets forth the high and low closing sales prices per share of MCSi common stock, as reported on the Nasdaq National Market for the quarterly periods presented below.

	MCSi Common Stock
	High	Low
1999:
First Quarter	$28.063	$19.000
Second Quarter	21.000	17.250
Third Quarter	21.500	15.750
Fourth Quarter	42.500	15.750
2000:
First Quarter	$36.375	$27.750
Second Quarter	32.250	20.000
Third Quarter	34.938	18.984
Fourth Quarter	32.375	21.375
2001:
First Quarter	$22.625	$14.250
Second Quarter	18.550	13.710
Third Quarter	16.750	11.000
Fourth Quarter (through November 5, 2001)	23.990	15.950

    See "Comparative Market Value" on page 8 for recent MCSi common stock price information. Stockholders are urged to obtain current market quotations. See also the risk factor entitled "The number of MCSi shares that you receive in the offer will be based upon a fixed exchange ratio. The value of the MCSi shares at the time you receive them could be less than at the time you tender your Zengine shares" on page 9.

    MCSi has not declared any cash dividends on its common stock since its initial public offering. In addition, MCSi's credit facility currently restricts the payment of cash dividends.

Zengine

    Zengine common stock is quoted on the Nasdaq National Market under the symbol "ZNGN." The prices per share reflected in the table below represent the range of low and high closing sales prices of Zengine common stock as reported on the Nasdaq National Market for the quarters presented below. Zengine started trading on the Nasdaq Stock Market on September 21, 2000.

	Zengine Common Stock
	High	Low
2000:
Third Quarter	$16.380	$13.000
Fourth Quarter	14.063	6.875
2001:
First Quarter	$10.875	$3.875
Second Quarter	3.563	2.750
Third Quarter	3.960	2.440
Fourth Quarter (through November 5, 2001)	5.900	3.530

    See "Comparative Market Value" on page 8 for recent Zengine common stock price information. Stockholders are urged to obtain current market quotations. See also the risk factor entitled "The number of MCSi shares that you receive in the offer will be based upon a fixed exchange ratio. The value of the MCSi shares at the time you receive them could be less than at the time you tender your Zengine shares" on page 9.

    Zengine has not declared any cash dividends on its common stock and has no present intention to do so.

BACKGROUND OF THE OFFER

    The following discussion presents background information concerning the offer and the merger. Certain information regarding the actions of Zengine's management, the special committee of the Zengine board of directors and the Zengine board of directors, and the advisors to Zengine and its board and the special committee has been obtained from Zengine.

    Zengine was formed as a division of MCSi in January 1999 to sell computer and audio-visual products, primarily to the small office/home office market. Zengine was subsequently incorporated as a separate, wholly-owned subsidiary of MCSi in March 1999. Also in March 1999, Zengine hired three key executive officers to revise its business concept beyond the sale of computer and audio-visual products to the Zengine business model of providing a full range of e-commerce services to the business-to-business and business-to-consumer markets. At such time, Zengine also began to work with dedicated websites of MCSi to enhance, modify and maintain these websites.

    In October, 1999, MCSi sold a 14.8% interest in Zengine to two private investors (including an investment vehicle affiliated with William Blair & Company). During that same period, Zengine entered into an e-commerce services agreement with MCSi to provide design, enhancement and support services to the MCSi dedicated websites. At that time, Zengine also entered into: a distribution services agreement (where MCSi distributes products sold by Zengine for Zengine and its clients), an administrative services agreement (where MCSi provides Zengine with accounting, treasury, tax, insurance and other services) and a real estate sublease and personal property lease (where MCSi leases office space and office equipment to Zengine). Certain MCSi personnel are also employees of Zengine, including Zengine's chief financial officer.

    In the spring of 2000, the Nasdaq National Market was surging and high technology companies with limited operating histories were being taken public at high price to revenue multiples. During that period, the board of directors of MCSi determined to sell a portion of Zengine to the public because in the existing market conditions, capital to support Zengine's operations could be raised more efficiently through a separately traded Zengine security than through MCSi. In September, 2000, Zengine completed its initial public offering, selling 4,290,000 shares of its common stock to the public at $13.00 per share. On that date, MCSi owned slightly less than 50% of the outstanding shares of Zengine's common stock. Since that time, the pricing and valuation for high technology stocks, and particularly e-commerce related stocks, has diminished drastically and investor demand for such stocks has decreased, resulting in a decrease in the market price for the Zengine common stock. Three of Zengine's primary comparable companies, Art Technology, Broadvision and Blue Martini, have lost over 97% of their market value since the Zengine initial public offering. Over that same period, Zengine has lost approximately 70% of its market value. Art Technology, Broadvision and Blue Martini compete directly with Zengine in the marketplace for e-commerce services and software. In addition, since it has become a public company, Zengine's results of operations have periodically had a negative impact on MCSi's net income. MCSi believes that Zengine's business prospects have diminished since Zengine became a public company. As evidenced by the lack of contract award releases, since March 31, 2001, Zengine has had difficulty in attracting new customers for its services. At the time of its IPO in September of 2000, Zengine had 16 e-commerce clients and expected that number to grow rapidly. However, by June 30, 2001, Zengine had only 13 e-commerce clients. Due to rapid changes in its marketplace, MCSi expects this trend of customer losses to worsen. Since Zengine's e-commerce customers have typically signed contracts for between one and three years, the declining customer base will have a negative impact on Zengine's revenue and earnings, and MCSi's earnings, for the next several years if Zengine continues to be operated as currently structured. MCSi expects that companies that may require the types of services Zengine provides to continue to postpone purchase decisions, which could lead to an additional negative impact on MCSi's earnings. As an independent public company, Zengine is not in a position to reduce costs as dramatically as it could as part of MCSi. MCSi's percentage ownership has increased since the Zengine public offering as a result of Zengine's purchase of its shares in the market. By the summer of 2001, management of MCSi believed that MCSi's ownership of Zengine in this manner did not benefit the stockholders of MCSi.

    MCSi has, from time to time, considered increasing the size of its interest in Zengine. MCSi has also considered whether it should merge with Zengine or otherwise acquire all of the shares of Zengine held by the public in a manner that would allow the public shareholders of Zengine, many of whom also own stock of MCSi, an equal opportunity to dispose of their shares. Members of MCSi's board have, on occasion, mentioned this possibility to members of the Zengine board and Zengine management. With the recent declines of the Nasdaq National Market and the accompanying pressure on the stock price of Zengine, management of MCSi felt that the public shareholders of Zengine might react favorably to an acquisition proposal by MCSi in which MCSi would acquire their shares at a premium to the prior average 30 trading days market price. On August 31, 2001, the board of directors of MCSi met and, based upon discussions with MCSi management, determined that it would be in MCSi's best interests to explore the acquisition of the shares of Zengine that MCSi did not already own. At that meeting, the MCSi board authorized Michael E. Peppel, the chairman of the board, president and chief executive officer of MCSi and the chairman of the board of Zengine, to discuss this idea with the board of directors of Zengine in order to discover whether the Zengine board might be amenable to such a transaction. The MCSi board also authorized MCSi management to explore the manner in which such an acquisition might be accomplished and authorized management to engage financial advisors to advise the board on such a potential transaction.

    On September 5, 2001, Mr. Peppel, at a regular meeting of the board of directors of Zengine, told the Zengine board that the MCSi board was exploring the benefits of the acquisition of the outstanding shares of Zengine. The Zengine board took no official action at that meeting, but, with Mr. Peppel recusing himself, discussed the concept and later indicated to Mr. Peppel that it would be receptive to such a proposal should one be forthcoming from MCSi.

    At a meeting of the board of directors of MCSi on September 9, 2001, the board authorized the engagement of William Blair & Company to advise the board with respect to the possible acquisition of the Zengine shares of common stock not owned by MCSi. At a meeting of the MCSi board on September 10, 2001, the board received the advice of William Blair with respect to the manner and the price at which such an acquisition could be accomplished. After consideration, the board authorized management to discuss with the Zengine board a possible tender offer by MCSi for all of the outstanding shares of Zengine common stock not owned by MCSi. The proposal also provided that upon obtaining at least 90% of the outstanding shares, MCSi would then engage in a "short-form" merger under Delaware corporate law to merge Zengine with and into MCSi without the need for a vote of the stockholders of Zengine. The board also authorized the engagement of Houlihan Smith & Company to provide a fairness opinion to the board of directors in the event that a transaction with Zengine was negotiated. On September 11, 2001, MCSi delivered to the independent members of Zengine's board a letter proposing such a transaction. A copy of that letter was filed as an exhibit to MCSi's amendment to its Schedule 13D. The letter set forth the proposed terms of the transaction, including an exchange ratio of 0.2946 MCSi common shares for each Zengine share. The proposal was highly conditioned, particularly on the negotiation and execution of a definitive merger agreement between the parties and the approval of the proposal by a special independent committee of the Zengine board. The letter stated that the merger agreement would not prohibit the Zengine special committee from finding a better offer and would not require that Zengine pay MCSi a "break-up fee" if Zengine were to enter into a better agreement with a third party offeror.

    Shortly thereafter, the independent members of the board of directors of Zengine (which did not include Mr. Peppel, the chairman of the Zengine board, who did not participate in any of the board's discussions on this matter) determined to engage McDonald Investments, Inc., a unit of KeyCorp, as Zengine's independent financial advisor and the law firm of Squire, Sanders & Dempsey as independent counsel to Zengine's special committee.

    On September 11, 2001, terrorists hijacked four passenger planes, flew two into the twin towers of the World Trade Center in New York City, one into the Pentagon in Northern Virginia and caused one to crash in a field near Pittsburgh, Pennsylvania. The stock markets closed on that date and did not reopen until September 17, 2001. During this period, MCSi held all plans for the proposed acquisition in abeyance.

    MCSi then determined to proceed with the proposal and, on September 18, 2001, sent a letter to the Zengine special board committee which clarified MCSi's prior proposal by stating that the proposal meant to set a price of $3.75 for each Zengine share and that the exchange ratio would be set at the time of agreement, subject to the terms and conditions of a negotiated merger agreement.

    MCSi then directed that its counsel deliver to Zengine's counsel a draft of an Agreement and Plan of Reorganization which set forth, in detail, the terms of the MCSi proposal, including the conditions to MCSi's proposed tender offer. The draft merger agreement was reviewed by Zengine's special board committee and by Zengine's counsel. Negotiations on the merger agreement ensued.

    On October 3, 2001, the Zengine special board committee met to review the merger agreement and received a presentation from its independent legal counsel discussing the various legal aspects of the transaction. Thereafter, McDonald Investments, Inc. provided the special board committee with a detailed analysis of the proposal and concluded that the transaction is fair to the stockholders of Zengine from a financial point of view. At that time, the independent directors of Zengine voted to approve the merger agreement. Upon receiving word of the Zengine board's approval, MCSi's board of directors met on October 4, 2001 to consider the merger agreement. At that meeting, William Blair provided a detailed analysis of the proposal (see "MCSi's Financial Advisor") and concluded that the transaction is fair to MCSi from a financial point of view. After William Blair & Company's presentation, Houlihan Smith made a presentation to the MCSi board that provided a detailed review of the transaction. The conclusion of Houlihan Smith was that the proposed transactions contemplated by the merger agreement are fair to MCSi from a financial point of view. The directors of MSCi asked questions of their financial advisors and discussed the merits, disadvantages and risks of the proposal. A vote was taken and the board unanimously approved the merger agreement. The merger agreement was signed by both parties on the evening of October 4, 2001.

    MCSi published a press release on October 5, 2001, before the opening of the markets, to disclose the signing of the merger agreement. The press release announced MCSi's intent to make a tender offer for all of the outstanding shares of Zengine common stock not already owned by MCSi and, upon receipt and acceptance of the shares, to engage in a merger transaction. At that time, MCSi also filed a Form 8-K and an amendment to its Schedule 13D reporting the terms of the merger agreement. On October 17, 2001, MCSi made certain filings with the SEC, including a registration statement containing its preliminary prospectus and its Schedule TO. On that date, MCSi also placed an advertisement in The Wall Street Journal and issued a press release announcing the commencement of the tender offer.

    The Zengine board of directors has filed a recommendation on Schedule 14D-9 with the SEC with respect to the offer and merger. In its filing, Zengine stated that at a meeting held on October 3, 2001, its board of directors, based on the unanimous recommendation of the special committee of the board, (i) determined that each of the merger agreement, the offer and the merger is in the best interests of the stockholders of Zengine, (ii) resolved to approve the offer, the merger and the merger agreement and the transactions contemplated thereby, and (iii) recommended acceptance of the offer and, if applicable, adoption of the merger agreement by the stockholders of Zengine, subject to the terms and conditions set forth therein. Accordingly, Zengine's board of directors recommended that Zengine stockholders accept the offer and tender their shares pursuant to the offer.

REASONS FOR THE OFFER

    The board of directors of MCSi determined that the acquisition of the Zengine shares that MCSi does not own was in keeping with its corporate strategy of complementing its internal growth with acquisitions that are likely to benefit from the synergies obtained when the acquired company's operations are combined with MCSi's existing operations.

    In reaching its decision to make the tender offer, MCSi's board of directors considered the following material factors, among others (which list is not in any particular order nor is the order weighted in order of importance):

  •
  The capital markets for e-commerce stocks have changed dramatically since Zengine's initial public offering. This change, together with the performance of the Zengine business and stock price, has made the ownership of a public entity in the e-commerce business less attractive.

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  The prospect that companies that may require business-to-business or business-to-consumer e-commerce services will continue to postpone purchase decisions for the kind of software and services sold by Zengine and that, as a 58.5% owner of Zengine, MCSi stands to be most affected by a reduction in the revenues and net income of Zengine in the future.

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  The belief of MCSi's management that there are opportunities for reduction of Zengine's corporate costs, possible elimination of facilities of the combined companies and potential cost reductions for redundant personnel.

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  MCSi's history of long-term growth through acquisitions, including its substantial experience integrating acquired businesses with its existing operations and thereby achieving synergies and cost savings.

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  That the business of Zengine could be integrated with the business of MCSi, which would reduce redundant costs at Zengine and enhance the prospects for both companies.

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  The price relating to the exchange offer ratio for the Zengine shares represents a reasonable premium to the average trading price of the Zengine common stock for the past 30 days and that stockholders of Zengine would find such an offer acceptable.

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  That in addition to the operating synergies, at June 30, 2001, Zengine had a working capital balance in excess of $39 million, which can be better deployed in addressing the opportunities MCSi has in audio visual integration and video conferencing services, and lessen MCSI's dependence on its credit facility.

  •
  That the proposed exchange ratio would result in the issuance of approximately 1.4 million shares of MCSi stock, at a value of approximately $24 million at the time of announcement. The issuance of the MCSi shares thus has the effect of a secondary offering at approximately $25 per share, nearly 50% higher than the current market price on October 4, 2001 and 117% higher than the price of $11.50 per share paid by investors in a secondary offering of MCSi common stock which closed in August 2001.

    The Board of Directors of MCSi did not establish a fair market value of the Zengine stock, but did receive advice from its financial advisors that the proposed exchange offer ratio was reasonable under the circumstances. The MCSi board of directors also was advised by its financial advisors that the proposed exchange offer ratio was fair to MCSi from a financial point of view.

OTHER FACTORS TO CONSIDER BEFORE TENDERING YOUR SHARES

    In determining whether or not to tender your Zengine shares in the offer, you should consider the following factors, in addition to the risk factors and other factors identified in this prospectus. See "Risk Factors," beginning on page 9:

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  Management of MCSi believes that combining the business and operations of MCSi and Zengine should result in operational efficiencies and cost savings that MCSi believes could not be achieved by Zengine on a standalone basis. MCSi believes that these efficiencies and savings could be realized through significantly downsized operations, in office facilities, technology, personnel, administrative and other corporate functional costs.

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  MCSi has broader access to the capital markets (having just completed a secondary offering of 4.6 million shares of its common stock, for example) and greater borrowing capacity than Zengine (Zengine has no line of credit or borrowing relationship).

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  Due to MCSi's revenue size, its broader product and service offerings and its national sales force, MCSi should experience less volatility in revenues and earnings than Zengine.

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  Stockholders of Zengine will have an ownership interest in MCSi, which is a much larger and more diversified company than Zengine.

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  MCSi is a nationally recognized company and has received coverage from leading investment banking analysts.

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  The market for the Zengine common stock is relatively illiquid compared to the market for the MCSi stock, with the average daily trading volume for MCSi stock being over 35 times as great as the average daily volume for Zengine over a three month period.

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  Because MCSi owns 58.5% of the outstanding shares of Zengine, a sale of Zengine to a third party in general, and a hostile acquisition in particular, in which stockholders of Zengine would realize an acquisition premium is unlikely and could not occur without the consent of MCSi.

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  Zengine has seen the potential market for its services diminish over the last 12 months and has not publicly predicted when that market will return.

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  Zengine's ability to cut costs will not, by itself, result in profitability without an increasing revenue stream. While Zengine has the financial resources to remain an independent company for the foreseeable future, MCSi cannot predict when revenues and earnings will begin to increase.

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  As a stockholder of MCSi, your interest in the performance of and prospects for Zengine will be indirect and in proportion to your relative holdings of MCSi stock. Accordingly, you may not realize the same financial benefit of future appreciation in the enterprise value of Zengine, if any that you would if you remained a Zengine stockholder, and Zengine remained an independent entity;

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  Even though MCSi owns approximately 58.5% of the outstanding shares of the Zengine stock, the merger agreement does not restrict the ability of Zengine to consider a third party offer to acquire the company should one materialize. However, it is highly unlikely that any third party would bid for Zengine in these circumstances.

THE OFFER

    We are offering to exchange 0.2259 shares of MCSi common stock for each outstanding share of Zengine common stock which is validly tendered and not properly withdrawn on or prior to the expiration date of the offer, subject to the terms and conditions described in this prospectus and the related letter of transmittal.

    The term "expiration date" means 5:00 p.m., New York City time, on Friday, November 16, 2001, unless we extend the period of time for which the offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires. We may also provide for a subsequent offer period of up to 20 business days which would begin on the day immediately after the expiration date.

    You will not receive any fractional shares of MCSi common stock in the offer or the merger. In lieu of any fractional share, you will receive cash equal to the product of such fractional share, after combining all fractional shares to which you would otherwise be entitled, and $16.60.

    If you are the record owner of your shares and you tender your shares directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

    Our obligation to exchange MCSi shares for Zengine shares in the offer is subject to several conditions referred to below under "Conditions of the Offer."

Timing of the Offer

    Our offer is scheduled to expire at 5:00 p.m., New York City time, on Friday, November 16 , 2001. For more information, see the discussion under "Extension, Termination and Amendment" below.

Extension, Termination and Amendment

    We expressly reserve the right, in our sole discretion, at any time or from time to time to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or, where permissible, waived. During any such extension, all Zengine shares previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your Zengine shares prior to the expiration date.

    Pursuant to Rule 14d-11 under the Exchange Act, we have the right, but are not required, to provide for a subsequent offering period of up to 20 business days following the expiration of the offer on the expiration date, subject to certain conditions set forth in such rule. A subsequent offering period is an additional period of time from three business days up to 20 business days, following the expiration of the offer and the purchase of Zengine shares in the offer, during which shareholders of Zengine may tender, but not withdraw, shares of Zengine common stock not tendered in the offer. If we decide to provide for a subsequent offering period, and such subsequent offering period is for a period of time which is less than 20 business days, we may extend (and re-extend) such subsequent offering period up to an aggregate of 20 business days. A subsequent offering period, if one is provided, is not an extension of the offer.

    We do not currently intend to provide for a subsequent offering period following the expiration date, although we reserve the right to do so in our sole discretion by giving oral or written notice of such subsequent offering period to the exchange agent. Any decision to provide a subsequent offering period will be announced at least five business days prior to the expiration date and will not extend the expiration date. We will announce the approximate number and percentage of Zengine shares deposited as of the expiration date no later than 9:00 a.m., New York City time, on the next business day following the expiration date, and such securities will be immediately accepted and, subject to the effectiveness of the registration statement, promptly paid for. All conditions to the offer must be satisfied or waived prior to the commencement of any subsequent offering period. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Zengine shares tendered during a subsequent offering period or shares tendered in the offer and accepted for payment. During a subsequent offering period, we will promptly purchase and pay for Zengine shares tendered for the same consideration paid in the offer, subject to the effectiveness of the registration statement.

    Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time, to delay our acceptance for exchange or our exchange of any Zengine shares pursuant to our offer, regardless of whether we previously accepted Zengine shares for exchange, or to terminate our offer and not accept for exchange or exchange any Zengine shares not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied or, where permissible, waived, or otherwise to amend the offer in any respect (except as described below), by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, delay, termination or amendment, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to a news wire service with national circulation.

    We expressly reserve the right, at any time and from time to time, to modify the terms and conditions of the offer, subject to the consent of Zengine except that the registration statement effectiveness condition may not be modified or waived.

    If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the consideration offered to you, that change will apply to all holders whose Zengine shares are accepted for exchange pursuant to the offer. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, we will extend the offer until the expiration of that ten business-day period. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Exchange of Zengine Shares; Delivery of MCSi Common Stock

    Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of the extension or amendment), we will accept for exchange Zengine shares validly tendered and not properly withdrawn and will exchange MCSi common stock for the shares of Zengine common stock promptly after expiration of the offer in accordance with Rule 14e-1(c) of the Exchange Act. In all cases, exchange of Zengine shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of certificates for those Zengine shares (or a timely confirmation of a book-entry transfer of those Zengine shares in the exchange agent's account at The Depository Trust Company), a properly completed and duly executed letter of transmittal (or a manually signed facsimile of that document), and any other required documents, or you must comply with the guaranteed delivery procedures set forth in "Guaranteed Delivery" beginning on page 28.

    For purposes of the offer, we will be deemed to have accepted for exchange Zengine shares validly tendered and not properly withdrawn when, as and if we notify the exchange agent of our acceptance of the tenders of those Zengine shares pursuant to the offer. The exchange agent will deliver shares of MCSi common stock in exchange for Zengine shares pursuant to the offer and cash instead of a fraction of a share of MCSi common stock (as specified in this document) as soon as practicable after receipt of our notice. The exchange agent will act as agent for tendering stockholders for the purpose of receiving MCSi common stock and cash to be paid instead of a fraction of a share of MCSi common stock and transmitting such stock and cash to you. You will not receive any interest on any stock cash that we pay you, even if there is a delay in making the exchange.

    If we do not accept any tendered Zengine shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more Zengine shares than are tendered, we will return certificates for such unexchanged Zengine shares without expense to the tendering stockholder. In the case of Zengine shares tendered by book-entry transfer of such Zengine shares into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled "Procedure for Tendering Shares," those Zengine shares will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the offer.

    If we increase the consideration offered to Zengine stockholders in the offer prior to the expiration date, such increased consideration will be given to all stockholders whose Zengine shares are tendered pursuant to the offer, whether or not such Zengine shares were tendered or accepted for exchange prior to such increase in consideration.

Cash Instead of Fractional Shares of MCSi Common Stock

    We will not issue certificates representing a fraction of a share of MCSi common stock pursuant to the offer or the merger. Instead, each tendering stockholder who would otherwise be entitled to a fraction of a share of MCSi common stock, after combining all fractional shares to which such stockholder would otherwise be entitled, will receive cash in an amount equal to the product obtained by multiplying the fraction of a share of MCSi common stock to which the holder would otherwise be entitled by $16.60.

Procedure for Tendering Shares

    For you to validly tender Zengine shares pursuant to our offer, (a) a properly completed and duly executed letter of transmittal (or manually executed facsimile of that document), along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered Zengine shares must be received by the exchange agent at such address or those Zengine shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a book-entry confirmation of receipt of such tender received), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below.

    The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Zengine shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

    The exchange agent will establish an account with respect to the Zengine shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Zengine shares by causing DTC to transfer such Zengine shares into the exchange agent's account in accordance with DTC's procedure for the transfer. However, although delivery of Zengine shares may be effected through book-entry at DTC, the letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus prior to the expiration date of the offer, or the guaranteed delivery procedures described below must be followed.

    Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Zengine shares are tendered either by a registered holder of Zengine shares who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or for the account of an eligible institution. By "eligible institution," we mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agent's Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other "eligible guarantor institution," as that term is defined in Rule 17Ad-15 under the Exchange Act.

    If the certificates for Zengine shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged Zengine shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

    The method of delivery of Zengine share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

    To prevent backup Federal income tax withholding with respect to cash in lieu of a fraction of a share of MCSi common stock received pursuant to the offer, you must provide the exchange agent with your correct taxpayer identification (or social security) number and certify that you are not subject to backup withholding of Federal income tax by completing the substitute Form W-9 included in the letter of transmittal. Some stockholders (including, among others, all corporations and some foreign individuals) are not subject to backup withholding. In order for a foreign individual to qualify as an exempt recipient, the stockholder must submit a Form W-8BEN, signed under penalties of perjury, attesting to that individual's exempt status. Additional information regarding backup withholding is provided in the letter of transmittal.

Withdrawal Rights

    Zengine shares tendered pursuant to the offer may be withdrawn at any time prior to the applicable expiration date and, unless we have previously accepted them pursuant to the offer, may also be withdrawn at any time after December 15, 2001.

    For your withdrawal to be effective, the exchange agent must receive from you a written, telex or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of Zengine shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Zengine shares. If Zengine shares have been tendered pursuant to the procedures for book-entry tender discussed under "Procedure for Tendering Shares," any notice of withdrawal must be made through your broker/dealer and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Zengine shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding.

    An eligible institution must guarantee all signatures on the notice of withdrawal unless the Zengine shares have been tendered for the account of an eligible institution.

    Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any Zengine shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, you may retender withdrawn Zengine shares by following one of the procedures discussed under "Procedure for Tendering Shares" or "Guaranteed Delivery" at any time prior to the expiration date.

Guaranteed Delivery

    If you wish to tender Zengine shares pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your Zengine shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

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  you make your tender by or through an eligible institution;

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  a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent as provided below on or prior to the expiration date; and

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  the certificates for all tendered Zengine shares (or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal are received by the exchange agent within three Nasdaq National Market trading days after the date of execution of such notice of guaranteed delivery.

    You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a guarantee by an eligible institution in the form set forth in that notice.

    In all cases, we will exchange Zengine shares tendered and accepted for exchange pursuant to our offer only after timely receipt by the exchange agent of certificates for Zengine shares (or timely confirmation of a book-entry transfer of those Zengine shares into the exchange agent's account at DTC as described above), a properly completed and duly executed letter(s) of transmittal (or a manually signed facsimile(s) thereof), or an agent's message in connection with a book-entry transfer, and any other required documents.

Effect of Tender

    By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Zengine shares tendered and accepted for exchange by us and with respect to any and all other Zengine shares and other securities issued or issuable in respect of the Zengine shares on or after October 17, 2001. That appointment is effective, and voting rights will be affected, when and only to the extent that we deposit shares of MCSi common stock for Zengine shares that you have tendered with the exchange agent. All such proxies shall be considered coupled with an interest in the tendered Zengine shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Our designees will, with respect to the Zengine shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Zengine's stockholders or otherwise. We reserve the right to require that, in order for Zengine shares to be deemed validly tendered, immediately upon our exchange of those Zengine shares, we must be able to exercise full voting rights with respect to such Zengine shares.

    We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Zengine shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Zengine shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. No tender of Zengine shares will be deemed to have been validly made until all defects and irregularities in tenders of Zengine shares have been cured or waived. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Zengine shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer (including the letter of transmittal and instructions thereto) will be final and binding.

    The tender of Zengine shares pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

Material U.S. Federal Income Tax Consequences

    The following discussion is a summary of the material U.S. Federal income tax consequences of the exchange of Zengine common stock for MCSi common stock in the offer and, if consummated, the merger. The discussion which follows is based on the U.S. Internal Revenue Code of 1986, as amended, treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed in this document. The discussion below is also based on representations made by MCSi and Zengine. If any of these representations is inaccurate, the tax consequences of the offer and merger could differ from those described in this document.

    The discussion below, except where specifically noted, does not address the effects of any state, local or non-U.S. tax laws. In addition, the discussion below relates to persons who hold Zengine common stock and will hold MCSi common stock as capital assets. The tax treatment of a Zengine stockholder may vary depending upon such stockholder's particular situation, and certain stockholders may be subject to special rules not discussed below, including for example, partners of partnerships that hold Zengine common stock or will hold MCSi common stock, insurance companies, tax-exempt organizations, financial institutions, broker-dealers and individuals who received Zengine common stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not address the tax consequences to any Zengine stockholder who is a not a U.S. Holder or who exercises appraisal rights.

    As used in this section, a "U.S. Holder" means a beneficial owner of Zengine common stock who exchanges Zengine common stock for MCSi common stock and who is, for U.S. Federal income tax purposes:

  •
  a citizen or resident of the U.S.;

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  a corporation, partnership or other entity, other than a trust, created or organized in or under the laws of the U.S. or any political subdivision thereof;

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  an estate whose income is subject to U.S. Federal income tax regardless of its source; or

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  a trust:

•	if, in general, a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or
•	that has a valid election in effect under applicable U.S. treasury regulations to be treated as a U.S. person.

    In the opinion of Elias, Matz, Tiernan & Herrick L.L.P., based upon representations made by MCSi and Zengine and on certain assumptions set forth in such opinion and as further qualified therein, (i) the exchange of Zengine common stock for MCSi common stock in the offer and, if consummated, the merger will constitute a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code, and (ii) MCSi and Zengine will each be a party to the reorganization. As a result:

  •
  Zengine stockholders will not recognize any income, gain or loss on the exchange of Zengine common stock for MCSi common stock in the offer and/or merger (except for cash received in lieu of fractional shares);

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  the tax basis to a Zengine stockholder of the MCSi common stock received in exchange for Zengine common stock pursuant to the offer and/or merger, including any fractional share interest in MCSi common stock for which cash is received, will equal such Zengine stockholder's tax basis in the Zengine common stock surrendered in exchange therefor;

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  the holding period for the MCSi common stock received by a Zengine stockholder pursuant to the offer and/or merger will include the holding period of the Zengine common stock surrendered in exchange therefor;

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  a Zengine stockholder who receives cash in lieu of a fractional share of MCSi common stock pursuant to the offer and/or merger will be treated as having received such cash in redemption of such fractional share interest and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the Zengine stock allocable to such fractional share; and

  •
  no income, gain or loss will be recognized by MCSi or Zengine as a result of the transfer to Zengine stockholders of the MCSi common stock pursuant to the offer and merger.

Purpose of the Offer; The Merger; Appraisal Rights

    We are making the offer in order to acquire all of the outstanding shares of Zengine common stock that we do not own. Our offer is not conditioned on any minimum number of shares being tendered. If at least 4,605,640 or 31.5% of the outstanding shares of Zengine common stock are tendered and if the offer is consummated, we will own 90% of the outstanding common stock of Zengine. Under Delaware law, this would allow us to effect a "short-form" merger of Zengine with MCSi without Zengine stockholder approval. We currently intend, as soon as practicable after consummation of the offer, to effect such a short-form merger, with MCSi to be the surviving company. If we own less than 90% of the outstanding Zengine common stock, we could close the offer and engage in a long-form merger under Delaware law in which the remaining stockholders of Zengine, including MCSi, would need to approve the merger. This would most likely be accomplished at a special meeting of the stockholders of Zengine called to consider and vote on such merger. Zengine may or may not solicit proxies for such meeting

    If the merger takes place and you have not validly tendered your Zengine shares in the offer, your shares will be exchanged for the same consideration per Zengine share you own that you would have received, without interest, if you had tendered your shares in the offer, unless you properly perfect your appraisal rights under Delaware law.

    Although we currently intend to effect the merger following consummation of the offer, we are not required to do so and there are circumstances in which we may determine not to effect the merger. These circumstances include, for example, if a court prevented us from effecting the merger. If we determine not to effect the short-form merger following consummation of the offer, we could still do so at a later time. In that case, the value of the per share consideration received by Zengine stockholders in the merger could be less than or greater than the value of the consideration received in the offer.

    If we were to consummate the offer but not effect the merger, the liquidity of and market for the remaining publicly held Zengine shares, and the rights of the holders of those shares, could be adversely affected. The Zengine common stock is currently listed on the Nasdaq National Market System. Depending upon the number of Zengine shares purchased in the offer, the Zengine common stock may no longer meet the requirements for continued listing and may be delisted from the Nasdaq National Market System. It is possible that the Zengine common stock would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Zengine stock and the availability of such quotations would, however, depend upon the market price of the Zengine common stock, the number of holders of the Zengine stock remaining at such time, the interest in maintaining a market in the Zengine stock on the part of securities firms, the possible termination of registration of the Zengine stock under the Exchange Act, as described below, and other factors.

    The Zengine common stock is currently registered under the Exchange Act. This registration may be terminated upon application of Zengine to the SEC if there are fewer than 300 holders of record of the Zengine stock. The termination of the registration of the Zengine common stock under the Exchange Act would substantially reduce the information required to be furnished by Zengine to its stockholders and to the SEC. It would also make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings, the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable. MCSi, as the majority holder of the Zengine common stock, currently has the power to influence such a delisting and could do so at its discretion.

    The shares of Zengine common stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System. This has the effect, among other things, of allowing brokers to extend credit on the Zengine common stock as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Zengine stock would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations. If registration of the Zengine common stock under the Exchange Act were terminated, the Zengine stock would no longer be "margin securities."

Appraisal Rights

    Under Delaware law, Zengine stockholders do not have appraisal rights in connection with the offer. The following summarizes provisions of Delaware law regarding appraisal rights that would be applicable in the event of a short-form merger. A copy of Section 262 of the Delaware General Corporation Law, which contains the Delaware appraisal statute is attached to this document as Annex D. If you fail to take any action required by Delaware law, your rights to an appraisal will be waived or terminated.

Notification of Merger's Effectiveness

    Either before the effective time of the merger or within ten days thereafter, Zengine will send notice of the effectiveness of the merger and the availability of appraisal rights to each Zengine stockholder (other than MCSi or its subsidiaries).

Electing Appraisal Rights

    To exercise appraisal rights, the record holder of Zengine common stock must within 20 days after the date of mailing of such notice deliver a written demand for appraisal to Zengine. This demand must reasonably inform Zengine of the identity of the holder of record and that the stockholder demands appraisal of his, her or its shares of Zengine common stock.

    A demand for appraisal must be delivered to: Corporate Secretary, Zengine, Inc., 901 Parker Street, Berkeley, California 94710.

Only Record Holders May Demand Appraisal Rights

    Only a record holder of Zengine common stock is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder's name appears on the holder's stock certificates.

  •
  If the Zengine common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

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  If the Zengine common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

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  An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

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  A holder of record, such as a broker, who holds common stock as nominee for beneficial owners, may exercise a holder's right of appraisal with respect to common stock held for all or less than all of such beneficial owners. In that case, the written demand should set forth the number of shares of common stock covered by the demand. If no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock standing in the name of the record holder.

Court Petition Must Be Filed

    Within 120 days after the effective time of the merger, the surviving corporation in the merger or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of

Chancery demanding a determination of the fair value of the Zengine common stock. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect its rights within the time periods prescribed by Delaware law.

Appraisal Proceeding by Delaware Court

    If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The court will appraise the common stock owned by the stockholders and determine its fair value. In determining fair value, the court may consider a number of factors including market values of Zengine's stock, asset values and other generally accepted valuation considerations, but will exclude any element of value arising from the accomplishment and expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of the common stock to the stockholders entitled to appraisal.

    The value determined by the court for Zengine common stock could be more than, less than, or the same as the merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including reasonable attorney's fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged against the value of all common stock entitled to appraisal.

Effect of Appraisal Demand on Voting and Right to Dividends

    Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time of the merger.

Loss, Waiver or Withdrawal of Appraisal Rights

    Holders of Zengine common stock lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. A stockholder will also lose the right to an appraisal by delivering to the surviving corporation (MCSi) a written withdrawal of such stockholder's demand for an appraisal. In addition, any attempt to withdraw that is made more than 60 days after the effective time requires the written approval of the surviving corporation. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger, without interest. The number of shares of MCSi common stock, and cash in lieu of a fraction of a share of MCSi common stock, delivered to such stockholder will be based on the same exchange ratio utilized in the offer and the merger, regardless of the market price of MCSi shares at the time of delivery.

Dismissal of Appraisal Proceeding

    If an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

CONDITIONS OF THE OFFER

    The offer is subject to a number of conditions, which are described below. These conditions, other than those involving receipt of necessary government approvals, must be satisfied or, where permissible, waived prior to the expiration date of the offer for the offer to be consummated:

No Minimum Condition

    The offer is not conditioned on any minimum number of shares being tendered.

Registration Statement Effectiveness Condition

    The registration statement on Form S-4, of which this prospectus is a part, must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order.

Other Conditions of the Offer

    The offer is also subject to the conditions that, at the time of the expiration date of the offer, none of the following shall have occurred and be continuing which, in our good faith judgment, regardless of the circumstances, makes it inadvisable to proceed with the offer:

  •
  there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the offer or the merger, or any suit, action or proceeding shall be taken by any governmental entity (i) seeking to prohibit or impose any material limitations on MCSi's ownership or operation (or that of any of its subsidiaries or affiliates) of all or a material portion of its or Zengine's businesses or assets, (ii) seeking to compel MCSi or its subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of Zengine or MCSi and their respective subsidiaries, in each case taken as a whole, (iii) seeking to restrain or prohibit the making or consummation of the offer or the merger or the performance thereunder, (iv) seeking to obtain from Zengine any damages that would be reasonably likely to have a material adverse effect on Zengine, (v) seeking to impose material limitations on the ability of MCSi, or rendering MCSi unable, to accept for payment, pay for or purchase some or all of the shares pursuant to the offer and the merger, (vi) imposes material limitations on the ability of MCSi effectively to exercise full rights of ownership of the shares, including, without limitation, the right to vote the shares purchased by it on all matters properly presented to Zengine's stockholders, or (vii) which otherwise is reasonably likely to have a material adverse effect on Zengine or MCSi and its subsidiaries; or

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  there shall have occurred (1) and be continuing as of the closing of the offer or the effective time, any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of 24 hours, (2) and be continuing as of the closing of the offer or the effective time, as applicable, a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) any limitation or proposed limitation (whether or not mandatory) by any United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (4) any change in general financial bank or capital market conditions which has a material adverse effect on the ability of financial institutions in the United States to extend credit or syndicate loans, or (5) in the case of any of the situations in clauses (1) through (4) inclusive, existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

  •
  the representations and warranties of Zengine set forth in the merger agreement shall not be true and accurate as of the date of consummation of the offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), or Zengine shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the merger agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), or the failure to perform or comply with such obligations, agreements or covenants, do not, individually or in the aggregate, have a material adverse effect on Zengine or a materially adverse effect on the ability to consummate the offer or the merger; or

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  Zengine's board of directors or the special committee of the board (i) shall have withdrawn, or modified or changed in a manner adverse to MCSi (including by amendment of its Schedule 14D-9) its recommendation of the offer, the merger agreement, or the merger, (ii) shall have recommended a separate acquisition proposal, (iii) shall have adopted any resolution to effect any of the foregoing, or (iv) upon request of MCSi, shall fail to reaffirm its approval or recommendation of the offer, the merger agreement, or the merger; or

  •
  the merger agreement shall have been terminated in accordance with its terms.

    The conditions to the offer are for our sole benefit and may be waived by us, in whole or in part at any time and from time to time prior to the expiration date of the offer, in our sole discretion, other than the registration statement effectiveness condition described above. Our failure to exercise any of the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration date of the offer.

Certain Legal Matters and Regulatory Approvals

    General.  Except as set forth herein, we are not aware of any license or regulatory permit that appear to be material to the business of Zengine that might be materially adversely affected by our acquisition of Zengine shares, or of any filing approval or other action by or with any governmental entity or administrative or regulatory agency that would be required for our acquisition or ownership of Zengine shares. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. While, except as otherwise described in this prospectus, we do not presently intend to delay the acceptance for payment of, or payment for, shares tendered pursuant to the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Zengine's business or that certain parts of Zengine's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. We intend to make all required filings under the Exchange Act.

    State Takeover Laws.  A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. We have not attempted to comply with any state takeover statutes in connection with the offer. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer, and nothing in this prospectus nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the offer, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase shares tendered pursuant to the offer or be delayed in continuing or consummating the offer. In such case, we may not be obligated to accept for purchase, or pay for, any shares tendered. See "Other Conditions of the Offer," above.

    Zengine is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the time such person becomes an interested stockholder unless, among other exceptions, the "business combination" is approved by the board of directors of such corporation prior to such time. Because MCSi owned more than 15% of Zengine's voting stock before it became a public company, Section 203 of the DGCL by its terms is not currently applicable to business combinations between MCSi and Zengine even though MCSi owns 15% or more of Zengine's common stock. Accordingly, Section 203 of the DGCL should not apply to this offer or the merger.

    Non-U.S. Approvals.  We are unaware of any requirement for the filing of information with, or the obtaining of the approval or consent of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the merger.

Certain Effects of the Offer

    Effects on the Market.  We intend to cause the delisting of the Zengine shares from Nasdaq following consummation of the offer and the merger. See "Purpose of the Offer; The Merger; Appraisal Rights" for a discussion of the possibility that the Zengine common stock could be delisted from Nasdaq if the offer is consummated but the merger is not effected.

    Exchange Act Registration.  The shares of Zengine common stock are currently registered under the Exchange Act. If the offer and the merger are consummated, we will terminate registration of the Zengine shares under the Exchange Act. See "Purpose of the Offer; The Merger; Appraisal Rights" for a discussion of the possibility that the Zengine common stock could be deregistered under the Exchange Act if the offer is consummated but the merger is not effected.

    Financing of the Offer.  The securities required to consummate the offer come from MCSi's authorized but unissued shares. MCSi's fees and expenses in connection with the offer are estimated to be approximately $2 million, including the SEC filing fee and the fees of the information agent, the exchange agent, the dealer manager, the financial printer, counsel, auditors and other professionals. We will obtain all of such funds from MCSi's available capital resources.

    Going Private Transactions.  The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the purchase of Zengine shares pursuant to an offer in which MCSi seeks to acquire the remaining shares not held by MCSi or its subsidiaries. Rule 13e-3 requires, among other things, that certain financial information concerning the target and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction. We believe that Rule 13e-3 will not be applicable to the offer and the merger pursuant to Rule 13e-3(g)(2) under the Exchange Act, because the stockholders of Zengine will be receiving common stock of MCSi that is registered under the Exchange Act and listed on the Nasdaq National Market.

    Plans for Zengine.  Following the consummation of the offer and the merger, we expect to initiate a review of Zengine and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel. As a result of this review, we may determine to make changes in the business of Zengine to better organize, integrate and coordinate the activities of Zengine and MCSi. We may in the future also consider transactions such as the disposition or acquisition of material assets, alliances, joint ventures, other forms of co-operation with third parties or other transactions affecting Zengine or its operations.

Relationships with Zengine

    In considering whether to tender your shares in the offer, you should be aware of certain transactions between MCSi and Zengine since its inception in 1999 in addition to those referred to above in "Background of the Offer."

    Since its inception, Zengine, has received various services provided by MCSi, including administration (i.e., payroll, human resources, cash management, benefit administration, etc.), warehousing and distribution, and property and equipment. In addition, Zengine has received the services of certain MCSi employees, including, in particular, Michael E. Peppel, MCSi's Chairman, President and Chief Executive Officer and Ira H. Stanley, its Vice President and Chief Financial Officer. In consideration for these services, MCSi historically allocated a portion of its overhead costs related to such services to Zengine. There is no assurance that the prices charged by MCSi to Zengine, or the overall terms and conditions under these agreements are not higher or lower than the prices that may be charged by unaffiliated third parties for similar services. Accordingly, the transactions might have been on less favorable terms than would have been obtained from an unaffiliated third party. In October 1999, Zengine entered into certain two-year agreements with MCSi related to administrative services, distribution services, e-commerce services and a premises and equipment lease, each of which is described below. All of these agreements between MCSi and Zengine were made in the context of a parent-subsidiary relationship. Although Zengine generally believes that the terms of these agreements are consistent with fair market values, no appraisals or valuations were performed and, therefore, there is no assurance that the prices charged under these agreements are not higher or lower than the prices that may be charged by, or to, unaffiliated third parties for similar services.

    From Zengine's inception through September 30, 1999 when it received an outside equity investment, MCSi funded Zengine's operations. These payments took the form of interest free capital contributions rather than loans. In addition, Zengine has made loans to MCSi in the past and may make loans to MCSi in the future. In October 1999, after the completion of a private placement offering, Zengine loaned the net proceeds of the private placement, approximately $3.9 million, to MCSi. The funds were loaned under a demand note which was payable on demand and accrued interest quarterly at the Merrill Lynch Ready Asset Trust rate (which was 6.05% at December 31, 2000). The interest on this note was paid according to the monthly "net settlement" arrangement between Zengine and MCSi, where the amounts MCSi owes to Zengine are offset by the amounts Zengine owes MCSi, and the party owing the difference pays the other in cash or such amount is carried over to the next month's net settlement. In December 2000, Zengine loaned $8.5 million to three wholly-owned subsidiaries of MCSi under a 90-day secured note to assist MCSi in purchasing the assets of the bankrupt Intellisys Group, Inc. Interest on the note accrued monthly based on the "prime rate" as published by The Wall Street Journal. MCSi subsequently repaid this note during 2001. As with the other agreements between Zengine and MCSi, these loan arrangements were made in the context of a parent-subsidiary relationship and may not have been made had such relationship not existed. Although no outside third party provided advice to the Boards of Directors as to the fairness of the above transactions, MCSi and Zengine believe that such loans are generally consistent with terms which could have been obtained from unaffiliated third parties. There is no assurance, however, that these loan agreements could have been obtained from third parties on these or other terms or at all.

    In addition, there are certain relationships between the members of the boards of directors and management of Zengine and MCSi. See "Interests of Certain Persons in the Offer and Merger."

Accounting Treatment

    The merger will be accounted for at historical costs, with the exception of the Zengine minority interest acquired in the offer and the merger, which will be accounted for under the purchase method of accounting in accordance with United States generally accepted accounting principles. Accordingly, the cost to acquire the Zengine minority interest in excess of its carrying value will be allocated on a pro rata basis to the assets acquired and liabilities assumed based on their fair values, with any excess being allocated to goodwill. A final determination of the intangible asset lives and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has been made on a preliminary basis and is subject to completion; although the impact at completion is not expected to be materially different from the preliminary estimates.

    The acquisition of the Zengine common stock would not be considered material to MCSi and, accordingly, MCSi is not required to include pro forma financial information in this prospectus, except as provided in "Comparative Per Share Information" on page 7.

Fees and Expenses

    We have retained MacKenzie Partners, Inc. as information agent in connection with the offer. The information agent may contact holders of Zengine shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of Zengine shares. We will pay the information agent customary fees for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. Federal securities laws.

    In addition, we have retained Registrar & Transfer Company as the exchange agent. We will pay the exchange agent reasonable and customary fees for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

    We have retained William Blair & Company to act as dealer manager in connection with the offer and merger, pursuant to which we will pay Blair a fee of $.05 for each Zengine share tendered in the offer and accepted by MCSi in addition to reimbursing Blair for reasonable out-of-pocket expenses. We have also agreed to indemnify Blair against certain liabilities and expenses in connection with its engagement, including certain liabilities under the U.S. Federal securities laws. Blair has acted as an investment banker to MCSi in connection with the offer and merger and will receive a fee of $400,000 from MCSi for their services, upon consummation of the merger. In addition, we have agreed to indemnify Blair against certain liabilities arising out of Blair's engagement. Blair has, in the past, provided financial advisory and financing services to MCSi, Zengine and their affiliates and may continue to do so and Blair has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of their business, Blair may actively trade the common shares and other securities of Zengine, as well as the common shares and other securities of MCSi, for Blair's own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Wilblairco Associates, an investment vehicle affiliated with Blair, owns 902,478 shares of Zengine, as noted in Zengine's proxy statement dated January 26, 2001. Certain mutual funds affiliated with, and certain discretionary accounts advised by, Blair beneficially own shares of MCSi and Zengine common stock.

    Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Zengine shares pursuant to the offer. We will reimburse brokers,

dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Legal Proceedings

    Zengine received, on October 11, 2001, a lawsuit titled Brown v. Peppel, Savarino, Liberati, Snider, Hutchinson, Hopple, MCSi, Inc. and Zengine, Inc., filed in the Court of Chancery of the State of Delaware, case no. 19153-NC, seeking class action status and alleging that the price offered by MCSi in the offer is not fair and that the defendants have breached their fiduciary duties. The plaintiff has requested that the court enjoin the offer and the merger, pay unspecified damages and pay plaintiffs' attorney's fees. MCSi believes that the lawsuit is without merit and intends to vigorously defend the matter.

THE MERGER AGREEMENT

    The following is a summary of material provisions of the merger agreement. The summary is not a complete description and is qualified in its entirety by reference to the merger agreement, which is included hereto as Annex A and incorporated by reference herein.

The Offer

    Pursuant to the merger agreement, MCSi is obligated to commence the offer as promptly as practicable after the date of the merger agreement. On the terms and subject to the prior satisfaction or waiver of the conditions of the offer and the merger agreement, MCSi will, accept for payment and pay for all shares validly tendered and not withdrawn pursuant to the offer that MCSi becomes obligated to purchase pursuant to the offer as soon as practicable after the expiration of the offer. The obligations of MCSi to, accept for payment, and pay for, any shares tendered pursuant to the offer are subject to the conditions specified in "The Offer—Conditions of the Offer." MCSi expressly reserves the right to modify the terms of the offer, except that, without Zengine's prior written consent, MCSi shall not decrease the offer price, decrease the number of shares sought, change the form of consideration or amend any condition of the offer in any manner adverse to the holders of Zengine shares.

The Merger

    The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement, Zengine will be merged with and into MCSi in accordance with the applicable provisions of Maryland and Delaware law.

    Following the merger, the separate corporate existence of Zengine will cease and MCSi will continue as the surviving corporation. At the effective time, by virtue of the merger and without any action on the part of the holder of any Zengine shares:

  •
  all shares that are owned by the MCSi or any subsidiary and any shares owned by Zengine or any subsidiary will be cancelled and retired and will cease to exist, and no consideration will be delivered or deliverable in exchange therefore; and

  •
  each issued and outstanding share of Zengine common stock (other than shares owned by MCSi or any subsidiary and any shares owned by Zengine or any subsidiary and dissenting shares) will be converted into the right to receive the offer price (0.2259 shares of MCSi common stock). All such shares, when so converted, will be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except to receive the offer price upon surrender of such certificate.

Stock Options

    Pursuant to the merger agreement, at the effective time, each outstanding option to purchase any shares of capital stock of Zengine which are then (i) vested and/or exercisable, or (ii) held by persons who will continue as employees of MCSi after the effective time, shall be exchanged for an option to purchase 0.2259 shares of MCSi common stock for each option to purchase Zengine common stock, such option to have the same exercise price as the cancelled Zengine stock option as adjusted by dividing such price by 0.2259, and continue with the same terms and conditions under which such option was granted. No option for a fractional share of MCSi common stock shall be issued. Zengine will take all actions necessary and appropriate so that all stock options or other equity based plans maintained with respect to shares of Zengine common stock will terminate as of the effective time.

Appraisal Rights

    Pursuant to the merger agreement, Zengine shares that are issued and outstanding immediately prior to the effective time and which are held by stockholders who did not vote in favor of the merger and who comply with the relevant provisions of Section 262 of the Delaware General Corporation Law will not be converted into or be exchangeable for the right to receive the offer price of 0.2259 shares of MCSi common stock. See "The Offer—Purpose of the Offer; The Merger; Appraisal Rights."

Representations and Warranties

    The merger agreement contains various customary representations and warranties of Zengine including, among others, representations as to due organization, existence, and good standing to do business, capital structure, corporate authority to execute the merger agreement, accuracy of Zengine's public filings, including financial statements, absence of undisclosed liabilities, absence of any material adverse change in Zengine's business, no violation of Zengine's charter, by-laws, material contracts or of applicable law resulting from the offer and the merger, and the accuracy of information included in certain materials in connection with the offer and the merger.

    The merger agreement contains various customary representations and warranties of MCSi, including, among others, representations as to due organization, existence, and good standing to do business, corporate authority to execute the merger agreement, accuracy of MCSi's public filings, including financial statements, absence of undisclosed liabilities, absence of any material adverse change in MCSi's business, no violations of MCSi's charter, by-laws, material contracts or of applicable law resulting from the offer and the merger, and the accuracy of information included in certain materials in connection with the offer and the merger.

Interim Operations

    The merger agreement provides that except for matters expressly permitted by the merger agreement, from the date of the merger agreement to the effective time, Zengine has agreed to, and has agreed to cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships and goodwill with customers, suppliers and others having business dealings with it. In addition, except for matters expressly contemplated by the merger agreement, from the date of the merger agreement to the effective time, Zengine shall not, and shall not permit any of its subsidiaries, without prior written consent of MCSi, to:

  •
  amend its certificate of incorporation or bylaws;

  •
  authorize for issuance, issue, sell, deliver or agree to commit to issue, sell or deliver any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents except for the issuance or sale of Zegnine shares pursuant to outstanding Zengine stock options;

  •
  (i) split, combine or reclassify any of its capital stock, (ii) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (iii) make any other actual, constructive or deemed distributions in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, or (iv) redeem, repurchase or otherwise acquire any shares of capital stock of Zengine or any of its subsidiaries;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Zengine or any of its subsidiaries;

  •
  alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

  •
  (i) incur any indebtedness for borrowed money or issue or sell any debt securities, (ii) assume, guarantee, endorse or otherwise become liable or responsible for any indebtedness of another person, except for borrowings incurred in the ordinary course of business consistent with past practice and not material to Zengine, (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to MCSi or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker), (iv) pledge or otherwise encumber shares of capital stock of Zengine or any of its subsidiaries, or (v) mortgage or pledge any of its material assets;

  •
  acquire, sell, lease or dispose of any assets or enter into any commitment or transaction outside the ordinary course of business consistent with past practice and not material to Zengine or grant any exclusive distribution rights;

  •
  except as required by change in law or in generally accepted accounting principles any of the accounting practices used by it;

  •
  revalue in any material respect any of its assets;

  •
  (i) acquire by merging or consolidating with, or by acquisition of equity interest or assets of, any business organization or division thereof or any interest therein or (ii) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice or amend in any material respect any material contracts or agreements or (iii) authorize any capital expenditure or expenditures which, individually, is in excess of $10,000 or, in the aggregate, are in excess of $30,000, or (iv) enter into or amend any contract or agreement providing for the taking of any such action prohibited thereunder;

  •
  make or revoke any tax election or settle, compromise any tax liability or change any aspect of its method of accounting for tax purposes;

  •
  pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of Zengine and its subsidiaries or incurred in the ordinary course of business consistent with past practice or waive the benefits of or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Zengine or any of its subsidiaries is a party;

  •
  settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated by the merger agreement;

  •
  enter into any agreement that limits or otherwise restricts Zengine or any of its subsidiaries or could limit or restrict the surviving corporation after the effective time from engaging or competing in any line of business or in any geographic area; or

  •
  authorize any of, or commit or agree to take any of, the foregoing actions.

Stockholder Meeting; Preparation of Proxy Statement

    Zengine has agreed in the merger agreement that, if the adoption of the merger agreement by Zengine's stockholders is required by applicable law in order to consummate the merger, Zengine will (i) as promptly as practicable following the acceptance for payment and purchase of Zengine shares by MCSi pursuant to the offer duly call a special meeting of its stockholders for the purpose of considering and taking action upon the approval of the merger and the approval and adoption of the merger agreement, (ii) prepare and file with the SEC a preliminary proxy statement or information statement and, after consultation with MCSi, respond promptly to any comments of the SEC with respect thereto and use its reasonable best efforts to obtain the necessary approvals of the merger and the merger agreement by its stockholders, and (iii) unless the merger agreement has been terminated, include in the proxy statement the recommendation of the Zengine board of directors that Zengine stockholders vote in favor of the merger and the merger agreement.

    Pursuant to the merger agreement, at any such meeting, MCSi shall vote, or cause to be voted, all of the Zengine shares then owned by it or any of its subsidiaries in favor of approval or the merger and the merger agreement.

    The merger agreement provides that in the event that MCSi acquires in the aggregate a number of the outstanding shares of Zengine common stock sufficient to enable MCSi or Zengine to cause the merger to become effective without a meeting of stockholders, the parties shall at the request of MCSi take all necessary and appropriate action to cause the merger to become effective as soon as practicable after the consummation of such acquisition, without a meeting of stockholders of Zengine in accordance with Section 253 of the Delaware General Corporation Law.

Acquisition Proposals

    Pursuant to the merger agreement, Zengine agreed not to, directly or indirectly, solicit, initiate or encourage, directly or indirectly, the submission of any acquisition proposal (as defined below) or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any acquisition proposal or any inquires or the making of any proposal that constitutes, or may reasonable be expected to lead to, any acquisition proposal. The merger agreement further provides that neither the Zengine board nor the special committee will withdraw or modify, or propose to withdraw or modify, in a manner adverse to MCSi, its approval or recommendation of the merger agreement, the offer or the merger, unless it is determined, based upon the advice of independent legal counsel, that such action is necessary for the board or the special committee to comply with its fiduciary duties to Zengine's stockholders under applicable law. An "acquisition proposal" means an offer or proposal regarding any of the following (other than the transactions contemplated by the merger agreement) involving Zengine or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of Zengine and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 10 percent or more of the outstanding shares of Zengine common stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Indemnification

    Pursuant to the merger agreement following the effective time, to the fullest extent permitted by applicable law, MCSi has agreed to indemnify, defend and hold harmless the present and former officers, directors or employees of the parties to the merger agreement and their subsidiaries against all losses, expenses, claims, damages or liabilities, and amounts paid in settlement, to the extent based on or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or based on, arising out of or pertaining to the transactions contemplated by merger agreement.

    MCSi has agreed to cause to be maintained in effect for a period of six years from and after the effective time, the current policies of directors' and officers' liability insurance maintained by Zengine (provided that MCSi may substitute therefore policies of at least the same coverage) with respect to claims arising from or related to facts or events which occurred at or before the effective time.

Notwithstanding the foregoing, MCSi will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date of the merger agreement by Zengine for such insurance. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of such 150% amount, MCSi will maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to such 150% amount.

    MCSi has agreed that in the event it or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys all or any substantial portion of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of such party assume the indemnification obligations of such party as contemplated by the merger agreement.

Conditions to the Merger

    The merger agreement provides that the respective obligation of each party to effect the merger is subject to the satisfaction or waiver on or prior to the effective time of each of the following conditions:

  •
  if required by applicable law, the merger agreement shall have been adopted by the requisite vote of Zengine's stockholders;

  •
  there shall not be in effect any law restraining or preventing the consummation of the merger or the other transactions contemplated by the merger agreement or permitting such consummation only subject to any condition or restriction that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Zengine and no governmental entity shall have instituted any proceeding which continues to be pending seeking any such law; and

  •
  MCSi or its affiliates shall have purchased the shares of Zengine common stock validly tendered and not withdrawn pursuant to the offer.

Termination

    The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after receipt of the approval of Zengine's stockholders:

  •
  by the mutual written consent of MCSi and Zengine;

  •
  by either MCSi or Zengine if a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the transaction on the terms contemplated by merger agreement or any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become final and non-appealable; or

  •
  by either MCSi or Zengine if the offer is not consummated on or before ninetieth trading day following the commencement of the offer or the effective time shall not have occurred on or before the two hundred and tenth trading day following the commencement of the offer, unless the failure to consummate the offer is the result of a breach of the merger agreement by the party seeking to terminate the merger agreement;

  •
  by Zengine:

  •
  if MCSi shall have terminated the offer or the offer expires without MCSi purchasing any shares thereunder; provided that Zengine may not terminate the merger agreement pursuant to this provision if it is in material breach of the merger agreement; or

  •
  if there shall be a material breach by MCSi of any of their representations, warranties, covenants or agreements contained in the merger agreement;

  •
  by MCSi:

  •
  if prior to the purchase of shares of Zengine common stock pursuant to the offer (i) the Zengine board or special committee shall have withdrawn or modified, in a manner adverse to MCSi, its approval or recommendation of the offer, the merger agreement, or the merger, or shall have recommended or approved an acquisition proposal or (ii) there shall have been a material breach of the covenant regarding acquisition proposals described above;

  •
  if MCSi terminates the offer without purchasing any shares; provided that MCSi may not terminate the merger agreement pursuant to this provision if it is in material breach of the merger agreement; or

  •
  if there shall be a material breach by Zengine of any of its representations, warranties, covenants or agreements contained in the merger agreement.

Amendments

    The merger agreement may be amended by the parties at any time before or after the approval of the merger by the requisite vote of Zengine's stockholders, if applicable; provided, however, that after any such approval, no amendment may be made which requires the approval of such stockholders under applicable law without such approval. Any amendment to the merger agreement must be made in writing signed on behalf of the parties.

Extension; Waiver

    Pursuant to the merger agreement at any time prior to the effective time, the parties to the merger agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement.

POSITION OF THE BOARD OF DIRECTORS OF ZENGINE

    On October 3, 2001, the special committee of the Zengine board, consisting of directors not affiliated with MCSi, held a meeting at which legal counsel reviewed their fiduciary obligations under Delaware law and the terms of the merger agreement. McDonald Investments, Inc., the special committee's independent financial advisor, also reviewed the status of Zengine's and MCSi's business and rendered its written opinion stating that the proposed merger agreement and the transactions contemplated thereby, including the offer and the merger are fair to Zengine's independent stockholders from a financial point of view. A copy of McDonald's written opinion is attached to the Schedule 14D-9 filed by Zengine with the Commission on October 29, 2001. After lengthy discussion, the special committee unanimously determined to approve and recommend merger agreement, the offer and the merger to the Zengine board of directors.

    At a meeting held on October 3, 2001, Zengine's board of directors, based on the unanimous recommendation of the special committee: (i) determined that each of the merger agreement, the offer and the merger is in the best interests of the stockholders of Zengine, (ii) resolved to approve the offer, the merger and the merger agreement and the transactions contemplated thereby, and (iii) recommended acceptance of the offer and, if applicable, adoption of the merger agreement by such Zengine stockholders, subject to the terms and conditions set forth therein. Accordingly, Zengine's board recommended that Zengine stockholders accept the offer and tender their shares of Zengine common stock pursuant to the offer.

MCSi'S FINANCIAL ADVISORS

William Blair & Company

    William Blair & Company acted as financial advisor to MCSi in connection with the proposed offer and subsequent merger, and assisted MCSi's board of directors in their examination of the fairness, from a financial point of view, to MCSi of the offer consideration and merger consideration to be paid by MCSi to holders of Zengine common stock. At the request of MCSi's board of directors, on October 4, 2001, William Blair delivered to the MCSi board of directors its oral fairness opinion that was subsequently confirmed in writing. The opinion states that, as of that date and based upon and subject to the various assumptions and qualifications stated in its opinion, the consideration offered in connection with the proposed offer and subsequent merger is fair from a financial point of view to MCSi.

    The full text of William Blair's written opinion, dated October 4, 2001, which describes the assumptions made, general procedures followed, matters considered, and limitations on the scope of review undertaken by William Blair in rendering its opinion, is attached as Annex B to this prospectus and is incorporated in this document by reference. William Blair's opinion is directed only to the fairness, as of the date of the opinion and from a financial point of view, to MCSi of the offer consideration and merger consideration to be paid by MCSi to holders of Zengine common stock, and William Blair's opinion does not constitute a recommendation to any shareholder. The following summary of William Blair's opinion is qualified in its entirety by reference to the full text of the opinion attached as Annex B. William Blair's opinion was addressed to the board of directors of MCSi for the purpose of their evaluation of the proposed offer and subsequent merger. William Blair has consented to the attachment of its opinion as Annex B and to the inclusion of the summary set forth below in this prospectus. MCSi shareholders are urged to read the opinion carefully and in its entirety.

    William Blair was retained by MCSi:

  •
  to render certain financial advisory and investment banking services in connection with a possible transaction between MCSi and Zengine, including the possible acquisition by MCSi of the non-MCSi-owned shares of Zengine;

  •
  to familiarize itself to the extent it deemed appropriate with the business, operations, financial condition and prospects of Zengine and the financial terms of the possible transaction;

  •
  to participate with MCSi and its legal counsel in negotiations relating to the possible transaction;

  •
  to participate in meetings of the board of directors of MCSi at which the possible transaction was considered and report to the board of directors with respect thereto; and

  •
  to render an opinion, as to the fairness, from a financial point of view, to MCSi of the consideration to be paid by MCSi in connection with the proposed offer and subsequent merger.

    MCSi hired William Blair based on its qualifications and expertise in providing financial advice to companies and as a nationally recognized investment banking firm. MCSi had engaged William Blair to provide financial advisory services in connection with previous transactions and financings and MCSi also took into account that William Blair had familiarity with Zengine as a result of serving as a managing underwriter of Zengine's initial public offering. Pursuant to a letter agreement dated September 11, 2001, the fee payable to William Blair for its role as financial advisor is $400,000. This fee is payable upon completion of the offer and subsequent merger. Furthermore, MCSi has agreed to reimburse William Blair for reasonable out-of-pocket expenses. MCSi has also engaged William Blair to act as a dealer manager in connection with the offer, pursuant to which MCSi will pay William Blair a fee of $.05 for each Zengine share tendered in the offer and accepted by MCSi. MCSi has also agreed to indemnify William Blair against certain claims relating to their engagement in this transaction, including claims for the violation of the U.S. Federal Securities laws.

    In connection with the preparation of its opinion, William Blair examined, among other things:

  •
  drafts of the Agreement and Plan of Reorganization;

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  certain audited historical financial statements of MCSi for the five years ended December 31, 2000, and for Zengine for the nine months ended September 30, 1999, and for the year ended September 30, 2000;

  •
  the unaudited financial statements of MCSi for the six months ended June 30, 2001 and of Zengine for the nine months ended June 30, 2001;

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  certain internal business, operating and financial information and forecasts of MCSi and Zengine (the "forecasts"), prepared by the senior management of MCSi and Zengine, respectively;

  •
  information regarding the strategic, financial and operational benefits anticipated from the offer and merger and the prospects of MCSi (with and without the offer and merger) prepared by the senior management of MCSi;

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  the pro forma impact of the offer and merger on the earnings per share of MCSi based on certain pro forma financial information prepared by the senior management of Zengine and MCSi, respectively;

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  information regarding the amount and timing of cost savings and related expenses and potential synergies which the senior management of MCSi and Zengine, respectively, expect will result from the offer and merger (the "expected synergies");

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  the publicly available terms of certain other business combinations William Blair deemed relevant;

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  the financial position and operating results of MCSi and Zengine compared with those of certain other publicly traded companies William Blair deemed relevant;

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  current and historical market prices and trading volumes of MCSi common stock and Zengine common stock;

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  certain other publicly available information on MCSi and Zengine; and

  •
  such other matters, as William Blair deemed relevant, including its assessment of general economic, market and monetary conditions as of the date of its opinion.

    William Blair also held discussions with members of the senior management and representatives of MCSi and Zengine to discuss the foregoing, the past and current business operations of MCSi and Zengine, and the financial condition and future prospects of MCSi and Zengine. William Blair also met with the board of directors of MCSi to discuss Zengine, the offer and merger, and the results of its analysis and examination. William Blair also considered other matters which it deemed relevant to its inquiry, and has taken into account the accepted financial and investment banking procedures and considerations that it deemed relevant or appropriate. The senior management of MCSi has advised William Blair that MCSi is not currently considering any change of control transaction and accordingly,

William Blair did not evaluate the fairness, from a financial point of view, to MCSi of the offer consideration and merger consideration to be paid in the context of a change of control of MCSi.

    In William Blair's review and analysis, and in arriving at its opinion, it assumed and relied, without any duty of independent verification, upon the accuracy and completeness of all the information provided to it, examined by it or otherwise reviewed or discussed with it for purposes of its opinion and has not assumed any responsibility or liability therefore. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, William Blair was advised by the managements of MCSi and Zengine that such forecasts and other information and data had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of MCSi and Zengine as to the future financial performance of MCSi and Zengine and the strategic implications and operational benefits anticipated to result from the offer and merger. William Blair expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based.

    William Blair assumed, with the consent of MCSi's board of directors, that the offer and merger will be treated as a tax-free reorganization for United States federal income tax purposes. William Blair did not independently verify that this tax treatment will be available in respect of the offer and merger, and William Blair expressed no view with respect to the tax treatment that will be required to be applied to the offer and merger.

    William Blair further assumed, with the consent of MCSi's board of directors, that no indemnification payments in respect of any taxes in connection with the offer or merger will be required to be made by MCSi. William Blair assumed, with the consent of MCSi's board of directors, that no adjustments will be made to the offer and merger exchange ratio. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of MCSi or Zengine. William Blair assumed that the final terms of the agreements with respect to the offer and merger would not vary materially from those set forth in the drafts reviewed by William Blair. William Blair further assumed that the offer and merger would be consummated in a timely fashion in accordance with the terms of the relevant agreements, without waiver of any condition to the offer or the merger contained in the relevant agreements.

    William Blair noted that its opinion related only to the offer and merger consideration paid by MCSi to holders of Zengine common stock. William Blair did not express any opinion as to the price at which MCSi common shares will actually trade when issued in the offer and merger or the price at which MCSi common shares will trade subsequent to the offer and merger. William Blair was not asked to consider, and its opinion did not address, the relative merits of the offer and merger as compared to any alternative business strategies that might exist for MCSi or the effect of any other transaction in which MCSi might engage. William Blair was not requested to consider, and its opinion did not address, any term of the offer or the merger or any of the related transactions or agreements, other than the offer consideration and merger consideration to be paid by MCSi to holders of Zengine common stock.

    The fairness opinion was based upon market, economic, financial and other conditions as in effect on, and information made available to William Blair as of, the date of such opinion. The opinion noted that subsequent developments might affect the conclusion expressed in such opinion and that William Blair disclaimed any undertaking or obligation to advise any person of any change in any matter affecting this opinion which might come or be brought to its attention after the date of such opinion. The opinion is limited to the fairness, from a financial point of view and as of the date of such opinion to MCSi, of the offer consideration and merger consideration to be paid by MCSi to holders of Zengine common stock. The opinion did not address the merits of the underlying decision by MCSi to engage in the offer and merger and the opinion does not constitute a recommendation of the offer and merger to MCSi or a recommendation to any shareholder of MCSi or Zengine.

    William Blair performed the financial analyses described below, and reviewed with MCSi's management and board of directors the assumptions upon which its analyses were based, as well as other factors. The summary set forth below is not a complete description of the analyses performed or factors considered by William Blair.

    Summary of Analyses:  In connection with its opinion, William Blair performed certain valuation analyses, including:

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  Stock Price Premiums Analysis derived from public company acquisitions and other public situations of comparable size in which parent companies were repurchasing shares of subsidiaries ("parent-subsidiary transactions") that William Blair deemed relevant;

  •
  1 day premium prior to the acquisition announcement

  •
  1 week premium prior to the acquisition announcement

  •
  4 week premium prior to the acquisition announcement

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  The financial position and operating results of MCSi and Zengine compared with those of certain other publicly traded companies William Blair deemed relevant;

  •
  An analysis of the relationship between total value and cash value of certain other publicly traded companies William Blair deemed relevant;

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  William Blair has considered other matters, including an analysis of the impact of the transaction on MCSi's balance sheet and working capital, which it deemed relevant to its inquiry and took into account such accepted financial and investment banking procedures and considerations as William Blair deemed relevant as appropriate; and

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  Due to Zengine's limited operating history and the absence of long-term projections, William Blair did not prepare a discounted cash flow analysis.

    These analyses are summarized below. Financial information set forth below for Zengine represents information for the latest twelve months ("LTM") ended June 30, 2001.

    Analysis of Proposed (Implied) Value for Zengine.  In connection with its opinion, William Blair analyzed the proposed (implied) value of the merger based on the consideration received by the current holders of Zengine common stock. This analysis was based on the exchange ratio of 0.2259 and the per share price of MCSi common stock of $16.99 on October 3, 2001, one trading day prior to the announcement of the execution of the merger agreement which is when the opinion was delivered. The implied purchase price per share of Zengine stock of $3.84 was calculated by multiplying the proposed exchange ratio of 0.2259 by the MCSi share price of $16.99. William Blair assumed that total diluted shares outstanding for Zengine were approximately 15.0 million as set forth in Zengine's Form 10-Q for the quarter ended June 30, 2001. At an implied purchase price of $3.84 and 15.0 million assumed diluted shares outstanding, William Blair assumed an implied equity value for Zengine of $57.5 million. Based on MCSi's current ownership of 8.5 million shares of Zengine common stock, William Blair assumed that MCSi would need to purchase 6.4 million diluted shares not already owned by MCSi. At an implied purchase price per share of $3.84, the implied consideration to be paid to non-MCSi shareholders would equal approximately $24.7 million. At the implied consideration paid of approximately $24.7 million, and an MCSi share prices of $16.99, William Blair assumed MCSi would issue approximately 1.5 million shares to shareholders of Zengine (other than MCSi). William Blair assumed in its analysis that Zengine options would be exchanged for MCSi shares, based on the proposed exchange ratio. This resulted in a higher number of shares than MCSi will actually issue in the transaction because, per the terms of the merger agreement, Zengine options are being exchanged for MCSi options at the exchange ratio.

    Premiums Analysis.  William Blair reviewed public transactions, which were completed from January 1, 1999 to October 3, 2001, for the premiums paid over each company's stock price prior to the announcement of a transaction. Furthermore, William Blair performed an analysis of selected recent business combinations involving targets engaged in software and related services for the purposes of facilitating electronic commerce that were announced between October 1, 2000 and October 4, 2001, including acquisitions for stock, cash or some combination thereof, based on publicly available information. The selected transactions were chosen based on William Blair's judgment that they were generally comparable, in whole or in part, to the proposed transaction. Additionally, William Blair examined selected parent-subsidiary transactions that were announced between January 1, 1999 and October 4, 2001 that it deemed relevant. In total, William Blair examined 364 public company transactions, 14 comparable public company transactions and 16 parent-subsidiary transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the electronic commerce related software and services industry or relating to parent-subsidiary transactions. William Blair noted that the reasons for, and circumstances surrounding, each of the transactions reviewed were diverse and that the premiums fluctuate among different industry sectors and based on perceived growth, synergies, strategic value and type of consideration utilized in the transaction.

    The 14 comparable public company transactions examined were (target / acquirer):

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  Metro Information Services / Keane, Inc.
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  SoftQuad Software Ltd. / Corel Corp.
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  Proxicom, Inc. / Dimension Data Holdings Plc
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  Interact Commerce Corp. / Sage Group Plc
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  Peritus Software Services, Inc. / Rocket Software, Inc.
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  Sequoia Software Corp. / Citrix Systems, Inc.
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  Fourth Shift Corp. / AremiSoft Corporation
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  IMRglobal Corp. / CGI Group Inc.
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  New Era of Networks, Inc. / Sybase Inc.
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  Allaire Corporation / Macromedia, Inc.
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  Objective Systems Integrators, Inc. / Agilent Technologies, Inc.
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  SAGA Systems, Inc. / Software AG
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  SeraNova, Inc. / Silverline Technologies Ltd.
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  Bluestone Software, Inc. / Hewlett-Packard Co.

    The 16 parent-subsidiary transactions examined were (subsidiary / parent):

  •
  Vitaminshoppe.com Inc. / Vitamin Shoppe Industries Inc
  •
  Holt's Cigar Holdings / HCH Acquisition Corp
  •
  PcOrder.com / Trilogy Software Inc
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  Minolta-QMS Inc. / Minolta Investments Co
  •
  800-JR Cigar Inc. / Investor Group
  •
  JLK Direct Distribution Inc. / Kennametal Inc
  •
  In Home Health Inc. / Manor Care Inc
  •
  Petroglyph Energy Inc. / Intermountain Industries
  •
  Conning Corp. / Metropolitan Life Insurance Co
  •
  Robertson-Ceco Corp. / Heico Companies LLC
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  Sunrise International Leasing Inc. / King Management Corp
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  Meadowcraft Inc. / Investor Group
  •
  Sun Energy Partners LP / Kerr-McGee Corp
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  ENStar Inc. / Management
  •
  Industrial Scientific / Management
  •
  Treadco Inc. / Arkansas Best Corp

    Although William Blair compared the percentage purchase price premiums of these transactions to the implied percentage purchase price premiums of Zengine, none of the selected companies is identical to Zengine. Accordingly, any analysis of the comparable transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the merger value of Zengine versus the merger values of the companies in the comparable transactions. William Blair reviewed the consideration paid in such transactions in terms of the price paid per share for the common stock in such transactions relative to the historical trading prices at one day prior to announcement, one week prior to announcement and four weeks prior to announcement. Information regarding the percentage purchase price premium implied by the terms of the merger compared to the percentage purchase price premiums from William Blair's analyses of selected comparable transactions is set forth in the following table:

		% Premium (Discount) to Stock Price Prior to Announcement
Transaction Type
		One Day	One Week	Four Weeks
Zengine @ implied price of $3.84 (1)		8.7%	5.3%	5.8%

Cash Transactions (2)	Median	29.7%	33.5%	39.2%

Stock Transactions (2)	Median	31.9%	37.7%	45.4%

All Transactions (2)	Median	29.9%	34.6%	40.6%

Parent-Subsidiary Transactions	Median	29.5%	42.1%	32.3%

Comparable Transactions	Median	47.8%	71.9%	97.6%

(1)
Priced as of October 3, 2001.

(2)
Source: SDC; includes all transactions for control where information was available.

    William Blair observed that the percentage purchase price premium implied by the merger compared favorably, from MCSi's point of view, to the corresponding median percentage purchase price premiums of the analyzed transactions.

    Analysis of Selected Publicly Traded Companies Comparable to Zengine.  William Blair reviewed and compared certain financial information relating to Zengine to corresponding financial information, ratios and public market multiples for 34 publicly traded companies that were grouped into the following four categories that William Blair deemed relevant:

  •
  E-Commerce Enabling Technology — companies that provide software and related services that facilitate electronic commerce.

  •
  E-Commerce Infrastructure — companies that provide hardware and related services that help facilitate electronic commerce.

  •
  Integrators — companies that provide implementation services of software and hardware products.

  •
  Application Service Providers (ASP) — companies that provide third-party hosting services of electronic commerce related software applications.

    E-Commerce Enabling Technology: (i) Ariba, (ii) Art Technology Group, (iii) Blue Martini, (iv) Broadvision, (v) Calico Commerce, (vi) Click Commerce, (vii) Commerce One, (viii) Digital River, (ix) E.Piphany, (x) Net Perceptions, (xi) Portal Software, (xii) PurchasePro, (xiii) Vignette, and (xiv) Webmethods.

    E-Commerce Infrastructure: (i) Cybercash, (ii) Cybersource, (iii) Mercator Software, (iv) Open Market, (v) S1 Corporation, (vi) Tibco Software, (vii) Trintech, and (viii) Vitria Technology.

    Integrators: (i) DiamondCluster Intl, (ii) Inforte, (iii) IXL Enterprises, (iv) Proxicom, (v) Razorfish, (vi) Scient Corporation, and (vii) Viant Corporation.

    Application Service Providers (ASP): (i) Corio, (ii) Breakaway Solutions, (iii) USInternetworking, (iv) Interliant, and (v) Navisite.

    William Blair selected these companies because they are the publicly traded companies that engage in businesses reasonably comparable to that of Zengine. Although William Blair compared the trading multiples of the selected companies at the date of William Blair's opinion to the trading multiples of Zengine, none of the selected companies is identical to Zengine. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex consideration and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

    Among the information William Blair considered were sales and capital structure. The multiples for Zengine and the comparable companies were based on the most recent publicly available financial information as publicly disclosed for each company, sales estimates for 2001 and 2002 from Bloomberg Financial, and used the closing share prices as of October 3, 2001.

    William Blair calculated the multiples of equity value ("equity value") to revenue, as well as multiples of equity value plus book value of total debt less cash and equivalents ("enterprise value") to revenue. Equity value is the value of common equity based on the stock price. William Blair also calculated cash and cash equivalents ("cash") as a percentage of enterprise value. William Blair then compared these multiples and percentages to the relevant Zengine multiples implied by the terms of the merger. Information regarding the multiples implied by the terms of the merger compared to the multiples from William Blair's analysis of selected comparable publicly traded companies is set forth in the following table.

Comparable Company Mean and Median Results
Category	Implied Zengine Multiple or %
		Range	Mean	Median
E-Commerce Enabling Technology
Enterprise Value/Calendar 2001 Estimated Revenue	1.52x	0.03x–2.56x	1.04x	0.72x
Enterprise Value/Calendar 2002 Estimated Revenue	0.89x	0.02x–1.55x	0.72x	0.66x
Equity Value/Calendar 2001 Estimated Revenue	3.15x	0.13x–3.05x	1.61x	1.31x
Equity Value/Calendar 2002 Estimated Revenue	1.85x	0.33x–2.52x	1.34x	1.18x
Cash as a Percentage of Enterprise Value	107.2%	19.2%–210.3%	94.4%	79.7%
E-Commerce Infrastructure
Enterprise Value/Calendar 2001 Estimated Revenue	1.52x	0.08x–2.28x	0.93x	0.56x
Enterprise Value/Calendar 2002 Estimated Revenue	0.89x	0.17x–1.20x	0.61x	0.44x
Equity Value/Calendar 2001 Estimated Revenue	3.15x	0.12x–4.08x	1.43x	1.13x
Equity Value/Calendar 2002 Estimated Revenue	1.85x	0.20x–1.59x	0.91x	0.85x
Cash as a Percentage of Enterprise Value	107.2%	20.3%–238.2%	90.7%	78.7%
Integrators
Enterprise Value/Calendar 2001 Estimated Revenue	1.52x	0.55x–0.97x	0.76x	0.76x
Enterprise Value/Calendar 2002 Estimated Revenue	0.89x	0.51x–1.03x	0.77x	0.77x
Equity Value/Calendar 2001 Estimated Revenue	3.15x	0.11x–2.39x	1.01x	1.17x
Equity Value/Calendar 2002 Estimated Revenue	1.85x	0.09x–2.54x	1.21x	1.10x
Cash as a Percentage of Enterprise Value	107.2%	113.0%–229.4%	162.8%	146.1%

Application Service Providers (ASP)
Enterprise Value/Calendar 2001 Estimated Revenue	1.52x	0.06x–1.55x	0.72x	0.64x
Enterprise Value/Calendar 2002 Estimated Revenue	0.89x	0.03x–1.26x	0.65x	0.65x
Equity Value/Calendar 2001 Estimated Revenue	3.15x	0.02x–0.44x	0.18x	0.09x
Equity Value/Calendar 2002 Estimated Revenue	1.85x	0.01x–0.31x	0.19x	0.24x
Cash as a Percentage of Enterprise Value	107.2%	10.4%–99.6%	60.5%	66.1%

    William Blair observed that while the multiples of equity value and enterprise value to revenue implied by the merger were higher than the mean and median multiples of the corresponding trading multiples of the comparable companies, Zengine's cash as a percentage of enterprise value was in all cases, except for the mean and median for the integrators, higher than the corresponding percentages of the comparable companies. William Blair assumed that Zengine's enterprise value to revenue multiples and equity value to revenue multiples are higher than the corresponding mean and median trading multiples of the comparable companies due to its relatively high percentage of cash to enterprise value and the resulting premium placed on its stock by the market. Further, William Blair observed that the multiples of equity value and enterprise value to revenue implied by the merger where within the range of low and high multiples of the corresponding trading multiples for each category of the comparable companies.

    Other Considerations.  William Blair considered other matters which it deemed relevant to its inquiry and took into account such accepted financial and investment banking procedures and considerations, as it deemed relevant or appropriate. One consideration made by William Blair was the impact on MCSi's balance sheet as a result of the merger. Despite MCSi's current ownership of approximately 58.5% of Zengine common stock, MCSi does not have access to the cash on Zengine's balance sheet. As a result of the merger, William Blair assumed that MCSi would gain access to approximately $36.4 million of working capital based on Zengine's balance sheet as of July 31, 2001 adjusted for an estimated $1.0 million of transaction expense. Assuming MCSi issues approximately 1.5 million shares for non-MCSi owned Zengine shares and receives approximately $36.4 million in working capital, MCSi is issuing shares at an effective offering price of $25.00, which is a 47% premium to MCSi's closing price on October 3, 2001. William Blair assumed that the working capital acquired from Zengine would reduce MCSi's net debt to total capitalization ratio from approximately 43% to 35%. William Blair also analyzed the effect of the merger on earnings per share from the perspective of MCSi's shareholders. William Blair compared the EPS of MCSi common stock on a stand-alone basis, to the EPS of the common stock of the combined company on a calendar pro forma basis. The results of the pro forma merger analysis, assuming Zengine contributed $0 in pre-tax earnings in 2002 and MCSi used Zengine's existing working capital to repay a portion of MCSi's outstanding debt, resulted in a neutral impact on MCSi's pro forma EPS. Accordingly, William Blair assumes that any pre-tax earnings generated by Zengine will have an accretive affect on MCSi's EPS.

    General.  This summary is not a complete description of the analysis performed by William Blair but contains all material elements of the analysis. The preparation of a fairness opinion is a complex process that involves determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the merger and add to the total mix of information available. The analyses were prepared solely for the purposes of William Blair providing its opinion as to the fairness, from a financial point of view to MCSi, of the consideration to be paid by

MCSi to shareholders of Zengine common stock, and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses, as a comparison is directly comparable to MCSi, Zengine or the contemplated offer and merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

    William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. William Blair has, in the past, provided financial advisory and financing services to MCSi, Zengine and their affiliates and may continue to do so and William Blair has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, William Blair may actively trade the common shares and other securities of Zengine, as well as the common shares and other securities of MCSi, for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Wilblairco Associates, an investment vehicle affiliated with William Blair, owns 902,478 shares of Zengine, as noted in Zengine's proxy statement dated January 26, 2001, and intends to tender such shares in the offer. Certain mutual funds affiliated with, and certain discretionary accounts advised by, William Blair beneficially own shares of MCSi common stock and Zengine common stock. In addition, MCSi has retained William Blair to act as dealer manager in connection with the offer and merger, pursuant to which MCSi will pay William Blair customary fees for these services. MCSi has also agreed to indemnify William Blair against certain liabilities and expenses in connection with its engagement, including certain liabilities under the U.S. federal securities laws.

Houlihan Smith & Company

    MCSi has retained Houlihan Smith & Company in connection with the proposed offer and merger as a financial advisor to render an independent fairness opinion to the board of directors of MCSi the purpose of advising the MCSi board as to whether, in the opinion of Houlihan, the exchange ratio of 0.2259 MCSi shares for each Zengine share is fair to MCSi stockholders from a financial point of view. Determination of the terms of the offer resulted from direct negotiation between MCSi and Zengine, a process in which Houlihan did not participate. The opinion was based upon a review of the respective companies from a financial point of view. In the opinion of Houlihan, the exchange ratio, as described in this prospectus, is fair, from a financial point of view, to the stockholders of MCSi as of the date of the opinion. The full text of the opinion, dated October 4, 2001, is attached as Annex C to this prospectus and incorporated herein by reference. The opinion contains a description of the matters considered by Houlihan and the limits of its review. MCSi stockholders are strongly encouraged to and should read the opinion carefully and in its entirety.

    The opinion is for the information of the MCSi board in connection with its evaluation of the merger agreement and the exchange ratio, and does not constitute a recommendation by Houlihan to the MCSi board to proceed with the offer or merger. Additionally, the opinion does not constitute a recommendation to any holder of MCSi stock as to how that holder should vote with respect to the merger should they have to opportunity to do so. The opinion relates solely to the question of fairness to MCSi stockholders, from a financial point of view, as to the exchange ratio as defined in the merger agreement. Further, Houlihan expresses no opinion as to the structure, terms or effect of any other aspect of the merger, including, without limitation, any effects resulting from the application of any bankruptcy proceeding, fraudulent conveyance, or other international, federal or state insolvency law, or of any pending or threatened litigation affecting MCSi or Zengine. Houlihan also expresses no opinion as to the tax consequences of the offer or merger or that the offer or merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

    In arriving at the opinion, Houlihan, among other things:

  •
  Reviewed certain publicly available data with respect to MCSi and Zengine, including but not limited to MCSi's and Zengine's recent filings with the SEC, including the consolidated financial statements for recent years and for the most recent fiscal quarters for which published results are available and certain other relevant financial and operating data relating to MCSi and Zengine made available to it from published sources, from the financial advisors of MCSi and Zengine, and from the internal records of MCSi and Zengine;

  •
  Reviewed the financial terms and conditions of the merger agreement in the form presented to it from MCSi senior management;

  •
  Reviewed the financial projections of MCSi and Zengine, including certain assumptions and conditions prepared and furnished to it by MCSi and Zengine senior management;

  •
  Reviewed historical market prices and trading volume for MCSi common stock and Zengine common stock;

  •
  Held discussions with members of senior management of MCSi with respect to the historical and current financial condition and operating results as well as the business and future prospects of MCSi as a stand alone entity;

  •
  Held discussions with members of senior management of MCSi with respect to timing of initiation of the proposed transaction between MCSi and Zengine;

  •
  Compared MCSi and Zengine from a financial point of view with certain other publicly traded companies in the computer peripheral, retail (catalog and mail order), computer networks, computer services, e-commerce enabling technology, ASP, and other industries that it deemed to be relevant;

  •
  Compared the proposed financial terms of the offer and exchange ratio with the financial terms of certain other business combinations it deemed relevant; and

  •
  Conducted such other studies, analyses, inquiries and investigations, as it deemed appropriate.

    During Houlihan's review, it relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial and other information provided to it and have further relied upon the assurances of MCSi senior management that they are unaware of any facts that would make the information provided to be incomplete or misleading for the purposes of the opinion. Houlihan has further relied upon the accuracy of publicly available financial data. Houlihan has not assumed responsibility for any independent verification of this information nor has it assumed any obligation to verify this information. Houlihan has assumed that the financial projections provided to it by MCSi and Zengine senior management in connection with the rendering of the opinion were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of MCSi and Zengine senior management, as of the date of such estimates, as to the future financial performance of the companies, on both a stand-alone and business combination basis. Houlihan assumes no responsibility for and expresses no view as to such financial projections or the assumptions on which they were based. Houlihan did not perform an independent evaluation or appraisal of the assets of either MCSi or Zengine.

    The opinion is necessarily based upon information made available to Houlihan, and on economic, market, financial and other conditions, as they exist on the date of the opinion. Houlihan disclaims any obligation to advise the board of directors of MCSi or any person of any change in any fact or matter affecting the opinion which may come or be brought to its attention after the date of the opinion.

    Each of the analyses conducted by Houlihan was carried out to provide a different perspective on the exchange ratio, and to enhance the total mix of information. Houlihan did not form conclusions as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the exchange ratio to the MCSi shareholders. Houlihan did not place any specific reliance or weight on any individual analysis, but instead concluded that its analyses taken as a whole supported its determination. Accordingly, Houlihan believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the process underlying the analyses performed by Houlihan in connection with the preparation of the opinion.

    Selected Guideline Public Company Analysis.  Using publicly available information, Houlihan compared selected financial data of MCSi and Zengine with similar data for selected publicly traded companies, engaged in businesses that Houlihan judged to be reasonably comparable to those of MCSi and Zengine. Houlihan believes that the seven (7) companies listed below have operations similar to some of the operations of MCSi and Zengine, but noted that none of these companies have the same management, composition, size or combination of business as MCSi or Zengine.

    Comparable companies for MCSi included:

MCSi Guideline Public Companies

CDW Computer Centers	CDWC
Blackbox	BBOX
Insight Enterprises	NSIT
InFocus	INFS
PC Connection	PCCC
Systemax, Inc.	SYX
PC Mall	MALL

    The key valuation multiples Houlihan focused on for MCSi are enterprise value to latest twelve month's revenue, EBITDA, EBIT and equity market value to latest twelve month's EPS (P/E).

$ in Millions except for per share data			Latest 12 Months (LTM)
(share prices as of 10/3/01) Company	Equity Value	Enterprise Value
			Revenue	EBITDA	EBIT	EPS
Black Box Corporation (BBOX)	920.42	1,043.88	862.98	136.27	117.85	3.24
CDW Computer Centers, Inc. (CDWC)	3,182.85	2,903.32	4,017.41	288.76	270.41	1.89
IdeaMall, Inc. (MALL)	19.41	10.64	755.93	11.77	5.70	0.34
InFocus Corporation (INFS)	496.86	415.86	839.46	75.94	62.58	1.05
Insight Enterprises, Inc. (NSIT)	603.03	565.65	2,147.94	107.60	90.68	1.32
MCSi, Inc. (MCSI)	217.23	399.80	922.80	58.74	45.95	1.24
PC Connection, Inc. (PCCC)	193.45	158.94	1,349.13	41.08	33.65	0.76
Systemax Inc. (SYX)	56.27	58.31	1,600.67	-24.81	-39.38	-0.76

Enterprise Market Values
Trading Multiples Company				Equity Market Value LTM EPS
	LTM Sales	LTM EBITDA	LTM EBIT
as of
	06/30/01	06/30/01	06/30/01	06/30/01
MCSi, Inc. (MCSI)	0.43x	6.81x	8.70x	13.67x
High	1.21x	10.05x	10.74x	19.60x
Low	0.01x	-2.35x	-1.48x	-2.18x
Mean	0.41x	4.71x	5.79x	10.56x
Median	0.35x	5.37x	6.44x	11.58x

    On a comparative basis to its peers, Houlihan found MCSi to be a relatively well-positioned company with a relatively fair equity price. MCSi's aggregate value as of October 3, 2001 conforms to mean and median valuations of its publicly traded peer group of companies as shown above. MCSi, as of the date the opinion was rendered, was neither significantly over, nor significantly under, priced relative to the guideline public companies.

    Comparable companies for Zengine included:

Zengine Guideline Public Companies

E.piphany, Inc.	EPNY
BroadVision, Inc.	BVSN
Digital River, Inc.	DRIV
Click Commerce, Inc.	CKCM
Inforte Corp.	INFT
Art Technology Group	ARTG
Viant Corporation	VIAN
CyberSource Corporation	CYBS
USInternetworking, Inc.	USIX
Net Perceptions, Inc.	NETP

    With respect to Zengine, the key valuation multiples Houlihan focused on are enterprise value to the last twelve month's revenue and equity value to book value.

(share prices as of 10/3/01) Trading Multiples Company	Enterprise Value LTM Sales	Equity Value Book Value
Art Technology Group (ARTG)	-0.25x	0.32x
BroadVision, Inc. (BVSN)	0.22x	0.39x
Click Commerce, Inc. (CKCM)	2.12x	2.63x
CyberSource Corporation (CYBS)	-1.06x	0.20x
Digital River, Inc. (DRIV)	3.35x	3.64x
E.piphany, Inc. (EPNY)	0.01x	0.15x
Inforte Corp. (INFT)	0.57x	1.36x
Net Perceptions, Inc. (NETP)	-3.73x	0.05x
USInternetworking, Inc. (USIX)	1.54x	0.31x
Viant Corporation (VIAN)	-1.19x	0.36x
Zengine Inc. (ZNGN)	1.32x	1.23x
High	3.35x	3.64x
Low	-3.73x	0.05x
Mean	0.26x	0.97x
Median	0.22x	0.36x

    Zengine's enterprise value to last twelve month's revenues multiple and equity value to book value multiples are both higher than the mean and median for guideline publicly traded companies. This implies a fair value of the Zengine shares purchased by MCSi in the transaction. None of the comparable companies have earnings, making relative valuation using earnings multiples impossible.

    Effective Equity Issuance Price.  Houlihan took a conservative approach to calculating the effective equity issuance price by including only Zengine's actual cash balance ($29.6 million) and a note from MCSi ($3.6 million) in the working capital available to MCSi. In its opinion, accessing Zengine's cash is similar to the issuance of new equity for MCSi. The result of applying this approach is still a significant premium (36.1%) to the October 3, 2001 share price ($16.99) as shown in the chart below.

Benefit Analysis

Shares Issued by MCSi in offer and merger	$1,392,185
Current Price of MCSi	$16.99
Market Value of Shares Issued	$23,653,225
Value of Assumable Working Capital	$33,190,051
Less: Estimated Transaction Expenses	1,000,000
Working Capital Acquired	$32,190,051
Benefit/Cost	136.1%
Effective Equity Offering Price	$23.12

    Premium Analysis.  MCSi's offer represents an 8.7% premium over Zengine's October 3, 2001 closing price of $3.53 per share, a 1.0% premium over the prior seven day's average closing price of $3.80 per share and an 8.1% premium over the prior thirty day's price of $3.55 per share.

    In order to assess the fairness of the premium offered by MCSi, Houlihan reviewed Mergerstat Review 2001 for data concerning recent transactions. A summary of the Mergerstat data is as follows:

	Median Premium Offered*
Type of Transaction
	1998	1999	2000
Cash	30.1%	33.4%	40.8%
Number of transactions	213	380	316
Stock	31.3%	36.1%	37.0%
Number of transactions	236	256	176
Combination	29.9%	35.2%	43.3%
Number of transactions	59	86	77

    *
    Excluding negative premiums

    The data above represents the median premiums for all transactions in each year based on the type of consideration, excluding negative premiums (of which there were several). All of the premium data reviewed indicates that the premium of 8.7% offered by MCSi over Zengine's October 3, 2001 closing trading price is considerably lower than the median, although within the range of other transactions included in the Mergerstat dataset. Houlihan further supported its findings by researching specific transactions in industries similar to that of Zengine's. The average premium on the twenty transactions Houlihan included in its analysis is 31.0%. The range of premiums on these transactions is 42.1% to 85.5%. The MCSi/Zengine premium of 8.7% falls within this range and is typical of similar recent industry transactions.

    Valuation—Historical Stock Price.  Houlihan analyzed the historical trading activity of both MCSi and Zengine common stock.

    The dollar weighted average price of MCSi over the last twelve months (October 2, 2000 to October 2, 2001) was $15.89 per share, although the trading was spread out over a wide range ($11.00—$32.47). The October 3, 2001 share price of $16.99 represents a fair market value price as evidenced by a highly liquid market for MCSi's stock.

    The dollar weighted average price of Zengine over the last twelve months (October 2, 2000 to October 2, 2001) was $6.66. Even though the per share price of $3.84 implied by the valuation of the proposed MCSi merger offer is considerably below $6.66, it is slightly higher than the 30-day weighted average. The broad trading range for this stock ($2.44—$13.72) and recent low liquidity due to loss of marginablity and imposition of penny stock rules further justify MCSi's per share offer amount.

    Accretion/Dilution Analysis.  Houlihan prepared an accretion/dilution analysis in order to determine the effect of the merger on MCSi's earnings per share. As part of this analysis, it studied the impact on MCSi's earnings under three separate scenarios: (1) Zengine operating at break even with zero estimated pre-tax earnings for 2002, (2) Zengine as a stand alone entity with internally produced projected earnings, and (3) Zengine as part of MCSi including synergistic effects. Houlihan concluded that any Zengine pre-tax earnings will result in positive accretion to MCSi's earnings per share.

    Conclusion.  Based on the analyses described above, Houlihan arrived at the following conclusions regarding the exchange ratio of the proposed offer and merger between MCSi, and Zengine.

  •
  The implied valuation of MCSi's proposed tender offer is well within the range of indicated values from the guideline public company valuation analysis.

  •
  The shares of MCSi, paid as consideration, represent a fair market value stock price as evidenced by an active and highly liquid market for MCSi's shares.

  •
  The implied premium of 8.7% is considerably lower than most median premiums paid for similar transactions and for companies in Zengine's related industries as reported in Mergerstat Review 2001.

  •
  The effective equity issuance price of $23.12 is well in excess of the October 3, 2001 share price of $16.99, representing a 36.1% premium.

  •
  The proposed transaction is projected to be accretive to MCSi's 2002 EPS based on various scenarios of projected earnings for Zengine.

    Houlihan, a National Association of Securities Dealers (NASD) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwriting, sales and distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Houlihan will receive a non-contingent fee of $100,000 plus reimbursement for all approved out of pocket expenses from MCSi relating to its services in providing the opinion. Under the terms of its agreement with Houlihan, MCSi will indemnify, defend and hold Houlihan harmless if Houlihan becomes in any way involved in any legal or administrative proceedings related to the services Houlihan provided in rendering the opinion, including any action under the U.S. Federal Securities laws.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND MERGER

    In considering whether to tender your shares in the offer, you should be aware of interests of certain persons as described below in connection with the offer and the merger.

    MCSi owns approximately 58.5% of Zengine's outstanding common stock and two of the six members of the Zengine board of directors have affiliations with MCSi. Michael E. Peppel, the chairman, president and chief executive officer of MCSi, is chairman of the board of directors of Zengine. In addition, certain members of management of Zengine, including certain directors, own shares of MCSi common stock. Anthony W. Liberati, one of Zengine's directors, served as chairman of the board of MCSi from May 1996 to February 2000. Because of these conflicts of interest, after the board of directors of Zengine was advised that MCSi had an interest in acquiring the shares of Zengine that it did not already own, the Zengine board established a "special committee" consisting of directors who are not now affiliated with Zengine or MCSi, other than as Zengine directors, and who hold no management positions with Zengine. The special committee selected and retained its own independent counsel and investment advisor in evaluating the MCSi proposal. See "Background of the Offer" beginning on page 19.

    William Blair & Company, MCSi's financial advisor and the dealer manager in the offer, has, in the past, provided financial advisory and financing services to MCSi, Zengine and their affiliates and may continue to do so and Blair has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of their business, Blair may actively trade the common shares and other securities of Zengine, as well as the common shares and other securities of MCSi, for Blair's own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Wilblairco Associates, an investment vehicle affiliated with Blair, owns 902,478 shares of Zengine, as noted in Zengine's proxy statement dated January 26, 2001. Certain mutual funds affiliated with, and certain discretionary accounts advised by, Blair beneficially own shares of MCSi and Zengine common stock.

    Any cost savings and possible financial improvements resulting from a combination of Zengine and MCSi could benefit Zengine's management, who might receive increased compensation, and the directors of Zengine affiliated with MCSi, by virtue of the benefits of the transaction to MCSi.

BUSINESS OF ZENGINE

Overview

    Zengine is an outsourced e-commerce software and services provider. Zengine helps companies sell more efficiently. Zengine completed its initial public offering in September 2000 pursuant to which it issued 4,290,000 shares of common stock resulting in net proceeds of $50.5 million. Currently, MCSi, Inc. owns 58.5% of the outstanding common stock of Zengine.

    Zengine provides a suite of technology-based software and services that enable businesses to conduct electronic commerce. Its software and services are delivered on an outsourced basis. Zengine offers integrated services for both business-to-business, or B2B, and business-to-consumer, or B2C, e-commerce including Web site graphical design, product content and merchandising, personalization and customer relationship management, advertising and sponsorship management, order management, inventory management and order fulfillment, end-user customer service, reporting and analysis and Web site hosting. Zengine provides software and services on a complete, or "turn-key," package basis or as component features. Zengine markets its services to businesses seeking to initiate, expand or enhance their ability to conduct e-commerce.

    Zengine's proprietary technology and infrastructure, the KORE Engine, permits Zengine to customize e-commerce solutions for its clients. Client Web pages are integrated with previously developed KORE content and systems rather than re-engineering the functionality for each application. Adding new or custom functionality occurs under one development cycle and, and upon completion, can be made available to other Zengine clients without added development time or cost. In addition, the KORE Engine is built to be highly-scalable, permitting clients to deliver consistent quality of service as transaction volumes increase, enabling the rapid deployment of high-speed, dynamic e-businesses. The KORE Engine gives Zengine the ability to offer both Web site content and design to the ultimate users along with transaction processing and order management services.

    Zengine markets its services through a direct sales force to businesses seeking to initiate, expand or enhance their ability to conduct e-commerce, including:

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  original equipment manufacturers;

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  wholesalers, distributors and other businesses that create customized vendor and supply chain relationships over the Internet or a secure extranet;

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  bricks and mortar retailers; and

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  online-only retailers.

    Zengine's revenue is generated through a combination of one or more of the following: service fees, which include initial set-up and integration fees, subscription fees, transaction fees and consulting fees, advertising and sponsorship fees and product sales.

E-Commerce and Customer Relationship Management

    Most companies today recognize that the Internet enables powerful functionality ranging from display and order processing to complete supplier-vendor-customer integration and relationship management. As customer and supplier expectations increase as a result of industry advancement, companies are forced to take advantage of and develop more sophisticated Internet applications. With competition only a mouse-click away, organizations seek to differentiate themselves by providing superior informational and transactional experiences for their customers through personalized Web sites that are easy to use so as to better manage the unique online relationship possible between the business and its customer.

    Personalized e-commerce enables companies to maintain a unique one-to-one relationship with customers and suppliers while capturing the efficiency, affordability and speed of an automated system. Businesses need to track, collect and store Web site visitor information and transfer that information across the enterprise to effectively manage the customer relationship in real-time. Companies that quickly establish quality one-to-one relationships with online visitors differentiate their services and potentially gain a competitive advantage.

  Challenges Presented by E-Commerce

    Providing a comprehensive solution.  Creating a comprehensive solution requires integration among many intricate components. In order to deliver a dynamic e-commerce experience, companies must integrate Internet applications with existing content management, customer database, transaction fulfillment and customer support systems. Visitor experience depends directly on a company's ability to execute and support the following difficult and complex activities:

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  integrating data base systems with Web site services to fully utilize existing business systems, customer data and information resources;

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  attracting, retaining and servicing a broad demographic range of visitors by providing dynamic content, interactive dialogues and communities of interest in a friendly, easy-to-use format;

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  developing and maintaining visitor information for tracking and recalling specific interactions in a secure and private environment;

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  merchandising services dynamically through personalized content, products and incentives to drive increased user visits and transactions;

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  fulfilling transactions with secure e-commerce processes;

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  offering a readily accessible and consistent end-user experience across multiple customer touch points, such as call and e-mail centers; and

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  managing product and service distribution, including inventory management, product warehousing, order picking and packing, transportation management and product returns.

    Time-to-market.  In the emerging digital economy, where the first-to-market often claims significant competitive advantage, speed is essential. Even if companies have the skilled personnel to implement end-to-end Internet solutions, the actual development and integration of these solutions with existing information systems is a very complex and time-consuming process. Solution design, development and implementation projects frequently range in time from several months to over a year.

    Advanced technological skill.  Providing advanced solutions requires the development, employment and maintenance of leading edge technology and service. Commitment to being a technological leader requires significant investment of resources, both initially and over time, in support functions outside a company's core competence. The diversion of resources from core competencies can be distracting to an organization and may hamper core business execution.

    High cost to deploy and upgrade.  Building, maintaining and upgrading an Internet commerce platform requires significant initial and ongoing investment. GartnerGroup reported that the average cost to develop and deploy an Internet commerce site was $1.0 million in 1999. Often the total costs of ownership increase significantly due to new technology developments, upgrades and time involved to develop upgrades and modifications. In order to justify the investment, companies need a significant return on investment from B2B and B2C platforms.

    Few companies offer the full range of integrated e-commerce services necessary for clients to fully capitalize on their e-commerce potential. Most companies offering outsourced solutions focus on one or just a few specific services, requiring companies to piece together, or find a third party to integrate, these disparate solutions. Zengine believes that few existing solutions providers offer a comprehensive turn-key and outsourced approach to critical B2B and B2C e-commerce services. Most businesses cannot afford to divert internal personnel from their core competencies, while it becomes increasingly difficult to obtain and retain highly skilled in-house personnel to implement these advanced solutions.

The Zengine Solution

    Zengine addresses the challenges presented by e-commerce by providing outsourced software and services that enable its clients to create, maintain and enhance their e-commerce presence on an ongoing basis. Zengine's services for both B2B and B2C e-commerce include Web site graphical design, product content and merchandising, customer relationship management, advertising and sponsorship management, order management, inventory management and order fulfillment, end-user customer service, reporting and analysis and client platform hosting. Zengine provides all of these services directly to its clients except for the following services which are provided by third party vendors through Zengine: inventory management and order fulfillment which is performed by MCSi or other third party vendors, product content and reviews, and payment processing.

    Zengine solution enables its clients to:

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  Achieve rapid deployment of e-commerce Web sites. Zengine services enable its clients to quickly establish a fully functional e-commerce environment. The KORE Engine eliminates the need for extensive custom programming and reduces the time needed to integrate the e-commerce application with the client's existing computer systems. As a result, Zengine's clients are able to reduce their time-to-market.

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  Operate a user-friendly e-commerce Web site. Zengine's technology and infrastructure provide it with the ability to design and operate a client's e-commerce Web site that is: integrated with business systems and customer service, including inventory management, technical support, customer interaction by voice or e-mail and product return processing; consistent with the look, feel and functionality of the client's existing Web site and brand strategy; engaging, intuitive, attractive and easy to use by the Web site visitor; fast and reliable, to minimize visitor wait time and to maximize interactivity; highly personalized, to improve our client's customer relationships by dynamically identifying, differentiating and interacting with customers on a more personal level; and secured by state-of-the-art procedures that enable execution of transactions involving confidential personal and financial data.

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  Save on capital expenditures and focus on core competencies. Zengine's clients are able to obtain the benefits of e-commerce without making significant time and financial investments in hardware, software and technical and customer service personnel. Zengine generally provides its solutions from its own premises without interfering with its client's daily operations. This permits its clients to focus on their core competencies and to leverage Zengine's knowledge, technology and infrastructure.

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  Benefit from our integrated, continual improvements. Zengine is engaged in an ongoing process of technological enhancement of its services. These improvements include the upgrade of the KORE Engine, new merchandising features and advanced browser-based tools. The architecture of KORE is designed to automatically and without interruption distribute service improvements to its clients without the need to hire consultants, bring the system offline, or install any client-side software. Upon completion, the feature or tool can be made available to other Zengine clients without added development time or costs. Development using the KORE software contrasts with other e-commerce solutions that provide maintenance and upgrades to custom features on an individual and typically labor intensive basis.

    Zengine solutions incorporate the following distinguishing characteristics:

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  Comprehensive—Zengine combines Web site graphical design, product content and merchandising, customer relationship management, advertising and sponsorship management, order management, inventory management and order fulfillment, end-user customer service, reporting and analysis and client Web site hosting in one comprehensive service to better ensure accuracy and integration of the entire customer experience.

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  High Speed—All Web site pages served by Zengine are fastloading, regardless of the speed of the user's Internet connection.

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  Reliable—Zengine's technology is highly reliable, and is designed to provide Web site availability 24 hours a day, 7 days a week and is designed to support online database backups and, if necessary, rapid database restoration.

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  Scalable—Zengine's services allow its clients to deliver consistent quality of service as transaction volumes grow and to handle daily and seasonal peak periods.

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  Flexible—The KORE Engine employs highly flexible modeling and tools to facilitate connections between computer applications, including company resource planning, inventory management, call center management, supply chain management and their underlying databases.

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  Real time—Zengine's solutions process visitor interactions, inventory availability, order status and other business rules in real time, reducing support costs, bad debt risk and abandoned transactions.

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  Secure—Zengine uses state-of-the-art encryption to provide the security and authentication necessary for secure transmission of confidential personal and financial information.

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  Transparent—All visitor interaction occurs on Zengine's servers, but appears to the customer to be within the client's Web site. This transparency permits clients to operate enterprise wide B2B and B2C e-commerce platforms, without the cost of obtaining hardware, software, bandwidth and the associated personnel costs of maintaining the system.

Zengine Services and Tools

    Zengine Services.  Zengine provides e-commerce services to clients operating in both B2B and B2C environments. Its business service enables original equipment manufacturers, wholesalers and distributors to conduct personalized supply-chain management and customer transactions over the Internet or secure extranets enabled by Zengine. Its consumer service enables original equipment manufacturers, bricks and mortar retailers and online-only retailers to extend their current business over the Internet.

    Zengine services focus on customer relationship management and can be generally separated into seven categories.

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  Web site graphical design and product content. Zengine provides complete Web site and product content creation in conjunction with its clients' brand strategy. Zengine focuses its efforts on designing simple and intuitive graphics that leverage rich product content generated by Zengine's content group, by third parties and by clients. Examples of content features enabled by KORE include product comparisons, product compatibility, related products and accessories and end-user and third party reviews. Comprehensive content and enabling features encourage visitors to make and increase their online purchases.

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  Merchandising. Zengine provides comprehensive merchandising features designed to increase the conversion from browser to buyer, retain loyal customers and personalize experiences for one-to-one communication between clients and their customers. Examples of merchandising features enabled by KORE include personalization, targeting and profiling, top-seller and user rating systems, gift certificates and coupons, outbound communication and reporting and analysis.

  Whether within or outside of its clients' Web sites, Zengine extends the clients' brands to outbound e-mail newsletters and advertising, including banners, buttons, rich media and affiliate marketing. Currently, Zengine's marketing personnel personalize and send targeted e-mails based on customer characteristics and preferences.

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  Advertising and sponsorship management. Zengine sells advertising and sponsorship packages for individual client sites, or across the Zengine network of client e-commerce Web sites as a package to drive the visitor deeper into the client's Web sites. Advertising and sponsorship packages are sold to brand and direct-marketing advertisers seeking to influence targeted visitors within its client e-commerce Web sites.

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  Order management. Zengine provides complete order management capabilities for clients in a secure environment. Examples of its order management services enabled by KORE include universal shopping carts and digital wallets, e-mail notifications for account activation, credit card authorizations and settlements, inventory availability, order tracking with major carriers, tax compliance, and fraud protection. Zengine has entered into agreements with VeriSign, Inc. and CyberSource Corporation for credit card processing and advanced fraud screening and protection.

  Zengine's order management services include handling all logistics after credit cards have been processed. All orders are processed by secure transactions via the Internet, by phone, by fax, by mail and/or purchase order. Zengine's systems provide the ability for both clients and their customers to track the status of orders at any time in real time. This service is transparent to the clients' customers and is seamlessly integrated with the clients' internal and legacy computer systems.

  For clients that wish to leverage existing company resource planning systems in their e-commerce systems, Zengine provides an open adapter (application programming interface) to KORE that enables seamless connections between a client's legacy computer systems and KORE. This direct connection eliminates redundant or unnecessary human intervention for order management and supports a scalable operation designed for long-term growth.

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  Inventory management and order fulfillment. On behalf of its clients, Zengine has subcontracted to MCSi the picking, packing and shipping the client's customer orders and the provision of customized private label packaging, inserts and promotional literature for distribution with customer orders. Based upon client needs, Zengine is able to take advantage of a variety of shipping and delivery options, including next day service. MCSi, as Zengine's agent, receives third party or client inventory at its distribution centers, verifies shipment accuracy, unpacks, inspects for damage and generally stocks for sale the same day. For clients that wish to leverage their existing distribution capabilities, Zengine provides fulfillment messaging directly to the client for delivery to their customers. An integral part of our transaction management services also includes the warehousing and distribution of inventory owned by third party vendors or clients and performed by MCSi.

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  End-user customer service. Zengine provides complete call and e-mail center services to its clients internally and under the distribution services agreement with MCSi. Zengine believes that an important feature of e-commerce is the ability for the end-user to talk with a live customer service representative. Zengine's customer support services utilize features that integrate voice, e-mail, data and Internet chat communications to respond to and handle customer inquiries. Zengine's customer service representatives answer questions in the client's name regarding orders, shipping, billing, returns and product information as well as a variety of other questions. Zengine's customer support center automatically identifies each customer request and routes it to the available customer support representative. Zengine's customer support centers are designed so that customer service representatives can handle various clients and products, thereby creating economies of scale benefits for its clients.

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  Client Web site hosting. As a provider of outsourced solutions, Zengine hosts all of its clients' Web sites. The KORE Engine resides on a secure fault-tolerant network architecture that provides highly scalable and highly reliable service. This is accomplished by distributing Internet traffic across an array of redundant servers. Because of this distributed model, rapid increases in server load can be easily handled by allocating more servers to immediately accommodate client Web site demand. In addition, the redundant network architecture allows for unpredictable hardware failure with little or no effect to service.

    Zengine Tools.  Zengine's e-commerce services are customized and maintained using Internet-based tools available to our personnel and by clients. These tools are accessible through standard Web browser interfaces. A description of Zengine's tools follows:

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  Zengine Reporting and Analysis. Zengine's reporting and analysis tools allow both Zengine and its clients to easily analyze customer and operational data. To support this capability, Zengine has designed reporting and analysis tools to extract and manage data from individual client e-commerce sites. Once these tools have analyzed the data, they present the resulting information in easy-to-use formats, such as graphs and tables. Examples of real-time reports include client specific reports, including inventory management, end-user statistics such as end-user behavior, sales trends analysis, per page statistics, references from prior pages and search results analysis, advertising and sponsorship campaign reporting including discount and voucher creation and reporting, e-mail marketing and promotional offer creation and reporting, and call center and customer management reporting, which provides real time customer purchase history, current shopping cart items and past interaction data.

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  Zengine Content Management. This tool allows a distributed and remote team of non-technical content editors and merchandising experts to collaboratively manage most aspects of site content, including creating, editing, staging, production and archiving. This tool provides personal and shared in-boxes that enable teams of content creators to collaborate in developing content and provides for content previews prior to publishing, to control access to publishing and to capture content classification information. It supports flat content insertion and adds a user-friendly presentation layer to the content by automatically generating HTML within the publisher.

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  Zengine Campaign Management. This tool allows non-technical marketing representatives the ability to create promotions, such as vouchers, discounts and advertising campaigns. The marketer is able to create segmented lists of customers to be included in such promotions that may be delivered by e-mail or direct mail.

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  Zengine Call Center. This tool displays real-time customer information for call center representatives and general customer service management. Customer purchase history and past interaction data are available to authorized representatives, as well as a customer's current shopping cart items for assistance during checkout.

Clients

    At September 30, 2000, Zengine had 16 e-commerce clients, which include equipment manufacturers, wholesalers, distributors and other businesses that create customized vendor and supply chain relationships, bricks and mortar retailers, pure online retailers. As of June 30, 2001, Zengine had

13 e-commerce clients. In addition, as of September 30, 2000, Zengine had placed advertisements for 18 companies and for the nine month period ended June 30, 2001, 12 companies.

Sales and Marketing

    Zengine markets its services through a direct sales force to businesses seeking to initiate, expand or enhance their ability to conduct e-commerce, including original equipment manufacturers, wholesalers, distributors and other businesses that create customized vendor and supply chain relationships over the Internet or a secure extranet, bricks and mortar retailers.

    Because Zengine does not promote its own brand to the retail public, Zengine does not compete with, and is able to serve as a neutral provider of e-commerce services to, potential and existing clients. This strategy reflects its commitment to each clients' brand preservation and exposure. Its marketing efforts are two-fold:

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  Zengine promotes the value of its outsourced e-commerce services by showcasing its success and leadership; and

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  Zengine works cooperatively with its clients to promote traffic, revenue and long-term loyalty to their e-commerce platforms.

    Zengine's sales activities generally involve meetings with senior management of the prospective client in order to educate them about how its services will fulfill their needs. These meetings also involve a hands-on demonstration of Zengine's service capabilities. Because Zengine's brand is "behind the scenes" and because a client usually must make an enterprise-wide, strategic decision as to which company it will choose to operate its B2B e-commerce systems or to operate its B2C e-commerce store, or both, Zengine's sales process typically requires it to compete with a company's in-house solution and with other e-commerce software and/or service vendors. As a result, the sales cycle is typically long and unpredictable.

    Zengine uses a variety of marketing activities to increase market awareness for its services and educate its target audience. In addition to building brand awareness with potential clients, its marketing activities focus on preparing market research, service offering planning, managing press coverage, identifying potential clients and generating leads to assist in direct sales efforts. To build awareness and attract new clients, Zengine seeks leads from its current clients, attends and exhibits at trade shows, builds relationships with industry experts to facilitate networking opportunities, and runs cooperative independent print advertisements in various newspapers, trade journals and publications.

Technology and Infrastructure

    Zengine believes that its proprietary technology and infrastructure, the KORE Engine, enables it to build, deliver and manage e-commerce solutions in less time, at lower cost and with greater business success than existing alternatives. The KORE software allows existing and customized applications to be combined in any number of different branded Web sites without interrupting the user and with a high degree of efficiency.

    The KORE Engine.  Zengine's proprietary software technology and infrastructure, the KORE Engine, enables it to build, deliver and manage e-commerce solutions in less time and more cost effectively than existing alternatives. The functional components of the KORE software are stored on a centralized server array which services all Zengine clients. This architecture minimizes development costs and reduces time-to-market because Zengine is able to leverage existing functionality previously developed within KORE rather than re-engineering the functionality for each application. Upon completion, the component or feature can be made available to other Zengine clients without added development time or cost. Development within the KORE software framework significantly differs from other e-commerce solutions that provide maintenance and upgrades to custom features on an individual and possibly labor intensive basis.

    Network Architecture.  KORE resides on a secure, private fault-tolerant network architecture that provides highly reliable service. Zengine's physical network is co-located at Above/Net Communications, a subsidiary of Metromedia Fiber Network. Above/Net is a Tier 1 Internet Service Provider with multiple fiber optic capacity across North America.

    Zengine utilizes distributed and redundant Linux servers operating in conjunction with Apache 128-bit secure Web servers supported by optimized relational and multi-dimensional databases from MySQL. Since Zengine handles sensitive personal information, it adheres to 1024-bit secure socket layer (SSL) encryption to provide the highest level of security available on the market today.

    Open Source Movement.  In order to maximize both personalization and speed of service, Zengine chooses to use open source standards and scalable programming languages. Development within KORE is done in Perl 5, a widely accepted standard programming language for developing object-oriented software that is the informed choice for building large-scale e-commerce software systems that require ongoing and rapid development and high-speed dynamically-generated Web site operations. MySQL, an open source database, is optimized for speed and scalability and serves as the foundation for KORE's capabilities. KORE creates multiple database connections for multiple actions both efficiently and quickly, resulting in high-speed dynamic Web site delivery.

Competition

    The market for Zengine's services is intensely competitive and subject to rapid technological change. Zengine expects competition to intensify in the future. Zengine's primary source of competition comes from companies who develop their own custom e-commerce systems or purchase software packages and hire consultants to implement these solutions. Because these companies have likely made significant initial investments to develop their custom systems, they may be less likely to employ outsourced transaction processing strategies. Zengine also faces competition from companies such as Art Technology Group, Broadvision, Corio, Digital River, Oracle and USinternetworking. In addition, other companies may enter the market to provide similar services.

    Many of Zengine's competitors have longer operating histories, substantially greater financial, technical, marketing or other resources, or greater name recognition than doesZengine. Zengine's competitors may be able to respond more quickly than Zengine can to new or emerging technologies and changes in customer requirements. Competition could seriously impede Zengine's ability to sell additional services on terms favorable to it. Zengine's current and potential competitors may develop and market new technologies that render its existing or future services obsolete, unmarketable or less competitive. Zengine's current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with other e-commerce solution providers or fulfillment companies, thereby increasing the ability of their services to address the needs of Zengine's prospective customers. Competitive pressures could reduce Zengine's market share or require the reduction of the prices of its services, either of which could materially and adversely affect its business, results of operations or financial condition.

    Zengine competes on the basis of certain factors, including:

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  technology;

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  time-to-market;

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  breadth of service features and functionality;

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  ease of implementation;

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  speed, accessibility and ease of use;

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  brand recognition;

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  price;

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  system reliability and capacity; and

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  customer support.

Intellectual Property

    Zengine's ability to compete depends to a large degree upon its proprietary technology. Zengine's success depends on protecting its intellectual property, which, next to employees, is its most important asset. If Zengine does not adequately protect its intellectual property, its business, financial condition and results of operations could be seriously harmed. Zengine relies on a combination of trademark and trade secret rights, confidentiality procedures, licensing arrangements and contractual restrictions to establish and protect its proprietary rights. These legal provisions afford only limited protection for its technology. The source code for its proprietary software is protected as a trade secret. Zengine has not applied for a patent for the KORE Engine and has not decided whether to do so in the future, since the source code would be publicly revealed upon receipt of any patent. Even if it filed a patent application, Zengine could not assure you that a patent would be issued.

    Zengine has applied to register its trademarks, such as the Zengine name and the Zengine "gear" logo, "KORE." However, there can be no assurance that effective trademark protection will be available for these marks. It is possible that others will adopt product names or logos similar to KORE or the Zengine gear logo. This would impede Zengine's ability to build its brand identity, lead to customer confusion, increase legal expenses and distract management from the operation of its business.

    Finally, Zengine seeks to avoid disclosure of its intellectual property by requiring employees and consultants with access to proprietary information to execute confidentiality agreements and by restricting access to its source code. Due to rapid technological change, Zengine believes that factors such as the technological and creative skills of its personnel, new product developments and enhancements to existing products are more important than the various legal protections of its technology to establishing and maintaining a technology leadership position.

    Despite Zengine's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of its services or to obtain and use information that it regards as proprietary. Policing unauthorized use of its software is difficult and while Zengine is unable to determine the extent to which piracy of its software exists, if at all, software piracy can be expected to be a persistent problem. Litigation may be necessary in the future to enforce its intellectual property rights, to protect its trade secrets, to determine the ability and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. However, the laws of many countries do not protect proprietary rights to as great an extent as do the laws of the United States. Any such resulting litigation could result in substantial costs and diversion of resources and could seriously harm Zengine's business, operating results and financial condition. Zengine cannot assure you that its means of protecting proprietary rights will be adequate or that its competitors will not independently develop similar technology. Any failure by Zengine to meaningfully protect its property could have a material adverse effect on its business.

    To date, Zengine has not been notified that its products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement with respect to its current or future services or technology. Because the e-commerce industry is relatively new, patents relating to the industry are only now starting to be issued by the U.S. Patent and Trademark Office.

These patents are protecting certain business processes which many in the industry currently believe are not proprietary. Zengine expects that developers of Web-based commerce products and services will increasingly be subject to infringement claims as the number of products, services and competitors in its industry segment grows and as the functionality of products in different segments of the industry increasingly overlaps. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be favorable or acceptable to Zengine. A successful claim of infringement against Zengine and the failure or inability to license the infringed technology or develop or license technology with comparable functionality could harm Zengine's business.

    Zengine integrates third party software into software used to perform its services. This third-party software may not continue to be available on commercially reasonable terms. Zengine licenses Internet fraud screen from CyberSource Corporation and payment processing capabilities from Verisign, Inc. If it cannot maintain licenses to this third-party software, implementation of Zengine's services could be delayed until equivalent software could be developed or licensed and integrated into our products, which could materially adversely affect its business.

Employees

    As of June 30, 2001, Zengine had a total of 50 employees, including 10 MCSi employees providing services under the administrative services agreement. Of our total employees, including those of MCSi, 5 are in management, 25 are in technology/engineering, 15 are in merchandising/content, and 5 persons are in sales/marketing. None of our employees is represented by a labor union, and Zengine has never experienced a work stoppage. Zengine considers its employee relations to be good.

Regulation

    As e-commerce and the Internet continue to evolve, federal, state and foreign governments may adopt laws and regulations covering issues such as user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. If enacted, these laws and regulations could limit the market for e-commerce, and therefore the market for Zengine's services. Although many of these regulations may not apply directly to its business, Zengine expects that laws regulating the solicitation, collection or processing of personal or consumer information could indirectly affect its business.

    The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the Internet. The prohibition's scope and the liability associated with a Telecommunications Act violation are currently unsettled. The imposition upon Zengine and other service providers of potential liability for information carried on or disseminated through its applications could require it to implement measures to reduce its exposure to this liability. These measures could require Zengine to expend substantial resources or discontinue certain services. In addition, although substantial portions of the Communications Decency Act were held to be unconstitutional, similar legislation may be enacted and upheld in the future. It is possible that this legislation could expose companies involved in e-commerce to liability, which could limit the growth of e-commerce generally. Legislation like the Telecommunications Act and the Communications Decency Act could dampen the growth of Internet usage and decrease its acceptance as a communications and commercial medium.

    Zengine's applications utilize encryption technology, the export of which is regulated by the United States government. Export regulations, either in their current form or as may be subsequently enacted, may limit Zengine's ability to provide its services outside the United States. Moreover, federal or state legislation or regulation may further limit levels of encryption or authentication technology that

Zengine is able to utilize. While Zengine will take precautions against unlawful exportation of its software, the global nature of the Internet makes it difficult to effectively control the distribution of software. Any unlawful exportation of its software, or adoption of new legislation or regulation relating to exportation of software and encryption technology could have a material adverse effect on Zengine's business, financial condition, and operating results.

    The Internet Tax Freedom Act bars state and local governments from imposing taxes on Internet access or that would subject buyers and sellers of e-commerce to taxation in multiple states. When the act expires or if the act is repealed, Internet access and sales across the Internet may be subject to additional taxation by state and local governments, thereby discouraging purchases over the Internet and adversely affecting the market for our services. Recently, the U.S. House of Representatives passed the Internet Non-Discrimination Act which would extend the current Internet tax moratorium for another five years. The Internet Non-Discrimination Act has not, however, been enacted into law. If the Internet tax moratorium is not extended, it could adversely affect e-commerce transactions.

    One of the principal features of Zengine's proprietary technology is the ability to identify users who visit its clients' Web sites and to develop and maintain highly personalized profiles of users to assist clients in determining the nature of the content and the product offerings to be provided to that customer. Typically, users are identified through the use of "cookies" and other non-personally-identifiable information. Profiles are captured when customers visit a site on the Web and volunteer information in response to survey questions concerning their backgrounds, interests, and preferences, with prior notice, and the opportunity for a user to opt-out of such targeting and collection. Profiles are augmented over time through the collection of usage data. Privacy concerns may cause users to resist providing the personal data necessary to support this profiling capability. The perception by clients' customers or potential customers of substantial security and privacy concerns, whether or not valid, may inhibit market acceptance of Zengine's technology. Such concerns also may be heightened by legislative or regulatory requirements that require notification to Web site users that the data captured as a result of visitation of certain Web sites may be used by marketing entities to unilaterally address product promotion and advertising to that user.

    Zengine is subject to various federal and state regulations concerning the collection and use of information regarding individuals who access Web sites. These laws include the Children's Online Privacy Protection Act, federal and state consumer credit laws, as well as other laws that govern the collection and use of consumer information. Since many of the proposed laws or regulations are just being developed, and a consensus on privacy and data usage has not been reached, Zengine cannot yet determine the impact these regulations may have on its business. In addition, the U.S. Congress, a number of state governments and various trade organizations, industry groups and consumer activists have recently proposed limitations on the collection and use of information regarding Internet users. One of the leading Internet companies is currently defending itself against several lawsuits alleging, among other things, the improper collection and use of personal information in violation of state law and the right of privacy. Zengine is not involved in any similar investigation or litigation. Although Zengine's compliance with applicable federal and state laws, regulations and industry guidelines has not had a material adverse effect on it, if more burdensone laws, regulations and guidelines relating to consumer privacy are enacted or if litigation is initiated against Zengine, it could materially and adversely affect Zengine's business, financial condition and results of operations.

Properties

    Zengine's primary offices are located in approximately 15,000 square feet of space in Berkeley, California under a sublease with MCSi expiring on May 1, 2002. Zengine also maintains an office of approximately 1,300 square feet in Tokyo, Japan under a month-to-month lease.

Legal Proceedings

    Zengine is involved in routine legal proceedings occurring in the ordinary course of business which in the aggregate are believed by management to be immaterial to the financial condition, results of operations and cash flows of Zengine. Zengine is a defendant in a lawsuit relating to the offer. See also "Conditions of the Offer—Legal Proceedings" on page 39.

BENEFICIAL OWNERSHIP OF ZENGINE COMMON STOCK

    The following table includes certain information as to the Zengine common stock beneficially owned by (i) the only persons or entities, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who or which were known to Zengine to be the beneficial owner of more than 5% of the issued and outstanding Zengine common stock, (ii) the directors of Zengine (iii) certain executive officers of Zengine, and (iv) all directors and executive officers of Zengine as a group.

Beneficial Owner	Number of Shares Beneficially Owned as of September 30, 2001 (1)(2)		Percent of Shares Outstanding
MCSi, Inc. 4750 Hempstead Dayton, Ohio 45429	8,547,427		58.5%
Wilblairco Associates(3) 222 West Adams Street Chicago, Illinois 60600	902,478		6.2%
Zengine Directors:
Stacey Snider, Director	30,305	(4)	*
Donald P. Hutchison, Director	20,305	(4)	*
Anthony W. Liberati, Director	41,188	(4)(5)	*
Richard V. Hopple, Director	20,305	(4)	*
Michael E. Peppel, Chairman of the Board	734,060	(6)	5.0
Joseph M. Savarino, Director and President and Chief Executive Officer	736,860		5.0
Executive officers who are not directors:
Lalit P. Dhadphale, Vice President and Chief Operating Officer	736,860		5.0
Christopher R. Feaver, Vice President and Chief Technology Officer	736,860		5.0
Christopher R. Lunt, Vice President of Engineering	74,930	(7)	*
Sharmila Rao, Chief Financial Officer	10,510	(8)	*
All directors and executive officers of Zengine as a group (10 persons)	3,142,183	(9)	21.3%

*	Denotes less than one percent.
(1)
Pursuant to rules promulgated by the SEC under the Exchange Act, a person is considered to beneficially own shares of common stock if he or she has or shares: (1) voting power, which includes the power to vote, or direct the voting of the shares; or (2) investment power, which includes the power to dispose, or direct the disposition of, the shares.

(2)
Under applicable regulations, a person is deemed to have beneficial ownership of any shares of common stock which may be acquired within 60 days pursuant to the exercise of outstanding stock options. Shares of common stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.
(3)	Wilblairco Associates is an affiliate of William Blair, the financial advisor to, and dealer manager for, MCSi in the offer and the merger.
(4)	Includes 20,305 shares which may be acquired upon the exercise of stock options exercisable within 60 days.
(5)	Includes 4,000 shares owned by the Liberati Family Limited Partnership.
(6)	Includes 8,400 shares held in custodial account for Mr. Peppel's minor children.
(7)	Includes 20,263 shares which may be acquired upon the exercise of stock options exercisable within 60 days.
(8)	Includes 9,510 shares which may be acquired upon the exercise of stock options exercisable within 60 days.
(9)	Includes 110,993 shares which may be acquired upon the exercise of stock options exercisable within 60 days.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF ZENGINE

    The following discussion should be read in conjunction with "Selected Historical Financial Data of Zengine" and the financial statements and the accompanying notes thereto of Zengine included elsewhere herein. The following information contains forward-looking statements that involve certain risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements.

Overview

    Zengine was formed as a division of MCSi in January 1999 to sell computer and audio-visual products, primarily to the small office/home office, or SOHO, market. Zengine was subsequently incorporated as a wholly owned subsidiary of MCSi in March 1999. Also in March 1999, Zengine hired three key executives to revise its business concept beyond the sale of computer and audio-visual products to the Zengine business model of providing a full range of e-commerce services to the B2B and B2C markets. At the same time, Zengine also began to work with dedicated Web sites of MCSi to enhance, modify and maintain these Web sites; Zengine subsequently entered into an e-commerce agreement with MCSi related to these activities on October 1, 1999. Zengine entered into its first third party client contract using the Zengine business model in September 1999, and legally changed its corporate name to Zengine, Inc. in the Fall of 1999, after doing business as Zengine since March 1999.

    In September 2000, Zengine completed an initial public offering of common stock ("IPO"), resulting in net proceeds of approximately $50.5 million. Zengine has used the proceeds from the IPO to hire additional technical, direct sales and marketing personnel, to expand its marketing activities, to fund capital expenditures, to fund general working capital needs and to repurchase its common stock.

Zengine Services

    Zengine provides a comprehensive suite of technology-based solutions that enable businesses to conduct electronic commerce. Zengine offers a full range of integrated services for both B2B and B2C e-commerce platforms, including Web site user interface design, product content and merchandising, personalization and customer relationship management, advertising and sponsorship management, order management, inventory management and order fulfillment, end-user customer service and reporting and analysis. Zengine's solutions are delivered on an outsourced basis, which means they produce and operate its client's e-commerce Web sites under their brand. This allows its clients to quickly and cost-effectively create, maintain and enhance their e-commerce presence. Zengine's proprietary technology and infrastructure, the KORE Engine, enables these services. KORE is a highly scalable and reliable platform that uses personalization as the centerpiece for managing on-line customer relationships.

    In performing services under the Zengine business model, Zengine enters into contractual arrangements with its clients that describe the services to be performed. Zengine generates revenues through service fees, which include integration and set-up, monthly subscription and transaction fees; from advertising and sponsorships on Web pages it serves on client's stores; and from product sales directly to consumers through web sites it has developed and operates.

Revenue

Service Fees

Integration and Set-up Fees

    Zengine provides integration and set-up services to its clients. Under these arrangements, its services may include the development or design of a client's Web site, migration of the client's current Web site content to Zengine's technology, integration of the client's Web site to the client's current computer systems or other similar activities. To the extent that these fees are associated with a contract to provide subsequent outsourced transaction-based services to a client, these fees are recognized ratably over the term of the transaction services agreement. Otherwise, revenue is recognized when the service is completed, the client has accepted the service and Zengine has no future obligation to provide any additional services.

Transaction Fees

    Zengine provides outsourced transaction-based services to customers, such as providing product content and merchandising, transaction processing, order management, custom fulfillment and end-user customer service on a commission basis. Generally, commission revenue is based upon a percentage of net sales value to the end customer. Revenue from transaction fees is recognized when the transaction with the end customer is complete.

Subscription Fees

    Zengine's subscription arrangements provide for maintenance and related services over a specified time for a fee. Revenue from subscription fees is recognized ratably over the term of the subscription.

Consulting Fees

    Zengine provides consulting services to its clients for a fee. Revenue is recognized when the services are performed, the client has accepted Zengine's service and there is no future obligation to provide additional services.

Advertising and Sponsorship Fees

    Revenues from advertising take the form of fees when Zengine sells banner advertising, product placement or other forms of advertising on Web pages it serves on client's stores. These arrangements call for continuous advertising or product placement over a period of time and are not contingent upon events such as obtaining certain levels of sales, Web site visits or other factors. Revenue is recognized ratably over the period of the advertising/product placement services based on the fulfillment of obligations under the advertising/product placement arrangements.

Product sales

    During the three months ended September 30, 2000, Zengine began selling products on company owned and operated Web sites. Revenue from products sold through the Web sites is recognized when products are shipped, when both title to the merchandise and all of the risks and rewards of ownership have passed to the customer.

Expenses

    Zengine's expenses consist of costs associated with its revenues and selling, general and administrative expenses. Cost of revenues consists of the salaries, employee benefits and related expenses of the people who work on the preparation of client's sites, as well as the costs of products sold through company owned and operated Web sites. It also includes the depreciation of the computer hardware and software utilized in providing these services. Furthermore, Zengine has entered into a distribution services agreement with MCSi where Zengine pays MCSi a portion of the total revenues it receives from third party clients on the transactions in which MCSi performs the inventory management and/or order fulfillment functions. Zengine's selling, general and administrative expenses includes the salaries, employee benefits, travel and related expenses of its sales personnel, advertising expenses and marketing and sales support functions, as well as facility related expenses.

Arrangements with MCSi

    At the time that Zengine's operations began, MCSi had been providing dedicated Web site order fulfillment services to a variety of its business customers. Over the course of the Spring and Fall of 1999, MCSi began to transfer its dedicated Web site customers to Zengine for designing, enhancing and providing certain support services to these sites. Effective October 1, 1999, Zengine entered into an e-commerce services agreement with MCSi pursuant to which Zengine provides design, enhancement and certain support services to the dedicated Web site operations of MCSi and receives a fee of ten percent on the retail value of goods sold to these dedicated Web site customers.

    Also effective October 1, 1999, Zengine entered into a distribution services agreement with MCSi, under which Zengine pays MCSi three percent of the retail value of goods sold to third party clients who utilize the inventory management and/or order fulfillment services which MCSi provides. The agreement was subsequently amended to provide that Zengine pay for warehouse space equal to a percentage of MCSi's gross expenses relating to the operation of the warehouse for Zengine through the end of the term of the agreement. Finally, effective October 1, 1999, Zengine entered into an administrative services agreement, under which MCSi provides it with accounting, treasury, tax, insurance and other services for an annual fee of $720,000 per year, and a sublease and equipment lease agreement under which MCSi leases to Zengine real and personal property used in its business for an annual fee of $150,000 per year.

    The terms of Zengine's arrangements with MCSi do not necessarily represent those which would be obtained in an arm's-length transaction with an unrelated party. Therefore, the transactions might have been on less favorable terms than would have been obtained from an unaffiliated third party.

Results of Operations For the Year Ended September 30, 2000 and
the Period From Inception (January 1, 1999) to September 30, 1999

    During September 1999, Zengine signed its first client contract under the Zengine business model, and began earning revenue from this contract in October 1999. Accordingly, Zengine's financial results prior to October 1, 1999 are not representative of its current business model.

Revenue

    Revenue for the periods presented is summarized as follows:

	Period from inception (January 1, 1999) to September 30, 1999	Year ended September 30, 2000
Service fees	$—	$4,556,894
Advertising and sponsorship fees	—	3,425,916
Product sales	4,089	368,141

	$4,089	$8,350,951

    The increases in revenues, as shown above, reflect the implementation of Zengine's business plan and the launch of its clients' e-commerce Web sites, along with adding Web sites being serviced under the e-commerce services agreement with MCSi and the growth of product sales through company owned Web sites.

    Zengine's revenue for the year ended September 30, 2000 totaled $8,350,951. At September 30, 2000, Zengine had 16 e-commerce clients. Service fee revenue from the MCSi dedicated Web sites was $3,571,985 for the year ended September 30, 2000, which was 42.8% of total revenue for the period. The current arrangement to service the MCSi dedicated Web sites expires on October 1, 2002. In addition, Zengine had advertising revenue of $3,425,916, or 41.0% of total revenue, which was primarily derived from OEM product advertisers who either placed banner advertisements on clients' Web pages which Zengine serves, or purchased preferential placement of the OEM manufacturers products on clients' stores. Zengine had provided advertising or sponsorship services to 18 clients as of September 30, 2000. MCSi has supply arrangements with the OEM companies that purchase advertising from Zengine. Although Zengine negotiates each OEM advertising arrangement, MCSi's relationship with the OEM companies could have influenced Zengine's obtaining the advertising and Zengine may not have obtained the advertising without MCSi's relationship.

    From the date of inception to September 30, 1999, revenues totaled $4,089. These revenues arose from the sale of computer supply and audio-visual products to consumers under Zengine's previous business model.

Cost of Revenue and Gross Margin

    Zengine's cost of revenue includes the amortization of capitalized computer software costs, the costs of its employees to perform integration and other services, the fee it pays to MCSi under the distribution services agreement (which expires on October 1, 2002), and the cost of products sold through company owned and operated Web sites.

    For the year ended September 30, 2000, the cost of revenue was $1,270,345 and included $330,628 related to the cost of products sold. As a percentage of Zengine's revenues, gross margin was 84.8% for the year ended September 30, 2000. The gross margin percentage will fluctuate depending primarily on the timing as to when Zengine adds additional employees to perform integration and other services and changes in its sales mix between lower margin product sales and its service offerings, which provide higher margins.

    Cost of revenue for the period ended September 30, 1999 was $23,511 and reflects costs incurred for the products Zengine sold arising from the activities of its previous business model as well as the amortization of capitalized computer software costs.

Selling, General and Administrative Expenses

    Selling, general and administrative expenses for the year ended September 30, 2000 were $7,717,926 or 92.4% of revenue for the period. Zengine's primary selling, general and administrative expenses relate to labor costs, the administrative service and leasing arrangements with MCSi, marketing costs, costs associated with Zengine's information systems and non-cash expenses related to stock based compensation and other equity arrangements. Selling, general and administrative expenses are primarily influenced by the timing of when Zengine adds additional personnel to support these functions.

    Selling, general and administrative expenses for the nine months ended September 30, 1999 were $914,201 and related primarily to costs incurred to develop the Zengine business model. The more significant selling, general and administrative expenses related to salaries, rent and payroll and accounting processing costs.

Income Taxes

    No income tax provision was recorded in either the year ended September 30, 2000 or the period ended September 30, 1999 as a result of generating tax basis operating losses since inception, and Zengine did not record any deferred tax benefits relating to these operating losses or any other deferred tax benefits because it believes it is more likely than not that they will not be realized.

Results of Operations for the Nine Months Ended June 30, 2001 and 2000

Revenue

    Revenue for the periods presented is summarized as follows:

	Nine Months Ended June 30,
	2000	2001
Service fees, product sales and consulting fees	$2,767,536	$10,559,030
Advertising and sponsorship fees	2,336,750	3,238,245

	$5,104,286	$13,797,275

    Service fees, product sales and consulting fees increased by $7,791,494 for the nine month period ended June 30, 2001 over the same period in 2000. This increase was attributed to: a) sales of products over Company owned and operated Web sites of $4,300,884, which was a relatively new revenue generating activity for the Company during the period ended June 30, 2001; b) an increase in consulting revenue to $1,784,455 from $125,000 for the periods ended June 30, 2001 and 2000, respectively, which was derived from 15 consulting arrangements in the 2001 period compared to 1 consulting arrangement in the prior year period, c) an increase in revenue from MCSi dedicated Web sites of $997,452 due to the incremental addition of Web sites and d) and an increase of $398,446 resulting from the launch of 8 additional e-commerce Web sites during the nine month period ended June 30, 2001 as compared to the prior year period. Advertising and sponsorship fees increased by $901,495 for the nine month period ended June 30, 2001 compared to the nine month period ended June 30, 2000 due to an increase in the number of advertising and placement orders, notwithstanding a decrease in the number of advertising customers.

    Service fee revenue from the MCSi dedicated Web sites was:

Nine months ended June 30, 2001	$3,405,573
Nine months ended June 30, 2000	$2,408,121

Cost of Revenue and Gross Margin

    Zengine's gross margin percentage will fluctuate depending on the timing as to when it adds additional employees to perform integration and other services and changes in its sales mix between lower margin product sales and Zengine's consulting and service offerings, which provide higher margins. The increase in product sales negatively impacted gross margins for the period ended June 30, 2001 when compared to the prior year period, as product sales gross margins were only 14%, compared to 86% margins generated from our consulting, service and advertising offerings.

    Gross margins for the periods presented were:

Nine months ended June 30, 2001	64.0%
Nine months ended June 30, 2000	88.2%

Selling, General and Administrative Expenses

    Selling, general and administrative expenses as a percentage of revenue for the periods presented were:

Nine months ended June 30, 2001	80.6%
Nine months ended June 30, 2000	92.1%

    Selling, general and administrative expenses were, and will be, primarily influenced by the timing of when Zengine adds additional personnel to support these functions. As a percentage of revenue, selling, general and administrative expenses decreased for the nine month periods ended June 30, 2001 compared to the prior period because Zengine was able to leverage its existing workforce to generate incremental revenue.

Interest Income

    Interest income increased substantially during the nine month period ended June 30, 2001 compared to the nine month period ended June 30, 2000 as a result of investing the proceeds of the IPO, which occurred in September 2000. The average rate of interest on interest-earning assets was 5.7% for the nine month period ended June 30, 2001.

Recent Accounting Pronouncements

    Zengine does not believe that the adoption of any recently issued accounting or financial reporting pronouncements has had or will have a material impact on its financial position or results of operations.

Liquidity and Capital Resources

    During the year ended September 30, 2000, Zengine used $1,077,534 of cash in operations, primarily as a result of a loss from operations and increased receivables, partially offset by increased accrued liabilities resulting from the growth of business. Zengine used $1,463,867 of cash for investing activities to fund a demand note to MCSi and to fund expenditures for software development and capital expenditures. Cash provided by financing activities of $53,023,654 is primarily the net cash received from the sale of common stock during the period. Available cash is held in short-term high quality investments.

    Primarily by virtue of losses from operations, Zengine used $730,076 in cash for operations for the period from inception (January 1, 1999) to September 30, 1999. Additionally, Zengine used cash of $376,405 for investing purposes, primarily reflecting software development costs incurred to develop its technology, once it had established its technological feasibility. Zengine was provided cash flow from financing activities of $1,106,887 for the period from inception to September 30, 1999 because MCSi paid for and contributed to Zengine's capital the cash it required to fund Zengine's operating and investing activities.

    During the nine months ended June 30, 2001, cash used in operations was $2,309,336 primarily as a result of the net loss for the period, increased accounts receivable and other assets, and reductions in accrued liabilities. Zengine used $6,855,130 for investing activities primarily as a result of an increase in receivables due from MCSi of $5,016,759 pursuant to the distribution and administrative services and sublease and equipment lease agreements and for the purchase of equipment and development of software. Cash used in financing activities of $12,264,761 was primarily the result of the purchase of 2,698,995 shares of Zengine's common stock for $12,552,076 for the nine months ended June 30, 2001.

    In September, 2000, Zengnie completed its IPO resulting in net proceeds of approximately $50.5 million. Prior to its IPO, Zengine looked to MCSi to provide financial and capital resources it required to carry on its business activities. Zengine believes that its capital resources will be sufficient to enable it to conduct its operations for the foreseeable future.

Quantitative and Qualitative Disclosures About Market Risk

    Zengine operates primarily in the United States. In connection with the IPO, Zengine obtained approximately $50 million of net proceeds which were then invested in short-term debt securities. As of June 30, 2001, Zengine had $29.0 million in cash. Accordingly, Zengine is subject to the risks of interest rate fluctuations. For example, using Zengine's average cash balances for the nine month period ended June 30, 2001, a 100 basis point increase or decrease in interest rates would have an effect on net income (loss) of approximately $400,000 per annum through the resulting increase or decrease in interest income.

    Zengine believes that there have been no material changes in the reported market risks faced by Zengine since the fiscal year ended September 30, 2000 except that Zengine commenced operations of a wholly owned subsidiary in Japan during the three month period ending March 31, 2001, which subjects Zengine to foreign exchange risk. These operations were moved to the United States in the three month period ending September 30, 2001. To date Zengine has not, nor does it currently intend to, engage in hedging or other financial transactions to control its foreign currency fluctuations.

COMPARISON OF RIGHTS OF HOLDERS OF ZENGINE COMMON STOCK
AND HOLDERS OF MCSi COMMON STOCK

    Zengine is a Delaware corporation subject to the provisions of the Delaware General Corporation Law and MCSi is a Maryland corporation subject to the provisions of the Maryland General Corporation Law. After the merger is complete, shareholders of Zengine will become shareholders of MCSi and their rights as shareholders will be governed by MCSi's articles of incorporation and bylaws and Maryland law. This summary does not purport to be a complete discussion of the certificate of incorporation and bylaws of Zengine, the articles of incorporation and bylaws of MCSi or applicable laws. Copies of each company's organizational documents and bylaws have been filed with the SEC and will be sent to holders of Zengine common stock upon request. See "Where You Can Find More Information" on page 88.

ZENGINE	MCSi
Board of Directors
Size of Board

The bylaws of Zengine provide that the number of directors shall be five. Zengine's certificate of incorporation states that the number of directors may be changed by resolution of the board, provided that the minimum number of directors is no less than three and no more than 15. There are currently 7 directors on the Zengine board.
MCSi's articles of incorporation and bylaws establish one class of directors consisting of five directors. The number of directors may be changed by resolution of the majority of the board, provided that the number of directors shall not be less than three nor greater than 21. There are currently 5 directors on the MCSi board.
Classified Board

Zengine's certificate of incorporation provides for the board of directors to be divided into three classes, each of which contains approximately one-third of the whole number of directors on the board. Each class serves a staggered term, with approximately one-third of the total number of directors being elected each year.
MCSi's articles of incorporation permit the board of directors, by a resolution of the majority of the directors, to divide the board into two or three classes, with each class having not less than three directors and with one class to be elected annually. Currently, MCSi does not have a classified board of directors.
Quorum
The bylaws of Zengine provide that a majority of the directors present shall constitute a quorum.	The bylaws of MCSi provide that a majority of the whole board shall constitute a quorum.
Removal of Directors

Zengine's certificate of incorporation provides that a director may be removed only with cause by the affirmative vote of a majority of the outstanding shares entitled to vote at an election of directors at a meeting of stockholders.
The articles of incorporation of MCSi provide that a director may be removed for cause by the board of directors or may be removed with or without cause by the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at an election of directors.
Filling of Board Vacancies

The certificate of incorporation of Zengine provides that any vacancies on the board caused by an increase in the number of directors, death, resignation, retirement, disqualification, removal or other termination may be filled by the vote of
MCSi's articles of incorporation provide that any vacancies on the board of directors shall be filled by a majority vote of the whole board and a majority of the directors then in office though less than a quorum.

a majority of the directors, though less than a quorum, or by the affirmative vote of a plurality of the outstanding shares entitled to vote in the election of directors at a meeting of stockholders.
Stockholders Meetings
Calling a Special Meeting

Zengine's certificate of incorporation provides that, except as required by law and subject to the rights of holders of preferred stock, special meetings of stockholders of Zengine may only be called by:

    • the board of directors;
    • the chairman of the board of directors;
    • the president; or
    • the holders of not less than 35% of all votes outstanding and entitled to be cast at the special meeting.
MCSi's articles of incorporation provide that, except as required by law and subject to the rights of holders of preferred stock, special meetings of stockholders of MCSi may only be called by:

    • the board of directors;
    • the chairman of the board of directors;
    • the president; or
    • the holders of not less than 50% of all votes outstanding and entitled to be cast at the special meeting.
Quorum Requirements

The bylaws of Zengine provide that, except as otherwise provided by statute, the certificate of incorporation or the bylaws, stockholders representing, either in person or by proxy, a majority of the outstanding stock entitled to vote shall constitute a quorum at all meetings of stockholders, but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting. If a quorum is not present, then a majority of the shares represented may adjourn the meeting to a specified date.
The bylaws of MCSi provide that, except as otherwise provided by statute, the articles of incorporation or the bylaws, stockholders representing, either in person or by proxy, a majority of the outstanding stock entitled to vote shall constitute a quorum at all meetings of stockholders, but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting. If a quorum is not present, then a majority of the shares represented may adjourn the meeting to a specified date.
Certain Voting Requirements

The bylaws of Zengine provide that, except as otherwise provided by applicable law, the certificate of incorporation or the bylaws, all action taken by a majority of all votes cast at a properly called meeting of stockholders is sufficient to approve any matter that properly comes before the meeting. Directors, however, are elected by a plurality of votes cast at which a quorum is present. Stockholders are not permitted to cumulate their votes for the election of directors.
The bylaws of MCSi provide that, except as otherwise provided by applicable law, the articles of incorporation or the bylaws, all action taken by a majority of all votes cast at a properly called meeting of stockholders is sufficient to approve any matter that properly comes before the meeting. Directors, however, are elected by a plurality of votes cast at which a quorum is present. Stockholders are not permitted to cumulate their votes for the election of directors.
Stockholder Action by Written Consent

Zengine's certificate of incorporation provides that any action required by statute to be taken or which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a
MCSi's articles of incorporation provides that any action permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent setting forth the action taken shall be signed by all of the stockholders who would be

vote, if a consent in writing, setting forth the action taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the consent is filed with the corporate secretary.	entitled to vote at a meeting for such purpose and a written waiver of any right to dissent is signed by each stockholder entitled to notice of the meeting but not entitled to vote at it, and both are filed with the corporate secretary.
Amendments to Organizational Documents
Certificate of Incorporation

The certificate of incorporation of Zengine states that Zengine reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation, in the manner prescribed by applicable law, and all rights conferred upon stockholders by the certificate of incorporation are granted subject to that reservation. No amendment, addition, alteration, change or repeal of the certificate of incorporation shall be made unless it is first approved by the board of directors by the affirmative vote of a majority of the directors then in office and by the holders of a majority of the shares entitled to vote in an election of directors.
MCSi's articles of incorporation states that MCSi reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation. No amendment or other change may be made unless a majority of the board first approves it and it is approved by the holders of two-thirds of the shares entitled to vote in an election directors, voting together as a single class, unless any class or series of shares is entitled to vote as a class, in which event the proposed amendment will be adopted by a vote of the majority of the shares within each class of shares entitled to vote and of at least two-thirds of the total outstanding shares entitled to vote, provided that the affirmative vote of at least 75% of the shares entitled to vote in an election of directors, or 75% of the shares within a class, is required to amend, adopt, alter, change or repeal any provision inconsistent with the articles relating to preemptive rights, the board of directors, indemnification, meetings of stockholders and amendments to the articles of incorporation. Not withstanding the foregoing, Article X relating to certain business combinations may not be amended, altered, changed or repealed without the affirmative vote of (i) the holders of 80% or more of the outstanding shares entitled to vote in the election of directors and (ii) the holders of a majority of the outstanding shares entitled to vote in the election of directors that are not beneficially owned or controlled by a person who (x) owns 10% or more of the outstanding shares, (y) is an affiliate of MCSi who owned 10% or more of the outstanding shares within the prior two years, or (z) is an assignee of any shares which were owned by a person described in (x) and (y) above within the prior two years, if such assignment occurred in a transaction not involving a public offering.

Bylaws
The certificate of incorporation of Zengine provides that the bylaws may be adopted, altered, amended or repealed by the board of directors upon the affirmative vote of a majority of directors.	MCSi's articles of incorporation provide that the stockholders may adopt, alter, amend or repeal the bylaws.
Capitalization
Authorized Stock

The aggregate number of shares of capital stock that Zengine has authority to issue is 120,000,000 shares: 100,000,000 shares of common stock, no par value per share, and 20,000,000 shares of preferred stock, no par value per share. At September 30, 2001, 14,614,519 shares of Zengine common stock were outstanding. Zengine's common stock is traded on the Nasdaq National Market.
The aggregate number of shares of capital stock that MCSi has authority to issue is 35,000,000 shares: 30,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share. At September 30, 2001, there were 16,984,159 shares of common stock outstanding. MCSi's common stock is traded on the Nasdaq National Market.
No shares of Zengine's preferred stock have been issued. The preferred stock is issuable in series, each series having such rights and preferences as the board of directors may fix by resolution.	No shares of MCSi's preferred stock have been issued. The preferred stock is issuable in series, each series having such rights and preferences as the board of directors may fix by resolution.
Voting Rights
Each share of Zengine common stock is entitled to one vote per share.	Each share of MCSi common stock is entitled to one vote per share.
Limitation of Liability; Indemnification

Zengine's certificate of incorporation provides that the personal liability of the directors for monetary damages shall be eliminated to the fullest extent permitted by law. In addition, the directors and officers shall be indemnified by Zengine to the fullest extent permitted by law.

The Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees and agents for expenses incurred by them by reason of their position with the corporation if the person has acted in good faith and with the reasonable belief that his or her conduct was in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, with no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law does not permit a corporation to indemnify persons in actions brought by or in the right of the corporation if the person is adjudged to be liable to the corporation (although it does permit
MCSi's articles of incorporation provide that the personal liability of the directors and officers for monetary damages shall be eliminated to the fullest extent permitted by law. A director's liability, however, is not limited or eliminated to the extent that (i) it is proved that the director received an improper benefit for the amount of the benefit actually received; or (ii) a final judgment is entered finding that the director's actions or omissions were the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. MCSi's articles of incorporation generally allows for indemnification of officers and directors to the fullest extent permitted by law.

The Maryland General Corporation Law generally permits a corporation to provide complete indemnification, including protection against settlements, judgments and expenses actually and reasonably incurred, in all proceedings other than derivative actions (i.e., actions brought against

indemnification in such situations if, and only to the extent, approved by the Delaware Court of Chancery or other relevant courts).	such persons by or on behalf of the corporation), subject to certain statutory limitations. Under the Maryland General Corporation Law, indemnification is permitted unless the individual acted in bad faith or with active and deliberate dishonesty, actually received an improper personal benefit in money, property or services, or in the case of a criminal proceeding had reasonable cause to believe that the conduct was unlawful. The Maryland General Corporation Law also generally permits indemnification for amounts paid in settlement (including expenses) of derivative suits. The Maryland General Corporation Law prohibits such indemnification if the proposed indemnitee is adjudged liable to the corporation, except upon application to a court which determines such person is reasonably entitled to such indemnification. The rights to indemnification and to the advancement of expenses are not exclusive of any other right which any person may have or acquire under any statute, MCSi's articles of incorporation or bylaws, by agreement, a vote of the stockholders or directors, or otherwise.
Antitakover Statutes; Business Combinations

Zengine's certificate of incorporation states that it expressly elects to be governed by Section 203 of the Delaware General Corporation Law. Section 203 generally provides that a Delaware corporation such as Zengine which has not "opted out" of coverage by this section in the prescribed manner shall not engage in any "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an "interested stockholder" unless (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder;" or (2) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for this purpose shares owned by persons who are directors and also officers and shares owned by employee stock ownership plans in which employee participants do not have the right to determine confidentially
The Maryland General Corporation Law contains a control share statute that requires an interested investor who acquires a threshold percentage of stock in a target corporation to obtain the approval of non-interested stockholders before it may exercise voting rights. The Maryland General Corporation Law generally requires certain notices and informational filings, a special stockholder meeting and certain voting procedures prior to consummation of a proposed "control share acquisition," which is defined as any acquisition of an issuer's shares which would entitle the acquiror, immediately after such acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the issuer in the election of directors within any of the following ranges of such voting power: (i) one-tenth or more but less than one-third of such voting power; (ii) one-third or more but less than a majority of such voting power; or (iii) a majority or more of such voting power. A proposed control share acquisition may be made only if the acquisition is approved by two- thirds of the voting power of the issuer, excluding the combined voting power of the "interested shares," being the whether the shares held subject to the plan will be tendered in a tender offer or exchange offer; or (3) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." The three-year prohibition on business combinations with an "interested stockholder" does not apply under certain circumstances, including business combinations with a corporation which does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on the Nasdaq Stock Market's National Market or (3) held of record by more than 2,000 stockholders, unless in each case this result was directly or indirectly caused by the "interested stockholder" or from a transaction in which a person became an "interested stockholder."

An "interested stockholder" generally means any person that (1) is the owner of 15% or more of the outstanding voting stock of the corporation or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an "interested stockholder;" and the affiliates and associates of such a person. The term "business combination" is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales of 10% or more of a corporation's assets and various other transactions which may benefit an "interested stockholder." Because MCSi owned more than 15% of Zengine's voting stock before it became a public company, Section 203 of the DGCL by its terms is not currently applicable to business combinations between MCSi and Zengine even though MCSi owns 15% or more of Zengine's common stock. Accordingly, Section 203 of the DGCL should not apply to this offer or the merger.
shares held by the intended acquiror and the directors and officers of the issuer or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's charter or bylaws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. Unless a corporation's charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at "fair value" if the voting rights are not approved or if the acquiring person does not deliver a "control share acquisition statement" to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder's meeting to consider authorizing voting rights for control shares subject to certain disclosure obligations and payment of certain costs. If voting rights are approved for more than 50% of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash.

The Maryland General Corporation Law imposes conditions and restrictions on certain "business combinations" (including, among other various transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and an interested shareholder, which is any person who beneficially owns at least 10% of the corporation's stock. Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination with an interested shareholder must be: (a) recommended by the corporation's board of directors, and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and (ii) two-thirds of the outstanding shares entitled to vote which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the corporation's common shareholders receive a "fair price" (as defined by the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his or her shares.

MCSi's articles of incorporation provide that MCSi has elected not to be governed by the Maryland General Corporation Law relating to business combinations.

MCSi's articles of incorporation, however, require that certain business combinations between MCSi (or any majority-owned subsidiary of MCSi) and a 10% or more stockholder be approved by at least 80% of the total number of outstanding voting shares, voting as a single class, of MCSi and a majority of the outstanding shares not owned or controlled by the 10% or more stockholder unless the transaction (i) is authorized by two-thirds of the whole board and a majority of the directors of the board of directors who are unaffiliated with the 10% or more stockholder and who were directors prior to the time that the 10% or more stockholder acquired 10% or more of MCSi's shares, or (ii) meets certain fair price requirements. If MCSi's board gives such approval or such fair price requirements are met, only the affirmative vote of the majority of the outstanding stock, voting as a single class, would be required.
Mergers, Consolidations and Sale of Assets

The Delaware General Corporation Law generally requires the approval of the board of directors and the holders of at least a majority of the outstanding common stock for mergers and consolidations in which Zengine is a participating corporation and for sales of all or substantially all of Zengine's assets. In the event that another corporation owns at least 90% of the outstanding common stock of Zengine, the Delaware General Corporation Law permits the corporation owning at least 90% of Zengine's outstanding common stock to either merge Zengine into itself and assume all of Zengine's obligations or merge itself into Zengine by executing and filing a certificate of such ownership and merger with the State of Delaware setting forth a copy of the board of directors' resolution of the acquiring corporation authorizing the merger and the date of the adoption of the resolution. Accordingly, the Delaware General Corporation Law does not require that Zengine stockholders vote on the merger. If the corporation does not own all of Zengine's outstanding stock, then the resolution of the corporation's board of directors also must state the terms and conditions of the merger, including the merger consideration to be paid by the corporation upon surrender of the Zengine stock not owned by the corporation.
The Maryland General Corporation Law generally requires that any merger, consolidation, share exchange, or sale of all or substantially all of the assets of a corporation must be approved by the affirmative vote of two thirds of the votes entitled to be cast on the transaction.

Dissenters' Rights of Appraisal

Under the Delaware General Corporation Law, a stockholder of a Delaware corporation such as Zengine generally has the right to dissent from a merger or consolidation in which the corporation is participating or sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The Delaware General Corporation Law generally does not confer appraisal rights, however, if the corporation's stock is either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (2) held of record by more than 2,000 holders. Even if a corporation's stock meets the foregoing requirements, however, the Delaware General Corporation Law provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the corporation surviving or resulting from the transaction, or depository receipts in respect thereof, or such shares or depository receipts plus cash in lieu of fractional interests, or (2) shares of any other corporation, or depository receipts in respect thereof, plus cash in lieu of fractional interests, unless such shares or depository receipts are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, or any combination of the foregoing.
The Maryland General Corporation Law provides generally, with certain exceptions described below, that a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from a successor corporation if (i) the corporation merges or consolidates with another corporation, (ii) the stockholder's stock is to be acquired in a share exchange, (iii) the corporation transfers its assets other than in the ordinary course of business, or (iv) the corporation alters its charter in a way which alters contractual rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation.

A stockholder must file with the corporation a demand in writing for the fair cash value of his shares within certain time periods depending on the transaction involved. The Maryland General Corporation Law provides that the right to fair value does not apply, with certain exceptions, if (i) the stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., (ii) the stock is that of a successor in a merger, unless the merger alters the contract rights of the stock as expressly set forth in the charter and the charter does not reserve the right to do so, or (iii) the stock is that of an open-end investment company registered with the Securities and Exchange Commission and the value placed on the stock in the transaction is its net asset value.

LEGAL MATTERS

    The validity of the MCSi common stock to be delivered to Zengine stockholders in connection with the offer and the merger will be passed upon by Elias, Matz, Tiernan & Herrick L.L.P., counsel to MCSi. Certain partners of such law firm own approximately 250,000 shares of MCSi common stock.

    Certain legal matters in connection with the federal income tax consequences of the offer and the merger will be passed upon for MCSi by Elias, Matz, Tiernan & Herrick L.L.P.

EXPERTS

    The consolidated financial statements of MCSi incorporated by reference in this prospectus to the Annual Report on Form 10-K of MCSi for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Zengine as of September 30, 1999 and 2000 and the period from inception (January 1, 1999) to September 30, 1999 and for the year ended September 30, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

MISCELLANEOUS

    The offer is being made solely by this prospectus and the related letter of transmittal and is being made to holders of all outstanding Zengine shares (other than MCSi and its subsidiaries). We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after such good faith effort, we cannot comply with any such state statute, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or make any representation on behalf of MCSi or Zengine not contained in this prospectus or in the letter of transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

WHERE YOU CAN FIND MORE INFORMATION

    MCSi and Zengine file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

    You may also obtain copies of this information by mail from the Public Reference Room of the SEC.

    The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like MCSi and Zengine, who file electronically with the SEC. The address of that site is www.sec.gov.

    MCSi filed a registration statement on Form S-4 to register with the SEC the MCSi common stock to be issued pursuant to the offer and the merger. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. We also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish certain information about the offer and the merger. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.

    Zengine has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 regarding the offer and has disseminated this statement to Zengine stockholders. You may obtain a copy of the Schedule 14D-9, and any amendments to that document, in the manner described above.

    The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that MCSi has previously filed with the SEC. These documents contain important information about MCSi and its finances and operations.

MCSi's SEC Filings (File No. 000-21561)	Period
Annual Report on Form 10-K	Year ended December 31, 2000
Quarterly Reports on Form 10-Q	Quarterly periods ended March 31 and June 30, 2001
Current Reports on Form 8-K	Filed on January 12, January 16, January 22, August 2, August 15, and October 5, 2001
The description of MCSi common stock as set forth in its Registration Statement on Form 8-A	Filed on October 15, 1996

    All documents filed by MCSi pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC from the date of this prospectus to the date that Zengine shares are accepted for exchange pursuant to our offer (or the date that our offer is terminated) shall also be deemed to be incorporated herein by reference.

    MCSi has supplied all information contained or incorporated by reference in this document relating to MCSi. We have obtained the information contained in this document relating to Zengine from Zengine or from publicly available sources.

    Documents incorporated by reference are available from us without charge upon request to our information agent, MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, collect at (212) 929-5500 or toll-free at 1-800-322-2885. Exhibits to these documents will only be furnished if they are specifically incorporated by reference in this document. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. In order to obtain timely delivery of these documents, you must request this information by November 9, 2001.

    We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Zengine, Inc.

Index to Consolidated Financial Statements

Page(s)
Report of Independent Accountants	F-2
Consolidated Balance Sheets at September 30, 1999 and 2000 and June 30, 2001 (unaudited)	F-3
Consolidated Statements of Operations for the period from inception (January 1, 1999) to September 30, 1999 and the year ended September 30, 2000 and the nine months ended June 30, 2000 and 2001 (unaudited)	F-4
Consolidated Statements of Changes in Stockholders' Equity for the period from inception (January 1, 1999) to September 30, 1999 and the year ended September 30, 2000 and the nine months ended June 30, 2001 (unaudited)	F-5
Consolidated Statements of Cash Flows for the period from inception (January 1, 1999) to September 30, 1999 and the year ended September 30, 2000 and the nine months ended June 30, 2000 and 2001 (unaudited)	F-6
Notes to Consolidated Financial Statements	F-7

F–1

Report of Independent Accountants

To the Board of Directors and Stockholders of Zengine, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Zengine, Inc. at September 30, 1999 and 2000, and the results of its operations and its cash flows for the period from inception (January 1, 1999) to September 30, 1999 and the year ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Cincinnati, Ohio
December 1, 2000

F–2

Zengine, Inc.

Consolidated Balance Sheets

	September 30, 1999	September 30, 2000	(Unaudited) June 30, 2001
Assets:
Current assets:
Cash and cash equivalents	$406	$50,482,659	$29,029,408
Accounts receivable	—	2,934,797	4,539,216
Amounts receivable from MCSi	—	2,447,840	5,726,258
Other current assets	—	738,089	947,274

Total current assets	406	56,603,385	40,242,156

Property and equipment, net	15,113	146,233	530,212
Capitalized software costs, net	339,801	733,002	1,698,802
Other assets	—	38,736	402,283

Total assets	$355,320	$57,521,356	$42,873,453

Liabilities and stockholders' equity:
Current liabilities:
Accrued liabilities and cash overdraft	92,573	1,934,031	729,380
Deferred revenue	—	379,174	52,506

Total liabilities	92,573	2,313,205	781,886

Commitments and contingencies	—	—	—
Stockholders' equity:
Common stock, no par value, 100,000,000 shares authorized, 12,860,340, 17,285,712 and 17,373,094 shares issued and outstanding, respectively	—	—	—
Additional paid-in capital	1,301,895	58,884,931	57,582,313
Unearned compensation	(105,525)	(2,248,372)	(1,407,230)
Accumulated deficit	(933,623)	(1,414,786)	(1,493,794)
Foreign currency translation adjustment	—	—	(24,024)
Treasury stock, at cost, zero, 1,000 and 2,699,995 shares, respectively	—	(13,622)	(12,565,698)

Total stockholders' equity	262,747	55,208,151	42,091,567

Total liabilities and stockholders' equity	$355,320	$57,521,356	$42,873,453

The accompanying notes are an integral part of these financial statements.

F–3

Zengine, Inc.

Consolidated Statements of Operations

	Period from inception (January 1, 1999) to September 30, 1999	Year ended September 30, 2000	(Unaudited) Nine months ended June 30, 2000	(Unaudited) Nine months ended June 30, 2001
Revenue
Third party	$4,089	$4,731,966	$2,649,165	$10,391,702
Related party	—	3,618,985	2,455,121	3,405,573

	4,089	8,350,951	5,104,286	13,797,275

Cost of revenue
Third party (includes non-cash stock-based compensation of $0, $137,827, $89,060 and $146,317, respectively)	23,511	1,115,889	524,603	4,729,334
Related party	—	154,456	79,253	231,138

	23,511	1,270,345	603,856	4,960,472

Gross (loss) profit	(19,422)	7,080,606	4,500,430	8,836,803

Selling, general and administrative expenses
Third party	311,598	5,257,828	3,330,699	8,326,972
Related party	513,120	1,750,476	1,229,251	2,277,238
Non-cash stock-based compensation	89,483	304,627	140,696	289,830
Non-cash sales arrangement relating to equity issuances	—	404,995	—	222,748

	914,201	7,717,926	4,700,646	11,116,788

Loss from operations	(933,623)	(637,320)	(200,216)	(2,279,985)
Interest income	—	156,157	123,755	2,200,977

Loss before income taxes	(933,623)	(481,163)	(76,461)	(79,008)
Provision for income taxes	—	—	—	—

Net loss	$(933,623)	$(481,163)	$(76,461)	$(79,008)

Loss per share of common stock — basic and diluted	$(.08)	$(.04)	$(.01)	$(.00)

Weighted average number of common shares outstanding — basic and diluted	11,377,184	11,403,965	11,177,633	16,258,401

The accompanying notes are an integral part of these financial statements.

F–4

Zengine, Inc.

Consolidated Statements of Changes in Stockholders' Equity

	Shares Outstanding	Additional Paid-In Capital	Unearned Compensation	Accumulated Deficit	Treasury Stock	Foreign Currency Translation	Total
Incorporation of the Company	10,829,760	$1,000	$—	$—	$—	$—	$1,000
Capital contributions from MCSi	—	1,105,887	—	—	—	—	1,105,887
Stock based compensation	2,030,580	195,008	(195,008)	—	—	—	—
Amortization of stock based compensation	—	—	89,483	—	—	—	89,483
Net loss	—	—	—	(933,623)	—	—	(933,623)

Balance at September 30, 1999	12,860,340	1,301,895	(105,525)	(933,623)	—	—	262,747
Contribution of shares by MCSi	(2,481,816)	—	—	—	—	—	—
Sales of common stock, net of related issuance costs	6,094,956	54,383,762	—	—	—	—	54,383,762
Stock based compensation	—	2,180,306	(2,180,306)	—	—	—	—
Amortization of stock based compensation	—	—	442,454	—	—	—	442,454
Stock option exercises	812,232	61,200	—	—	—	—	61,200
Purchase of treasury stock	(1,000)	—	—	—	(13,622)	—	(13,622)
Issuance of warrant	—	957,768	(957,768)	—	—	—	—
Amortization of warrant	—	—	404,995	—	—	—	404,995
Elimination of deferred revenue	—	—	147,778	—	—	—	147,778
Net loss	—	—	—	(481,163)	—	—	(481,163)

Balance at September 30, 2000	17,284,712	58,884,931	(2,248,372)	(1,414,786)	(13,622)	—	55,208,151
Amortization of stock based compensation (unaudited)	—	—	436,147	—	—	—	436,147
Purchase of treasury stock (unaudited)	(2,698,995)	—	—	—	(12,552,076)	—	(12,552,076)
Stock option exercises (unaudited)	87,382	50,312	—	—	—	—	50,312
Costs related to sale of common stock (unaudited)	—	(542,940)	—	—	—	—	(542,940)
Amortization of warrant (unaudited)	—	—	222,748	—	—	—	222,748
Purchase of warrant (unaudited)	—	(809,990)	182,247	—	—	—	(627,743)
Foreign currency translation (unaudited)	—	—	—	—	—	(24,024)	(24,024)
Net loss (unaudited)	—	—	—	(79,008)	—	—	(79,008)

Balance at June 30, 2001 (unaudited)	14,673,099	$57,582,313	$(1,407,230)	$(1,493,794)	$(12,565,698)	$(24,024)	$42,091,567

The accompanying notes are an integral part of these financial statements.

F–5

Zengine, Inc.

Consolidated Statements of Cash Flows

	Period from inception (January 1, 1999) to September 30, 1999	Year ended September 30, 2000	(Unaudited) Nine months ended June 30, 2000	(Unaudited) Nine months ended June 30, 2001
Cash flows from operating activities:
Net loss	$(933,623)	$(481,163)	$(76,461)	$(79,008)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization	21,491	230,047	144,220	488,592
Non-cash stock-based compensation	89,483	442,454	229,756	436,147
Non-cash sales arrangement relating to warrant	—	404,995	—	222,748
Provision for doubtful accounts	—	—	—	225,000
Changes in assets and liabilities:
Accounts receivable	—	(2,934,797)	(2,056,502)	(1,829,419)
Deferred revenue	—	526,952	517,500	(326,668)
Accrued liabilities	92,573	1,510,803	504,742	(873,996)
Other assets	—	(776,825)	(975,884)	(572,732)

Cash used in operating activities	(730,076)	(1,077,534)	(1,712,629)	(2,309,336)

Cash flows from investing activities:
Capital expenditures	(16,140)	(163,855)	(104,723)	(493,031)
Capitalized software costs	(360,265)	(590,513)	(339,995)	(1,345,340)
Issuance of note to MCSi	—	(3,871,049)	(3,871,049)	(8,500,000)
Proceeds from repayment of MCSi note	—	—	—	8,500,000
Net settlement under demand note arrangements with MCSi	—	3,161,550	2,111,804	(5,016,759)

Cash used in investing activities	(376,405)	(1,463,867)	(2,203,963)	(6,855,130)

Cash flows from financing activities:
Cash overdraft	—	330,655	45,137	(330,655)
Sale of common stock to MCSi	1,000	—	—	—
Sales of common stock, net of related expenses	—	54,383,762	3,871,049	—
Stock subscription receivable from MCSi	—	(1,738,341)	—	1,738,341
Capital contributions from MCSi	1,105,887	—	—	—
Proceeds from exercise of stock options	—	61,200	—	50,312
Stock issuance cost	—	—	—	(542,940)
Purchase of warrant	—	—	—	(627,743)
Treasury stock purchases	—	(13,622)	—	(12,552,076)

Cash provided by (used in) financing activities	1,106,887	53,023,654	3,916,186	(12,264,761)

Effects of exchange rates	—	—	—	(24,024)

Net increase in cash and cash equivalents	406	50,482,253	(406)	(21,453,251)
Cash and cash equivalents — beginning of period	—	406	406	50,482,659

Cash and cash equivalents — end of period	$406	$50,482,659	$—	$29,029,408

Supplemental cash flow information:
Income taxes paid	$—	$—	$—	$734,136

Interest paid	$—	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

F–6

Zengine, Inc.

Notes to Consolidated Financial Statements

(Amounts with respect to June 30, 2000 and 2001 are unaudited.)

1.  THE COMPANY

    Zengine, Inc. (the "Company") commenced operations in January 1999 as a division of MCSi, Inc. (formerly known as Miami Computer Supply Corporation)("MCSi") and was incorporated as BuySupply.com, Inc. ("BuySupply"), a wholly owned subsidiary of MCSi, in March 1999. BuySupply changed its name to Zengine, Inc. in September 1999. At September 30, 1999 and 2000, MCSi owned 83.3% and 49.4%, respectively, of the outstanding shares of the Company. As BuySupply, the Company sold computer supplies and audio-visual equipment over the Internet. In the Spring of 1999, the Company began to develop the Zengine business model (described below) and implemented it throughout the Summer and Fall of 1999, while maintaining its Internet operations. Commencing in the Spring of 1999, the Company also devoted time to enhancing, improving and administering dedicated Web sites for certain MCSi customers. Subsequent to September 30, 1999, the Company focused its efforts solely on implementing the Zengine business model, including continued work on enhancing, improving and administering MCSi's Web sites.

    The Company emerged from the development stage during the year ended September 30, 2000 as it began to earn revenues from the Zengine business model. Start-up costs incurred in the preoperating stage were expensed as incurred. The Company's fiscal year ends on September 30. These financial statements include audited financial statements as of September 30, 1999 and for the Company's initial fiscal period of January 1, 1999 through September 30, 1999 and audited financial statements as of September 30, 2000 and for the year then ended. The unaudited financial statements as of June 30, 2001 and for the nine month period ended June 30, 2000 and 2001 have been prepared in accordance with Rule 10-01 of SEC Regulation S-X. Consequently, the unaudited financial statements do not include all the disclosures required under generally accepted accounting principles for complete financial statements. However, in the opinion of the management of the Company, the information presented herein includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows of the Company as of June 30, 2001 and for the periods ended June 30, 2000 and 2001.

    The Company provides a comprehensive suite of technology-based solutions that enable businesses to conduct electronic commerce. The Company offers a full range of integrated services for both business-to-business and business-to-consumer e-commerce, including Web site user interface design, product content and merchandising, personalization and customer relationship management, advertising and sponsorship management, order management, inventory management and order fulfillment, end-user customer service and reporting and analysis. The Company's solutions, delivered on an outsourced basis, allow its clients to quickly and cost-effectively create, maintain and enhance their e-commerce presence. These solutions allow the Company's clients to build, manage and understand online customer relationships and to market, sell and support products and services more effectively.

    During its development stage, the Company looked to MCSi for financial and business support. Through September 30, 1999 MCSi contributed $1,106,887 to the capital of the Company; no capital has been contributed by MCSi since September 30, 1999. Revenues for the year ended September 30, 2000 include $3,571,985 of revenue from the administration of MCSi's business-to-business dedicated Web sites under an e-commerce services agreement, which became effective October 1, 1999. These revenues represent 42.8% of the Company's total revenue for the year ended September 30, 2000.

    The Company's current arrangement to service the MCSi dedicated Web sites expires in October 2001. In addition, advertising revenue of $3,425,916, or 41.0% of total revenue, for the year

F–7

ended September 30, 2000 was generated primarily from OEM product advertisers who either placed banner advertisements on a client's Web page which the Company serves, or purchased preferential placement of the OEM manufacturer's products on a client's store. MCSi has supply arrangements with the OEM companies that purchase advertising from the Company. Although the Company negotiated each OEM advertising arrangement, MCSi's relationships with the OEM companies could have influenced the Company's obtaining the advertising and the Company may not have obtained the advertising without MCSi's relationship. The Company also conducts business with MCSi under a distribution services agreement, administrative services agreement and sublease and equipment leasing agreements. All of these transactions are more fully described in Note 4.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

    Revenues are recognized when goods are shipped or services are performed and accepted by the customer. Revenues for the nine month period ended September 30, 1999 represent revenues of the BuySupply business model. Subsequent to October 1, 1999, all revenues were derived from the Zengine business model.

    Revenues under the Zengine business model are comprised of (a) service fees, which include integration and set-up fees, transaction fees, monthly subscription fees and consulting services; (b) advertising and sponsorship fees; and (c) product sales. Revenues are recognized as follows:

Service Fees

Integration and Set-up Fees

    The Company provides integration and set-up services to its clients. Under these arrangements, services may include the development or design of a client's Web site, migration of the client's current Web site content to the Company's technology, integration of the client's Web site to the client's current computer systems, or other similar activities. To the extent that these fees are associated with a contract to provide subsequent outsourced transaction-based services to a client, these fees are recognized ratably over the term of the transaction services agreement.

    Otherwise, revenue is recognized when the service is completed, the client has accepted the service and there is no future obligation to provide any additional service.

Transaction Fees

    The Company provides outsourced transaction-based services to customers such as providing product content and merchandising, transaction processing, order management, custom fulfillment and end-user customer service on a commission basis. Generally, commission revenue is based on a percentage of net sales value to the end customer. Revenue from transaction fees is recognized when the service is completed.

F–8

Subscription Fees

    The Company provides subscription arrangements for maintenance and related services over a specified period of time for a fee. Revenue from subscription fees is recognized ratably over the term of the subscription.

Consulting Fees

    The Company provides consulting services to its clients for a fee. Revenue is recognized when the services are performed, the client has accepted the service and there is no future obligation to provide additional service.

Advertising and Sponsorship Fees

    Revenues from advertising take the form of fees when the Company sells banner advertising or product placement advertising on Web pages served by the Company on the Company's clients' electronic stores. These arrangements call for continuous advertising or product placement over a certain time period and are not contingent upon events such as obtaining certain levels of sales, Web site visits or other factors. Revenue is recognized ratably over the period of the advertising/placement services based on the fulfillment of obligations under the advertising/placement arrangement.

Product Sales

    During the last fiscal quarter of the year ended September 30, 2000, the Company recommenced selling products on Company owned and operated Web sites. Revenue from products sold through the Web sites is recognized when both title to the merchandise and all of the risks and rewards of ownership have passed to the customer.

Summary

    An analysis of revenue is shown below:

	Period from Inception (January 1, 1999) to September 30, 1999	Year Ended September 30, 2000
Service fees, product sales and consulting fees	$4,089	$4,925,035
Advertising and sponsorship fees	—	3,425,916

	$4,089	$8,350,951

Cash and Cash Equivalents

    Cash and cash equivalents include cash and highly liquid debt instruments which have original maturities of three months or less when purchased.

Property and Equipment

    Property and equipment consists primarily of computer technology equipment and is stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets (currently, three years for all assets). At September 30, 1999 and 2000,

F–9

accumulated depreciation totaled $1,027 and $33,762, respectively. Depreciation expense totaled $1,027 and $32,735, respectively, for the nine month period ended September 30, 1999 and the year ended September 30, 2000.

Software Development Costs

    Costs to develop the Company's software have been capitalized subsequent to the Company determining that technological feasibility of the software had been achieved. Software development costs are being amortized over a three year period on a straight-line basis, subject to tests for ultimate realizability based on future estimated revenues. At September 30, 1999 and September 30, 2000, accumulated amortization totaled $20,464 and $217,776, respectively. Amortization expense totaled $20,464 and $197,312, respectively, for the nine month period ended September 30, 1999 and the year ended September 30, 2000.

Other Assets

    Other assets include the Company's prepayments to a client for the contractual right to be the sole audio visual store provider for the client. These costs are being charged to expense on a straight-line basis over the terms of the related arrangements.

Advertising Costs

    The Company expenses all advertising costs as incurred.

Income Taxes

    Through September 30, 1999, the Company was included in the consolidated income tax return of MCSi. The provision for income taxes is computed on a separate company basis. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the tax bases of assets and liabilities. The Company records a valuation allowance related to its deferred income tax assets when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Earnings (Loss) Per Share

    Earnings (loss) per share is computed as if the Company had been incorporated on January 1, 1999. Basic per share amounts represent the weighted average number of shares outstanding during the period, while diluted per share amounts give effect to the conversion of all other convertible equity securities (stock options, stock awards and warrants) to the extent their assumed conversion is not anti-dilutive. For the periods January 1, 1999 through September 30, 1999 and October 1, 1999 through September 30, 2000, the assumed conversion of stock options (169,302 and 1,321,048, respectively), stock awards (1,145,450 and 1,360,574, respectively) and warrants (nil and 7,652, respectively) were excluded from diluted loss per share because their assumed conversion was anti-dilutive.

F–10

    The following table summarizes the shares included in the basic and diluted loss per share calculations.

	Period from Inception (January 1, 1999) to September 30, 1999	Year Ended September 30, 2000
Net loss for the period	$(933,623)	$(481,163)

Weighted average number of shares outstanding—basic	11,377,184	11,403,965
Dilutive impact of assumed conversion exercises	—	—

Weighted average number of shares outstanding—diluted	11,377,184	11,403,965

Loss per share—basic and diluted	$(.08)	$(.04)

    On September 29, 1999, the Company enacted a 10-for-1 stock split; additionally, the Company enacted a 6.7686-for-1 stock split and increased its number of authorized shares on September 19, 2000. All share and per share amounts presented in the financial statements give retroactive treatment to the stock splits as if they had occurred on January 1, 1999.

    Additionally, on September 20, 2000, the Company authorized 20,000,000 shares of preferred stock, no par value per share, of which none are outstanding.

Concentrations of Credit Risk

    Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. Surplus funds are invested in U.S. Treasury bills. The Company's accounts receivable are derived from operations primarily conducted in the United States, and, based on management's assessment, accounts receivable were considered collectible in full, and no allowance for uncollectible accounts was considered necessary at September 30, 1999 and 2000. The Company does not generally require collateral for its accounts receivable balances. Accounts receivable are recorded net of amounts owed to the Company's clients as the right of offset of gross receivables and payables exists between the parties. During the year ended September 30, 2000, no customer other than MCSi accounted for more than 10% of revenue. Management monitors its credit risks using policies it considers appropriate in the circumstances.

Fair Values and Derivative Transactions

    The Company believes that the fair value of its monetary assets and liabilities approximates the carrying value of such financial instruments. The Company does not engage in derivative transactions.

Stock Compensation

    The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and has provided in Note 7 the pro forma disclosures of the effect on net income (loss) and earnings (loss) per common share as if the fair value-based method had been applied in measuring compensation expense.

F–11

Recent Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative Instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative instruments and Hedging Activities: Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date until the first fiscal year ending on or after June 30, 2000. In June 2000, the FASB issued SFAS Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of SFAS 133." SFAS No. 138 amends certain terms and conditions of SFAS 133. SFAS No. 133 requires that all derivative instruments be recognized at fair value as either assets or liabilities in the statement of financial position. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 outlines the SEC staff's views with respect to revenue recognition.

    In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB 25" ("FIN 44"). This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000; however, certain conclusions in this interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this interpretation will be recognized on a prospective basis from July 1, 2000.

    Management does not believe that the adoption of these new pronouncements has had or will have a material impact on the Company's financial position or results of operations.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods. Actual results could differ from these estimates.

3.  EQUITY TRANSACTIONS

    On September 20, 2000, the Company completed an Initial Public Offering ("IPO") of 4,290,000 shares of its common stock at $13 per share. The net proceeds of $50,512,713 are included in these financial statements as an increase in additional paid in capital. In addition, a subscription plan for MCSi stockholders was a component of the IPO. The stock subscription receivable from MCSi at

F–12

September 30, 2000, shown on the accompanying balance sheet, relates to this subscription and was fully paid subsequent to September 30, 2000.

    In October 1999, the Company sold, in a private placement, to one of its clients and an unrelated investor (the "investors") 1,804,956 shares of common stock of the Company at a price of $2.22 per share for total gross proceeds of $4,000,000 (net proceeds, after offering costs, were $3,871,049). MCSi cancelled 2,481,816 shares of the Company it owned to facilitate this transaction. As described in Note 4, the proceeds from this sale were forwarded to MCSi pending future use by Zengine and is recorded as a component of the amounts receivable from MCSi. MCSi provided the investors with a put option whereby the investors could require MCSi to repurchase the Company shares which they acquired in this transaction at a price of $3.37 per share. This put option expired on the effective date of the IPO.

    In connection with the transaction described in the preceding paragraph, the Company paid $600,000 to the client for the contractual right to be the sole audio visual store provider to the client. The amount was capitalized as other assets and is being charged to expense on a straight-line basis over the term of the arrangement. In addition, the Company initially committed to purchase $3,400,000 of advertising services over 24 months beginning in December 1999 from one of the investors in monthly installments of $141,667. This arrangement was subsequently amended to require aggregate payments in fiscal year 2001 and 2002 of $1,189,161 and $503,541, respectively.

    In conjunction with an e-commerce services agreement entered into with one of the Company's clients, the Company granted the client a warrant to purchase shares of common stock if the Company completed an IPO. The warrant entitled the client to purchase 280,049 shares of the Company's common stock at the IPO price of $13. The warrant was exercisable over the shorter to occur of three years from the date of issue or the termination of the associated e-commerce services agreement. Upon the IPO, the warrant became fully exercisable. At September 20, 2000, the fair value of the warrant totaled $957,768. The initial term of the e-commerce services agreement was one year with various renewal periods solely at the client's option. Accordingly, the fair value of the warrant was first reduced by deferred revenue of $147,778 resulting from the e-commerce services agreement (guaranteed according to its terms), and the remaining amount was being amortized over the initial one-year term of the agreement. The Company recorded an accelerated charge of $404,995 in the fourth quarter of the fiscal year ended September 30, 2000 to reflect the period of the e-commerce services agreement already elapsed as of the balance sheet date. The remaining value, $404,995, was to be amortized over the remainder of the initial term of the agreement, ending on April 1, 2001.

4.  RELATED PARTY TRANSACTIONS

    Effective October 1, 1999, the Company entered into an e-commerce services agreement with MCSi for a two year period. Under the terms of the e-commerce agreement, the Company receives a commission equal to 10% of the retail value of products sold to those customers of MCSi provided with dedicated customer Web sites in exchange for the Company designing, enhancing and providing certain support services for these Web sites.

    Additionally, effective October 1, 1999, the Company entered into three other agreements with MCSi; these are (a) a distribution services agreement whereby the Company will pay MCSi a fee of three percent of the retail value of the goods sold to or through third party clients for which MCSi performs the fulfillment and distribution function, (b) an administrative services agreement whereby the Company will be charged $720,000 per year in reimbursement for treasury and cash management

F–13

services, accounting services, corporate development services, risk management and administrative insurance services, benefit plan design services, human resources and compensation services, Web site population services and advertising sales services costs which MCSi incurs for the Company's benefit, and (c) a leasing agreement whereby the Company will pay MCSi $125,000 per year to lease corporate offices and $25,000 per year to lease certain personal property. These agreements between the Company and MCSi have two year terms, except for the leasing agreement, which expires on May 1, 2001. The Distribution Services Agreement was subsequently amended to provide for a fee payable by the Company to MCSi for the excess of 30% of the total warehousing costs of MCSi's warehouse over the amount paid by the Company to MCSi under the provisions of the Distribution Services Agreement. This agreement expires on October 1, 2001. The terms of the Company's arrangements with MCSi do not necessarily represent those which would be obtained in an arm's-length transaction with an unrelated party.

    Using the proceeds from the private placement of stock described in Note 3, in October, 1999, the Company and MCSi entered into a demand note arrangement ("Demand Note"), whereby the Company loaned $3,871,049 to MCSi. The demand note is payable on demand and accrues interest quarterly at the Merrill Lynch Ready Asset Trust rate (6.05% at September 30, 2000).

    In December 1999, MCSi purchased advertising of $47,000 from the Company. In addition, advertising revenue of $3,425,916 for the year ended September 30, 2000 was generated primarily from OEM product advertisers who either placed banner advertisements on a client's Web page which the Company serves, or purchased preferential placement of the OEM manufacturers' products on a client's electronic store. MCSi has supply arrangements with the OEM companies that purchase advertising from the Company. Although the Company negotiated each OEM advertising arrangement, MCSi's relationships with the OEM companies could have influenced the Company's obtaining the advertising and the Company may not have obtained the advertising without MCSi's relationship.

    With respect to all of its transactions with MCSi, the Company and MCSi have agreed to a monthly "net" settlement procedure. The following table summarizes the net receivable due from MCSi related to the aforementioned agreements as of September 30, 2000:

September 30, 2000
Net amount receivable from MCSi arising from the Demand Note	$3,871,049
Amounts receivable from MCSi arising from the e-commerce services agreement	3,571,985
Amounts receivable arising from advertising services	47,000
Amounts receivable arising from interest on the Demand Note	120,498
Accounts payable arising from current account activity	(5,246,061)
Amounts payable to MCSi arising from the distribution services agreement	(784,972)
Amounts payable to MCSi arising from the administrative services and the leasing agreements	(870,000)

Net amount receivable from MCSi	$709,499

    Amounts payable arising from current account activity include trade accounts payable and other expenses of the Company which are being paid by MCSi on the Company's behalf. Accordingly, no separate trade accounts payable are included on the accompanying balance sheets.

F–14

    As a result of entering into the leasing agreement with MCSi, the Company is committed to pay $100,000 to MCSi during the year ended September 30, 2001.

    Through September 30, 1999, the Company looked to MCSi for the services it currently receives under the administrative services agreement entered into effective October 1, 1999. These included administrative services such as treasury, payroll, accounting and financial support functions. The financial statements for the nine month period ended September 30, 1999 include charges for these services from MCSi totaling $435,623 and have been allocated from MCSi to the Company based upon the ratio of the number of the Company's employees to the total number of MCSi employees. Management believes this basis is reasonable in the circumstances. As the Company has looked to MCSi for these administrative services since its inception, and will rely on MCSi for these services for the foreseeable future, it is not practical to estimate the costs the Company would have incurred had it obtained these services from unrelated parties.

    Through September 30, 1999, MCSi had contributed to the Company, as capital, all of the financial support it had provided rather than loaning funds to the Company. The following table summarizes the interest free financial support that MCSi provided to the Company on a monthly basis from January 1999 through September 30, 1999 that has been recorded as additional paid in capital:

January	$56,782
February	39,609
March	14,941
April	140,616
May	106,822
June	149,664
July	137,447
August	239,987
September	220,019

$1,105,887

    Prior to entering into the leasing agreement effective October 1, 1999, the Company operated from premises leased to it, on a month to month basis, by MCSi. During the period ended September 30, 1999, MCSi charged the Company $77,497 for rental of these facilities.

    The employees of the Company are permitted to participate in MCSi's defined contribution pension plan. This plan covers substantially all employees who meet certain eligibility requirements and the Company's expense related thereto comprises matches to employee contributions to the Plan, limited to a percent of the employees' compensation. Expenses under the plan were nil and $15,147, respectively, for the nine month period ended September 30, 1999 and the year ended September 30, 2000.

F–15

5.  INCOME TAXES

    From January 1, 1999 through September 30, 2000 the Company paid no income taxes and had no current provision for income taxes due to its operating losses since inception. The components of the provision for income taxes are as follows:

	Period from Inception (January 1, 1999) to September 30, 1999	Year ended September 30, 2000
Current
U.S. Federal	$—	$—
State and local	—	—

Total current provision	—	—

Deferred
U.S. Federal	(326,767)	(33,983)
State and local	(28,009)	(3,998)
Valuation allowance	354,776	37,981

Total deferred provision	—	—

Total provision for income taxes	$—	$—

    A summary of the components of deferred income taxes follows:

	September 30, 1999	September 30, 2000
Start up costs	$347,396	$277,916
Net operating losses	132,316	259,645
Stock based compensation	4,188	133,736
Capitalized software	(129,124)	(278,540)
Valuation allowance	(354,776)	(392,757)

	$—	$—

    Startup costs above related to selling, general and administrative costs which the Company incurred in its development stage and were expensed in the Company's income statement as incurred, but must be capitalized and amortized to expense over a five year period for income tax purposes. The Company began amortizing these costs for tax purposes as it generated revenue from its planned business activities during the year ended September 30, 2000.

    The Company has provided a valuation allowance against its net deferred tax assets because management, at the present time, is of the view that it is more likely than not that these assets will not be realized. The Company's effective tax rate differs from the expected statutory rate by virtue of the inability to currently deduct net operating losses and the valuation allowance described above. The Company's net operating losses of $683,276 at September 30, 2000, are subject to carry forward provisions which expire in 2014 and 2015.

F–16

6.  ACCRUED LIABILITIES AND CASH OVERDRAFT

    Accrued liabilities consists of the following:

	September 30, 1999	September 30, 2000
Accrued insurance	$—	$376,792
Cash overdraft	—	330,655
Travel expenses	—	351,813
Advertising costs	—	165,000
Professional fees	26,011	125,000
Payroll and payroll related costs	36,317	60,185
Other	30,245	524,586

	$92,573	$1,934,031

7.  STOCK COMPENSATION AND RELATED MATTERS

    In March 1999, the Company granted to three key executives a total of 2,030,580 shares of common stock. These grants vest one third commencing on the date of grant and ratably thereafter, on a quarterly basis, through June 30, 2002 and include provisions which made the options fully vested upon completion of the Company's IPO in September. Based on an independent appraisal of the fair value of the shares granted, the Company will incur compensation expense of $180,000 over the vesting period, of which $78,462 was recognized during the nine month period ended September 30, 1999 and $101,538 was recognized in the year ended September 30, 2000.

    In April 2000, the Company amended and restated the Zengine 1999 Stock Option Plan (the "Plan") which had been in effect since March 1999. The Plan provides that up to 3,384,300 options to purchase common stock of the Company may be granted to employees and others. Although, options may be granted with exercise prices equivalent to the estimated fair value of the shares on the grant date, certain options granted prior to May 2000 were granted at exercise prices less than the estimated fair value of the shares on the grant date. In conjunction with such stock option grants, the Company recognized unearned compensation aggregating $2,195,314, which is being amortized over the vesting period. Amortization expense recognized during the nine month period ended September 30, 1999 and the year ended September 30, 2000 totaled $11,021 and $339,890 respectively. Vesting occurs ratably over a four-year period, although two grants totaling 812,232 options were immediately vested on the date of grant. All options expire, if not exercised, ten years from the date of grant. At September 30, 2000, 1,611,454 options remain which could be granted under the Plan.

F–17

    The following table summarizes activity in the stock option plan in number of shares:

	Period from Inception (January 1, 1999) to September 30, 1999	Year Ended September 30, 2000
Outstanding, beginning of period	—	1,128,644
Granted	1,128,644	661,800
Exercised	—	(812,232)
Expired	—	—
Forfeited	—	(17,598)

Outstanding, end of period	1,128,644	960,614

    At September 30, 2000, 79,108 options were exercisable. Outstanding stock options at September 30, 2000, once vested, are exercisable at the following amounts per share: $25.85 (16,921 shares), $13.00 (389,364 shares), $7.39 (27,074 shares), $3.69 (61,933 shares), $2.22 (159,062 shares) and $0.08 (306,260 shares). The weighted average exercise price of all options outstanding at September 30, 2000 was $3.61.

    The following table illustrates the impact, on a pro forma basis, on the Company's net loss and net loss per share assuming the fair value based method of stock based compensation had been followed by the Company for all stock-based compensation transactions.

	Period from Inception (January 1, 1999) to September 30, 1999	Year Ended September 30, 2000
As reported:
Net loss	$(933,623)	$(481,163)

Loss per share (basic and diluted)	$(.08)	$(.04)

Proforma:
Net loss	$(948,140)	$(661,293)

Loss per share (basic and diluted)	$(.08)	$(.06)

    The fair value of each option grant is estimated on the date of grant using the minimum value option pricing model, as the Company has no history of stock price volatility, with the following assumptions:

	Period from Inception (January 1, 1999) to September 30, 1999	Year Ended September 30, 2000
Expected term	5 years	5 years
Risk-free interest rate	5.41%—6.07%	6.47%
Dividend yield	0.00%	0.00%

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8.  EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT ACCOUNTANTS

    Subsequent to September 30, 2000, Zengine's wholly owned Japanese subsidiary was formed and is included in the accompanying unaudited condensed consolidated financial statements. All significant intercompany accounts and transactions have been eliminated.

    Prior to the nine month period ended June 30, 2001, the Company had no components of comprehensive income other than net income; accordingly, net income and comprehensive income were the same. For the nine months ended June 30, 2001, comprehensive loss was $103,032 after deducting from net loss the currency translation adjustments related to the Company's Japanese subsidiary.

    As more fully described in Note 3, the Company issued a warrant to purchase its common stock to a client in connection with an e-commerce service arrangement between the Company and the client. The value of that warrant was being amortized to income over the period of the e-commerce services arrangement. In January, 2001, the Company purchased the warrant. The estimated fair value of the warrant on the date it was acquired by the Company was treated as an equity transaction. The amount paid in excess of the fair value was charged to operations.

    During the quarter ended December 31, 2000, the Company made an advance to subsidiaries of MCSi totaling $8,500,000 as a 90 day secured note (the "Note") to assist in MCSi purchasing the assets of Intellisys Group, Inc. Interest on the Note accrued monthly based on the "prime rate" as published in the Wall Street Journal. The loan was unanimously approved by the Board of Directors of Zengine. During the three months ended March 31, 2001, MCSi repaid $3.7 million of this loan and the Company extended the repayment of the remainder of the principal balance and accrued interest to July 1, 2001 on the same terms and conditions as the original Note. During the three months ended June 30, 2001, the Note was repaid in full.

    Subsequent to September 30, 2000, the Company's agreements with MCSi described in the first two paragraphs of Note 4 were renewed on terms and conditions substantially consistent with the original agreements.

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SCHEDULE I

Certain Information Concerning the
Directors and Executive Officers of MCSi

    The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of MCSi. Unless otherwise indicated, positions held shown in the following table are positions with MCSi. Except as set forth below, each such person is a citizen of the United States of America. None of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Except as otherwise noted, the current business address for each person listed below is c/o MCSi, Inc., 4750 Hempstead Station Drive, Dayton, Ohio 45429.

Present Principal Occupation or Employment, Name and Position Held and Five-Year Employment History
Michael E. Peppel Chairman of the Board, Chief Executive Officer and Director
Mr. Peppel joined MCSi in May 1996 and served as its Chief Financial Officer from May 1996 to December 1997. He was elected President and Chief Executive Officer as of January 1, 1998, elected to the Board of Directors as of February 24, 1998 and named Chairman of the Board on February 8, 2000. Mr. Peppel is a member of Executive Management Committee, a committee composed of senior management which deals with operating issues. From November 1990 to May 1996, he was a Director and Chief Financial Officer of Diversified Data Products, Inc. which was acquired by MCSi in May 1996. From April 1987 to October 1990, he was the money desk manager for the DeBartolo Corporation. Mr. Peppel received his degree in Economics and Finance from the University of Notre Dame.

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Robert G. Hecht Vice-Chairman of the Board
Mr. Hecht became a Director of MCSi in May 1996. Mr. Hecht is the Chief Executive Officer of Trumbull Corporation, a privately held highway construction company, President of Allegheny Asphalt Manufacturing, Inc., a privately held material supply company, the Executive Vice President for P.J. Dick Incorporated, a privately held construction company, and the Executive Vice President of Lindy Paving, Inc., a privately held paving company, all of which are located in Pittsburgh, Pennsylvania. Mr. Hecht is also a Director of Essex Bancorp, Virginia Beach, Virginia, a savings institution holding company which is traded on the American Stock Exchange. Mr. Hecht received his Juris Doctor degree from the University of Pittsburgh, Pittsburgh, Pennsylvania, and his undergraduate degree in engineering from the U.S. Naval Academy. Mr. Hecht is the Co-Chairman of the Washington County Southwestern Pennsylvania Growth Alliance and a member of the Board of Directors of the Children's Home of Pittsburgh.
Harry F. Radcliffe Treasurer and Director
Mr. Radcliffe was elected as a Director of MCSi in May 1996. He has been the President and Chief Executive Officer of Fort Pitt Capital Management, Pittsburgh, Pennsylvania, a private investment management company, since September 1995 and was the President and Chief Executive Officer of First Home Bancorp, Inc., a privately held savings institution holding company until its sale in April 1996. He is a Director of Essex Bancorp, Virginia Beach, Virginia, a savings institution holding company which is traded on the American Stock Exchange, of Hawthorne Financial Corporation, Los Angeles, California, a savings institution holding company which is traded on the Nasdaq National Market, First Fidelity Bancorp, Irvine, California, a privately held thrift and loan holding company, and Promistar Financial Corp., a bank institution holding company which is traded on the Nasdaq National Market. From 1989 to 1993, Mr. Radcliffe was the President and Chief Executive Officer of First South Savings Association, a Pennsylvania-chartered stock savings association located in Pittsburgh, Pennsylvania. Mr. Radcliffe received his degree in economics from Ohio Wesleyan University.
Richard L. Posen Director
Mr. Posen, a partner of the law firm of Willkie Farr & Gallagher in New York, New York, was appointed as a Director of MCSi on February 8, 2000. Previously, Mr. Posen was a Director of Ralphs Grocery Company from 1992 to 1994. Mr. Posen received his degree in history from Johns Hopkins University and his law degree from New York University School of Law.

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Ira H. Stanley Director, Vice President and Chief Financial Officer
Mr. Stanley joined MCSi as Vice President — Finance on April 1, 1998, was appointed MCSi's Vice President and Chief Financial Officer on October 1, 1998 and became a Director of MCSi in July 2000. Prior thereto, from 1990 to March 1998, Mr. Stanley was the Vice President of Finance and Treasurer of Gosiger, Inc., a privately held importer and distributor of machine tools, located in Dayton, Ohio. Mr. Stanley's position prior thereto was as corporate controller of Price Brothers Company, a manufacturer and distributor of construction products, located in Dayton, Ohio. Mr. Stanley received his Masters of Business Administration from the University of Dayton, Dayton, Ohio, and his undergraduate degree in business from Wright State University, Dayton, Ohio. He is a member of MCSi's Executive Management Committee.
John C. Huffman, III Vice President — Chief Operating Officer
Mr. Huffman joined MCSi in 1981 and is the Vice President and Chief Operating Officer. He is a member of the Executive Management Committee. Mr. Huffman was the General Manager of MCSi from 1985 to 1987, the Dayton Sales Manager from 1987 to 1989, was the National Sales Manager from 1989 to 2000 and has served as Chief Operating Officer since May 2000. Mr. Huffman received his degree in business management from Wright State University, Dayton, Ohio.
Michael Trebilcock Vice President — Sales and Chief Development Officer
Mr. Trebilcock joined MCSi in December 1998 as the Vice President of Business Development as a result of MCSi's business combination with Dreher Business Products Corporation ("DBPC") and became Vice President — Sales and Chief Development Officer in May 2000. From 1991 to December 1998, he served as Vice President of Business Development of DBPC, which he joined in 1986. Mr. Trebilcock attended Edison College, Fort Myers, Florida.

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ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF OCTOBER 4, 2001

BY AND BETWEEN

MCSi, INC.,

AND

ZENGINE, INC.

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A–2

A–3

GLOSSARY OF DEFINED TERMS

DEFINED TERMS	DEFINED IN SECTION
Acquisition Proposal	10.11(a)
Agreement	Recitals
Audit Date	4.4
Beneficial Ownership	10.11(b)
Beneficially Own	10.11(b)
Business Day	10.3
Certificate of Merger	2.2
Certificates	3.2(b)
Closing	2.3
Closing Date	2.3
Code	3.3
Company	Recitals
Company Common Stock	Recitals
Company SEC Reports	5.4
Company Securities	5.2
Covered Transactions	4.15
DGCL	2.1
Dissenting Shares	3.5
Dissenting Stockholders	3.5
Effective Time	2.2
Exchange Act	1.1(a)
Exchange Agent	3.2(a)
Exchange Ratio	Recitals
Expenses	9.3(b)
Financial Advisor	1.2(a)
GAAP	4.4
Governmental Entity	4.8
Indemnified Parties	7.5(a)
Indemnified Party	7.5(a)
Know	10.11(c)
Knowledge	10.11(c)
Law	4.9
Lien	4.2(b)
Material Adverse Effect	10.11(d)
Merger	2.1
Merger Consideration	3.1(c)
MGCL	2.1
Offer	1.1(a)
Offer Documents	1.3(a)
Offer Price	1.1(a)
Offer to Purchase	1.1(b)
Person	10.11(e)
Proxy Statement	4.7
Registration Statement	1.3
Schedule TO	1.3(a)
Schedule 14D-9	1.3(a)
SEC	1.1(c)

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Securities Act	4.4
Shares	1.1(a)
Special Committee	Recitals
Subsidiary	10.11(f)
Surviving Corporation	2.1
Takeover Statutes	4.15
Taxes	10.11(g)
Transactions	1.2(a)
Zengine	Recitals
Zengine Board	Recitals
Zengine Common Stock	Recitals
Zengine Disclosure Schedule	Article IV
Zengine Option Plans	3.4(b)
Zengine Permits	4.11
Zengine Requisite Vote	4.3(b)
Zengine SEC Reports	4.4
Zengine Securities	4.2(a)
Zengine Stock Option	3.4(a)
Zengine Stockholder Meeting	7.1(a)

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AGREEMENT AND PLAN OF REORGANIZATION

    THIS AGREEMENT AND PLAN OF REORGANIZATION ("AGREEMENT") dated as of October 4, 2001, is by and between MCSi, Inc., a Maryland corporation (the "COMPANY"), and Zengine, Inc., a Delaware corporation ("ZENGINE").

    WHEREAS, Company beneficially owns approximately 58.5% of the outstanding shares of common stock, no par value per share (the "ZENGINE COMMON STOCK"), of Zengine; and

    WHEREAS, it is proposed that Company make a tender offer to acquire all outstanding shares of Zengine Common Stock not already owned by Company in exchange for 0.2259 shares ("EXCHANGE RATIO") of Company common stock, no par value per share ("COMPANY COMMON STOCK"), upon the terms and subject to the conditions set forth herein; and

    WHEREAS, it is proposed that, subject to and following the consummation of the Offer, Zengine shall be merged with and into Company in a tax free reorganization, with Company as the surviving corporation, and in such merger all outstanding Zengine Common Stock (with certain exceptions specified herein) shall be converted into the right to receive 0.2259 shares of Company Common Stock for each share of Zengine Common Stock then owned;

    WHEREAS, the Board of Directors of Zengine (the "ZENGINE BOARD"), based on the unanimous recommendation of a special committee of independent directors of Zengine (the "SPECIAL COMMITTEE"), has (i) determined that each of this Agreement, the Offer (as hereinafter defined) and the Merger (as hereinafter defined) pursuant to which Zengine shall merge with and into the Company, with the Company as the surviving corporation, is in the best interests of the stockholders of Zengine (other than Company), (ii) resolved to approve the Offer, the Merger and this Agreement and the transactions contemplated hereby, and (iii) recommended acceptance of the Offer and, if applicable, adoption of this Agreement by such stockholders of Zengine, subject to the terms and conditions set forth herein; and

    WHEREAS, the Company and Zengine desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger;

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Zengine hereby agree as follows:

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ARTICLE I

THE OFFER

    SECTION 1.1 THE OFFER.  (a) As promptly as practicable after the execution of this Agreement, Company shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) a tender offer (the "OFFER") for all of the outstanding shares of Zengine Common Stock (other than for shares owned by the Company at the time of the Offer) (the "SHARES") in exchange for shares of Company Common Stock at the exchange ratio of 0.2259 shares of Company Common Stock in exchange for each share of Zengine Common Stock (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "OFFER PRICE"), subject to the conditions set forth herein and in Annex A hereto. No fraction of a share of Company Common Stock will be issued. Instead each Zengine stockholder, whether in the Offer or in the Merger, who would otherwise be entitled to receive a fraction of a share of Company Common Stock, after combining all fractional shares to which such stockholder would be entitled, will receive cash in an amount equal to the product obtained by multiplying (i) the fraction of a share of Company Common Stock to which the holder would otherwise be entitled by (ii) $16.60.

    (b) The obligations of Company to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the conditions set forth herein and in Annex A hereto, any of which conditions may be waived by Company in its sole discretion. The Offer shall be made by means of an offer to purchase (the "OFFER TO PURCHASE") containing the terms set forth in this Agreement and the conditions set forth in Annex A hereto.

    (c) Company expressly reserves the right to modify the terms of the Offer; provided, that, without Zengine's prior written consent, Company shall not decrease the Offer Price or decrease the number of Shares sought, change the form of consideration or amend any condition of the Offer in any manner adverse to the holders of the Shares (other than with respect to insignificant changes or amendments and subject to the penultimate sentence of this Section 1.1(c)); PROVIDED, HOWEVER, that, if on the initial scheduled expiration date of the Offer, which shall be 20 business days after the date that the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, Company may, from time to time until such time as all such conditions are satisfied or waived, in its sole discretion, extend the expiration date; PROVIDED FURTHER, HOWEVER, that without Zengine's prior written consent, the expiration date of the Offer may not be extended beyond 60 calendar days after commencement of the Offer. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by applicable Law (as hereinafter defined) in connection with such increase, in each case without the consent of Zengine. If, immediately prior to the initial expiration date of the Offer, the Shares validly tendered and not withdrawn pursuant to the Offer together with the Shares beneficially owned by Company equal less than 90% of the outstanding Shares, Company may extend the Offer for a period not to exceed 20 business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer. In addition, Company may make available a "subsequent offering period," in accordance with Rule 14d-11 of the United States Securities and Exchange Commission (the "SEC"), of not greater than 20 business days. On the terms and subject to the prior satisfaction or waiver of the conditions of the Offer and this Agreement, Company shall, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

    SECTION 1.2 ZENGINE ACTIONS.  (a) Zengine hereby approves of and consents to the Offer and represents that the Zengine Board, based on the unanimous recommendation of the Special Committee, has (i) determined that each of the Agreement, the Offer and the Merger (as hereinafter

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defined) are advisable and in the best interests of, the stockholders of Zengine (other than Company), (ii) received the opinion of McDonald Investments Inc., financial advisor to Zengine (the "FINANCIAL ADVISOR"), to the effect that, subject to the assumptions therein stated, the Offer Price to be received by holders of Shares pursuant to the Offer and the Merger Consideration (as hereinafter defined) pursuant to the Merger is fair to the stockholders of Zengine (other than Company) from a financial point of view, (iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the "TRANSACTIONS") and (iv) resolved to recommend that the stockholders of Zengine (other than Company) accept the Offer, tender their Shares thereunder to Company and approve and adopt this Agreement and the Merger. Zengine has been advised by each of its directors and by each executive officer who, as of the date hereof, is actually aware (to the knowledge of Zengine) of the Transactions that each such person either intends to tender pursuant to the Offer all Shares owned by such person or vote all Shares owned by such person in favor of the Merger.

    (b) In connection with the Offer, Zengine will promptly furnish or cause to be furnished to Company mailing labels, security position listings and any available listings or computer files containing the names and addresses of all holders of record of the Shares as of a recent date, and shall furnish Company with such additional information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels and lists of security positions) and such assistance as Company or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents (as hereinafter defined) and any other documents necessary to consummate the Merger, Company and its affiliates and associates shall hold in confidence the information contained in any such labels, listings and files and all other information delivered pursuant to this Section 1.2(b), will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver to Zengine all copies, extracts or summaries of such information in their possession or the possession of their agents.

    SECTION 1.3 SEC DOCUMENTS.  (a) On the date the Offer is commenced, Company shall file with SEC (i) a registration statement on Form S-4 containing a preliminary prospectus ("REGISTRATION STATEMENT") (ii) a Tender Offer Statement on Schedule TO in accordance with the Exchange Act with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "SCHEDULE TO"). The Schedule TO will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and certain other ancillary documents (collectively, together with any amendments and supplements thereto, the "OFFER DOCUMENTS"). Promptly after, or concurrently with, the filing of the Schedule TO by Company, Zengine shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 in accordance with the Exchange Act (together with all amendments and supplements thereto and including the exhibits thereto, the "SCHEDULE 14D-9"), which shall, except as otherwise provided herein, contain the recommendation referred to in clause (iv) of Section 1.2(a) hereof.

    (b) Company will take all steps necessary to ensure that the registration statement and the Offer Documents, and Zengine will take all steps necessary to ensure that the Schedule 14D-9, will comply in all material respects with the provisions of applicable Federal and state securities Laws. The information provided and to be provided by Company or Zengine for use in the registration statement, Schedule TO, the Offer Documents and the Schedule 14D-9 shall not, on the date first filed with the SEC or first published, sent or provided to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Company will take all steps necessary to cause the registration statement and the

A–8

Offer Documents, and Zengine will take all steps necessary to cause the Schedule 14D-9, to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Federal and state securities Laws. Each of Company, on the one hand, and Zengine, on the other hand, will promptly correct any information provided by it for use in the registration statement and the Offer Documents and the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and Company will take all steps necessary to cause the registration statement and the Offer Documents, and Zengine will take all steps necessary to cause the Schedule 14D-9, as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable Federal and state securities Laws. Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of Zengine. Zengine agrees to provide Company and its counsel with copies of any written comments that Zengine or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and Company agrees to provide Zengine and its counsel with copies of any written comments that Company or their counsel may receive from the SEC or its staff with respect to the registration statement or the Offer Documents promptly after the receipt of such comments.

ARTICLE II

THE MERGER

    SECTION 2.1 THE MERGER.  At the Effective Time (as hereinafter defined) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL") and with the Maryland General Corporation Law ("MGCL"), Zengine shall be merged with and into Company (the "MERGER"). Following the Merger, Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of Zengine shall cease.

    SECTION 2.2 EFFECTIVE TIME.  Subject to the provisions of this Agreement, Company and Zengine shall cause the Merger to be consummated by filing an appropriate Certificate or Articles of Merger or, if applicable, a Certificate of Ownership and Merger, or other appropriate documents (as applicable, the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware and with the Maryland Department of Assessments and Taxation in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and MGCL, as soon as practicable on or after the Closing Date (as hereinafter defined). The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "EFFECTIVE TIME").

    SECTION 2.3 CLOSING OF THE MERGER.  The closing of the Merger (the "CLOSING") will take place at a time and on a date to be specified by the parties (the "CLOSING DATE"), which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Elias, Matz, Tiernan & Herrick L.L.P., 734 15th Street, N.W., Washington, D.C. 20005, or at such other time, date or place as agreed to in writing by the parties hereto.

    SECTION 2.4 EFFECTS OF THE MERGER.  (a) The Merger shall have the effects set forth in the DGCL or MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Zengine shall vest in the

A–9

Surviving Corporation, and all debts, liabilities and duties of Zengine shall become the debts, liabilities and duties of the Surviving Corporation.

    (b) It is intended by the parties hereto that the Merger shall constitute a "reorganization," within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"). The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    SECTION 2.5 ARTICLES OF INCORPORATION AND BYLAWS.  The articles of incorporation of Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

    SECTION 2.6 DIRECTORS.  The directors of Company at the Effective Time shall be the directors of the Surviving Corporation, to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

    SECTION 2.7 OFFICERS.  The officers of Company at the Effective Time shall be the officers of the Surviving Corporation, to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE III

CONVERSION OF SHARES

    SECTION 3.1 CONVERSION OF CAPITAL STOCK.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or any shares of capital stock of Zengine:

    (a) Each issued and outstanding share of common stock, no par value per share, of Company shall remain issued and outstanding as a fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

    (b) All Shares that are owned by the Company or any Subsidiary of the Company and any Shares owned by Zengine or any Subsidiary of Zengine shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

    (c) Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive the Offer Price, without interest (the "MERGER CONSIDERATION"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therfor upon the surrender of such certificate in accordance with Section 3.2, without interest.

  SECTION 3.2 EXCHANGE OF CERTIFICATES.

    (a) Prior to the Effective Time, Company shall designate a bank, transfer agent, trust company or other person, reasonably acceptable to Zengine, to act as agent for the holders of the Shares in connection with the Merger (the "EXCHANGE AGENT") to receive certificates representing Shares from Zengine stockholders, to issue in exchange therefor certificates representing the Offer Price and the Merger Consideration and to pay Company funds for fractional shares to which holders of the

A–10

Shares shall become entitled pursuant to Section 3.1(c). Company shall, reserve sufficient authorized shares of Company Common Stock in order to pay the full Offer Price and Merger Consideration and shall, from time to time, make available to the Exchange Agent funds in amounts and at times necessary for the prompt payment of the cash in lieu of fractional shares as provided herein. All interest earned on such funds shall be paid to Company.

    (b) As soon as reasonably practicable after the Effective Time, Company shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES") whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form not inconsistent with this Agreement as Company may specify) and (ii) instructions for use in surrendering the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, Company shall cause the Exchange Agent to pay to the holder of such Certificate the Merger Consideration plus cash in lieu of a fractional share, if any, and the Certificate so surrendered shall forthwith be cancelled. In the event of a surrender of a Certificate representing Shares which are not registered in the transfer records of Zengine under the name of the person surrendering such Certificate, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes (as hereinafter defined) required by reason of payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article III. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to the provisions of this Article III.

    (c) At the Effective Time, the stock transfer books of Zengine shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of Zengine. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

    (d) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general unsecured creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation or the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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    (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

    SECTION 3.3 WITHHOLDING TAXES.  Company shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Offer Price or the Merger Consideration payable to a holder of Shares pursuant to the Offer or the Merger any withholding and stock transfer Taxes and such amounts as are required under the Internal Revenue Code of 1986, as amended (the "CODE"), or any applicable provision of state, local or foreign Tax law. Company shall take appropriate steps to minimize such Taxes. To the extent that amounts are so withheld by Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Company.

    SECTION 3.4 ZENGINE STOCK OPTIONS.  (a) At the Effective Time, each then outstanding option to purchase any shares of capital stock of Zengine (in each case, a "ZENGINE STOCK OPTION"), which are then (i) vested and/or exercisable, or (ii) held by persons who will continue as employees of Company after the Effective Time, shall be exchanged for an option to purchase 0.2259 shares of Company Common Stock for each option to purchase Zengine Common Stock, such option to have the same exercise price as the cancelled Zengine Stock Option as adjusted by dividing such price by 0.2259 (rounded up to the nearest cent), and except as set forth herein such option shall continue with the same terms and conditions under which such option was granted. No option for a fractional share of Company Common Stock shall be issued, but the number of options to be issued shall be rounded up to the next highest number. Each Zengine Stock Option which is not vested or held by a person who will not continue as an employee of the Company after the Effective Time shall be cancelled at the Effective Time.

    (b) Zengine shall take all actions necessary and appropriate so that all stock option plans or other equity based plans maintained with respect to the Shares, including, without limitation, the plans listed in Section 4.2 hereof ("ZENGINE OPTION PLANS"), shall terminate as of the Effective Time and the provisions in any other benefit plan providing for the issuance, transfer or grant of any capital stock of Zengine or any interest in respect of any capital stock of Zengine shall be deleted as of the Effective Time, and Zengine shall use its best efforts to ensure that following the Effective Time no holder of a Zengine Stock Option or any participant in any Zengine Option Plan shall have any right thereunder to acquire any capital stock of Company or the Surviving Corporation.

    (c) Prior to the Effective Time, Zengine shall (i) obtain all necessary consents from, and provide (in a form acceptable to Company) any required notices to, holders of Zengine Stock Options and (ii) amend the terms of the applicable Zengine Option Plan, in each case as is necessary to give effect to the provisions of paragraphs (a) and (b) of this Section 3.4.

    SECTION 3.5 APPRAISAL RIGHTS.  Notwithstanding anything in this Agreement to the contrary, Shares (the "DISSENTING SHARES") that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the "DISSENTING STOCKHOLDERS") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall

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thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. Zengine shall give Company (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Zengine relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither Zengine nor the Surviving Corporation shall, except with the prior written consent of Company, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Consideration pursuant to Section 3.1(c).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF ZENGINE

    Except as set forth in the disclosure schedule delivered by Zengine to Company prior to the execution of this Agreement (the "ZENGINE DISCLOSURE SCHEDULE") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), Zengine hereby represents and warrants to Company as follows:

    SECTION 4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.  (a) Zengine and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Each of Zengine and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine. Zengine has only one Subsidiary, Zengine K.K.

    SECTION 4.2 CAPITALIZATION OF ZENGINE AND ITS SUBSIDIARIES.  (a) The authorized capital stock of Zengine, immediately prior to the Closing, will consist of (i) 100,000,000 Shares of which, as of the date hereof, 14,614,519 are issued and outstanding and (ii) 20,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding as of the date hereof. All issued and outstanding Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, (iii) were issued in compliance with all applicable federal and state Laws concerning the issuance of securities and (iv) are free of preemptive rights. As of the date hereof, (i) 3,384,300 Shares were reserved for issuance and are issuable upon or otherwise deliverable in connection with the exercise of outstanding options issued to directors, officers, employees and consultants pursuant to Zengine's stock option plans. Except as and to the extent publicly disclosed by Zengine in the Zengine SEC Reports (as hereinafter defined), since August 31, 2001, no shares of Zengine's capital stock have been issued other than pursuant to Zengine Stock Options already in existence on such date, and, since May 21, 2001, no Zengine Stock Options have been granted. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Zengine; (ii) no securities of Zengine or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Zengine; (iii) except for the Zengine Stock Options, no options or other rights to acquire from Zengine or any of its Subsidiaries, and no obligations of Zengine or any of its Subsidiaries to issue, any capital stock, voting securities or

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securities convertible into or exchangeable for capital stock or voting securities of Zengine; and (iv) no equity equivalents, interests in the ownership or earnings of Zengine or any of its Subsidiaries or other similar rights (including stock appreciation rights) (collectively, "ZENGINE SECURITIES"). There are no outstanding obligations of Zengine or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Zengine Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Zengine or any of its Subsidiaries is a party or to which it is bound relating to the voting of any shares of capital stock of Zengine. Section 4.2 of the Zengine Disclosure Schedule sets forth information regarding the current exercise price, date of grant and number granted of Zengine Stock Options for each holder thereof. Following the Effective Time, no holder of Zengine Stock Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of the Zengine Stock Options.

    (b) All of the outstanding capital stock of Zengine's only Subsidiary, Zengine K.K., is owned by Zengine, directly or indirectly, free and clear of any Lien (as hereinafter defined) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law). There are no securities of Zengine or its Subsidiary convertible into or exchangeable for, no options or other rights to acquire from Zengine or its Subsidiary, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any capital stock or other ownership interests in, or any other securities of, any Subsidiary of Zengine. There are no outstanding contractual obligations of Zengine or its Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in the only Subsidiary of Zengine. For purposes of this Agreement, "LIEN" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

    SECTION 4.3 AUTHORITY RELATIVE TO THIS AGREEMENT; STOCKHOLDER APPROVAL.  (a) Zengine has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of Zengine are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger and this Agreement, the Zengine Requisite Vote (as hereinafter defined)). This Agreement has been duly and validly executed and delivered by Zengine and constitutes a valid, legal and binding agreement of Zengine, enforceable against Zengine in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principals of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

    (b) The Zengine Board has, by unanimous vote and acting on the unanimous recommendation of the Special Committee, duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby, and taken all corporate actions required to be taken by the Zengine Board for the consummation of the transactions, including the Offer and the Merger, contemplated hereby and has resolved (i) to deem this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, advisable and in the best interests of, Zengine and its stockholders (other than Company); and (ii) to recommend that the stockholders of Zengine approve and adopt this Agreement. The Zengine Board has directed that this Agreement, to the extent required, be submitted to the stockholders of Zengine for their approval. The affirmative approval of the holders of Shares representing a majority of the votes that may be cast by the holders of all outstanding Shares (voting as a single class) as of the record date for Zengine (the "ZENGINE REQUISITE VOTE") is the only vote of the holders of any class or series of capital stock

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of Zengine necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Offer and the Merger.

    SECTION 4.4 SEC REPORTS; FINANCIAL STATEMENTS.  Zengine has filed all required forms, reports and documents with the SEC since May 4, 2000, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. Zengine has heretofore delivered to Company, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended on or after September 30, 2000 (the "AUDIT DATE"); (ii) all definitive proxy statements relating to Zengine's meetings of stockholders (whether annual or special) held since September 20, 2000; and (iii) all other reports or registration statements filed by Zengine with the SEC since September 20, 2000 (the "ZENGINE SEC REPORTS"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Zengine included in the Zengine SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of Zengine and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Except as and to the extent publicly disclosed by Zengine in the Company SEC Reports filed prior to the date hereof, since September 30, 2000, there has not been any change, or any application or request for any change, by Zengine or any of its Subsidiaries in accounting principles, methods or policies for financial accounting or Tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

    SECTION 4.5 NO UNDISCLOSED LIABILITIES.  Except as and to the extent publicly disclosed by Zengine in the Zengine SEC Reports filed prior to the date hereof or reflected in written information provided to the Zengine Board or to representatives of Zengine after September 20, 2000 and prior to the date hereof, none of Zengine or its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of Zengine (including the notes thereto) or which have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine.

    SECTION 4.6 ABSENCE OF CHANGES.  Except as and to the extent publicly disclosed by Zengine in the Zengine SEC Reports filed as of the date hereof or reflected in written information provided to the Zengine Board or to representatives of Company after September 20, 2000 and prior to the date hereof, the business of Zengine and its Subsidiaries has been carried on only in the ordinary and usual course consistent with past practice, none of Zengine or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which do or which would reasonably be expected to have, and there have been no events, changes or effects with respect to Zengine or its Subsidiaries, which do or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine.

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    SECTION 4.7 SCHEDULE 14D-9; OFFER DOCUMENTS; PROXY STATEMENT.  Neither the Schedule 14D-9, any other document required to be filed by Zengine with the SEC in connection with the Transactions, nor any information supplied by Zengine for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, any such other filings by Zengine, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of Zengine, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The proxy statement (the "PROXY STATEMENT") relating to the Zengine Stockholder Meeting (as hereinafter defined) to be held in connection with the Merger, if required to be held pursuant to applicable Law, will not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of Zengine, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or shall, at the time of the Zengine Stockholder Meeting or at the Effective Time, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Zengine Stockholder Meeting which shall have become false or misleading in any material respect. The Schedule 14D-9, any other document required to be filed by Zengine with the SEC in connection with the Transactions and the Proxy Statement will, when filed by Zengine with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Zengine makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied in writing by or on behalf of Company specifically for inclusion therein.

    SECTION 4.8 CONSENTS AND APPROVALS; NO VIOLATIONS.  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state securities or blue sky Laws, the filing and recordation of the Certificate of Merger as required by the DGCL and the MGCL and as otherwise set forth in Section 4.8 to the Zengine Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "GOVERNMENTAL ENTITY") is necessary for the execution and delivery by Zengine of this Agreement or the consummation by Zengine of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine. Neither the execution, delivery and performance of this Agreement by Zengine nor the consummation by Zengine of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or bylaws (or similar governing documents) of Zengine or of its sole Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Zengine or its Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any Law applicable to Zengine or of its Subsidiary or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine.

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    SECTION 4.9 NO DEFAULT.  Neither Zengine nor its sole Subsidiary are in violation of any term of (i) its certificate of incorporation, bylaws or other organizational documents, (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity ("LAW") applicable to Zengine, its sole Subsidiary or any of their respective properties or assets, the consequence of which violation does or would reasonably be expected to (A) have, individually or in the aggregate, a Material Adverse Effect on Zengine or (B) prevent or materially delay the performance of this Agreement by Zengine.

    SECTION 4.10 LITIGATION.  Except as and to the extent publicly disclosed by Zengine in the Zengine SEC Reports filed as of the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to Zengine's knowledge, threatened against Zengine or its Subsidiary or any of their respective properties or assets which (a) does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by Zengine in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as and to the extent publicly disclosed by Zengine in the Zengine SEC Reports filed as of the date hereof, none of Zengine or its Subsidiary is subject to any outstanding order, writ, injunction or decree which does or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine.

    SECTION 4.11 COMPLIANCE WITH APPLICABLE LAW.  Zengine and its sole Subsidiary hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "ZENGINE PERMITS"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine. Zengine and its Subsidiary are in compliance with the terms of the Zengine Permits, except where the failure to so comply does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine. To the knowledge of Zengine the businesses of Zengine and its Subsidiary are not being conducted in material violation of any Law applicable to Zengine or its Subsidiary, except for violations which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine. To Zengine's knowledge, no investigation or review by any Governmental Entity with respect to Zengine or its Subsidiary is pending or threatened, nor, to Zengine's knowledge, has any Governmental Entity indicated an intention to conduct the same, other than those which do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine.

    SECTION 4.12 TAX MATTERS.  There are no employment, severance or termination agreements, other compensation arrangements or Employee Benefit Plans currently in effect which provide for the payment of any amount (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement that would give rise to a payment which is nondeductible by reason of Section 280G of the Code.

    SECTION 4.13 OPINION OF FINANCIAL ADVISOR.  The Financial Advisor has delivered to the Zengine Board its opinion, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by Zengine's stockholders is fair to Zengine's stockholders (other than Company) from a financial point of view, and such opinion has not been withdrawn or modified. Zengine has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Offer Documents, the Schedule 14D-9 and the Proxy Statement, so long as such inclusion is in form and substance satisfactory to the Financial Advisor and its counsel.

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    SECTION 4.14 BROKERS; BUST-UP FEE.  No broker, finder or investment banker (other than the Financial Advisor, a true and correct copy of whose engagement agreement has been provided to Company) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Zengine or any of its affiliates. Zengine is not obligated to pay any third party fee, expense or any amount whatsoever as a result of its execution, delivery and/or performance of this Agreement.

    SECTION 4.15 TAKEOVER STATUTE; DISSENTERS' RIGHTS.  Zengine has taken all action required to be taken by it in order to exempt this Agreement, the Offer, the acquisition of Shares pursuant to the Offer, the Merger, and the transactions contemplated hereby and thereby from, and this Agreement, the Offer, the acquisition of Shares pursuant to the Offer, the Merger, and the transactions contemplated hereby and thereby (the "COVERED TRANSACTIONS") are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliated transaction," "business combination" or other antitakeover Laws and regulations of any state (collectively, "TAKEOVER STATUTES"), including, without limitation, Section 203 of the DGCL, or any antitakeover provision in Zengine's certificate of incorporation and bylaws. The provisions of Section 203 of the DGCL do not apply to the Covered Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF COMPANY

    Company hereby represents and warrants to Zengine as follows:

    SECTION 5.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.  (a) Company and each of its Subsidiaries (which, for purposes of this Agreement shall not include Zengine) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Each of Company and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

    SECTION 5.2 CAPITALIZATION OF COMPANY AND ITS SUBSIDIARIES.  The authorized capital stock of Company, immediately prior to the Closing, will consist of (i) 30,000,000 Shares of which, as of the date hereof, approximately 16,980,330 are issued and outstanding and (ii) 5,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding as of the date hereof. All issued and outstanding Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, (iii) were issued in compliance with all applicable federal and state Laws concerning the issuance of securities and (iv) are free of preemptive rights. As of the date hereof, (i) 430,807 Shares were reserved for issuance and are issuable upon or otherwise deliverable in connection with the exercise of outstanding options issued to directors, officers, employees and consultants pursuant to Company stock option plans. Except as and to the extent publicly disclosed by Company in the Company SEC Reports (as hereinafter defined), since September 10, 2001, no shares of Company capital stock have been issue other than pursuant to Company Stock Options already in existence on such date. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Company; (ii) no securities of Company or any of

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its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Company; (iii) except for the Company Stock Options, no options or other rights to acquire from Company or any of its Subsidiaries, and no obligations of Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Company except for the Company's obligation to pay the deferred portion of the purchase price for certain acquired entities in Company Shares; and (iv) no equity equivalents, interests in the ownership of earnings of Company or any of its Subsidiaries or other similar rights (including stock appreciation rights) (collectively, "COMPANY SECURITIES"). There are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. To the Company's knowledge, there are no stockholder agreements, voting trusts or other agreements or understandings to which Company or any of its Subsidiaries is a party or to which it is bound relating to the voting of any shares of capital stock of Company.

    SECTION 5.3 AUTHORITY RELATIVE TO THIS AGREEMENT.  Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions contemplated hereby. No other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Company have duly and validly authorized the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby, and taken all corporate actions required to be taken by such Board of Directors for the consummation of the transactions. This Agreement has been duly and validly executed and delivered by Company and constitutes a valid, legal and binding agreement of Company, enforceable against Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

    SECTION 5.4 SEC REPORTS; FINANCIAL STATEMENTS.  Company has timely filed all required forms, reports and documents ("COMPANY SEC REPORTS") with the SEC since December 31, 2000, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein necessary in order to make the statements therein, inlight of the circumstances under which they were made, not misleading. The consolidated financial statements of Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Except as and to the extent publicly disclosed by Company in the Company SEC Reports filed prior to the date hereof, since December 31, 2000, there has not been any change, or any application or request for any change, by Company or any of its Subsidiaries in accounting principles, methods or policies for financial accounting or Tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

    SECTION 5.5 NO UNDISCLOSED LIABILITIES.  Except as and to the extent publicly disclosed by Company in the Company SEC Reports filed prior to the date hereof or reflected in written

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information provided to the Special Committee of the Zengine Board prior to the date hereof, none of Company or its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of Company (including the notes thereto) or which have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

    SECTION 5.6 ABSENCE OF CHANGES.  Except as and to the extent publicly disclosed by Company in the Company SEC Reports filed as of the date hereof or reflected in written information provided to the Special Committee of the Zengine Board prior to the date hereof, the business of Company and its Subsidiaries has been carried on only in the ordinary and usual course consistent with past practice, none of Company or its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which do or which would reasonably be expected to have, and there have been no events, changes or effects with respect to Company or its Subsidiaries, which do or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

    SECTION 5.7 REGISTRATION STATEMENT; OFFER DOCUMENTS.  The Offer Documents and any other documents to be filed by Company with the SEC or any other Government Entity in connection with the Offer, the Merger and the other Transactions will (in the case of the Registration Statement, the Offer Documents and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of filing with the SEC or, in the case of the Registration Statement, on the date the Registration Statement becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or shall, at the time the Company accepts tendered shares for exchange or at the Effective Time, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the exchange of shares for Company Common Stock which shall have become false or misleading in any material respect. Notwithstanding the foregoing, Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of Zengine specifically for inclusion therein.

    SECTION 5.8 CONSENTS AND APPROVALS; NO VIOLATIONS.  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky Laws and the filing and recordation of the Certificate of Merger as required by the DGCL and the MGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Company of this Agreement or the consummation by Company of the Transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Neither the execution, delivery and performance of this Agreement by Company nor the consummation by Company of the Transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws (or similar governing documents) of Company or any of Company's Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Company or

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any of Company's Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any Law applicable to Company or any of Company's Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which do not, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

ARTICLE VI

COVENANTS RELATED TO CONDUCT OF BUSINESS

    SECTION 6.1 CONDUCT OF BUSINESS OF ZENGINE.  Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Zengine will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, and, except with the prior written consent of Company seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in the Zengine Disclosure Schedule, prior to the Effective Time, neither Zengine nor its sole Subsidiary will, without the prior written consent of Company:

    (a) amend its certificate of incorporation or bylaws (or other similar governing instrument);

    (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights) of Zengine or any Subsidiary, except for the issuance or sale of Shares pursuant to the valid exercise of outstanding Zengine Stock Options;

    (c) (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such; or (iv) redeem, repurchase or otherwise acquire any of its securities or any securities of any of its Subsidiaries;

    (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Zengine or any of its Subsidiaries (other than the Merger);

    (e) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary;

    (f)  (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in amounts not material to Zengine and its Subsidiary, taken as a whole; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to Company or customary loans or advances to employees in the ordinary and usual course of business consistent with past practice and in amounts not material to the maker of such loan or

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advance); (iv) pledge or otherwise encumber shares of capital stock of Zengine or its Subsidiary; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

    (g) except as may be required by Law or as contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except as set forth in Section 6.1(g) of the Zengine Disclosure Schedule, and as required under existing agreements) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

    (h) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to Zengine and its Subsidiary taken as a whole, enter into any commitment or transaction outside the ordinary and usual course of business consistent with past practice or grant any exclusive distribution rights;

    (i)  except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it;

    (j)  revalue in any material respect any of its assets, including, without limitation, writing down the value of software, capital equipment or inventory or writing-off notes or accounts receivable other than in the ordinary and usual course of business consistent with past practice or as required by GAAP;

    (k) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement, other than in the ordinary and usual course of business consistent with past practice or amend in any material respect any material contracts or agreements; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $10,000 or, in the aggregate, are in excess of $30,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

    (l)  make or revoke any Tax election, or settle or compromise any Tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes;

    (m) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of Zengine and its Subsidiaries or incurred in the ordinary and usual course of business consistent with past practice or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Zengine or any of its Subsidiaries is a party;

    (n) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

    (o) enter into any agreement or arrangement that limits or otherwise restricts Zengine or any of its Subsidiaries or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including Company) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or

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    (p) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through 6.1(o) or any action which would make any of the representations or warranties of Zengine contained in this Agreement (i) which are qualified as to materiality untrue or incorrect, or (ii) which are not so qualified untrue or incorrect in any material respect.

    SECTION 6.2 ACCESS TO INFORMATION.  Between the date hereof and the Effective Time, Zengine will give Company and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, offices, warehouses and other facilities and to all books and records of Zengine and its Subsidiary, will permit Company to make such inspections as Company may reasonably require and will cause Zengine's officers and those of its Subsidiary to furnish Company with such financial and operating data and other information with respect to the business, properties and personnel of Zengine and its Subsidiary as Company may from time to time reasonably request, provided that no investigation pursuant to this Section 6.2 shall affect or be deemed to modify any of the representations or warranties made by Zengine.

ARTICLE VII

ADDITIONAL AGREEMENTS

    SECTION 7.1 ZENGINE STOCKHOLDER MEETING; PROXY STATEMENT.  (a) If required by applicable Law in order to consummate the Merger, Zengine, acting through its Board of Directors, shall, in accordance with applicable Law, its Certificate of Incorporation and Bylaws:

      (i)  as promptly as practicable following the acceptance for payment and purchase of Shares by Company pursuant to the Offer duly call, give notice of, convene and hold a special meeting of its stockholders (the "ZENGINE STOCKHOLDER MEETING") for the purposes of considering and taking action upon the approval of the Merger and the approval and adoption of this Agreement;

      (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and (x) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Company, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto to be mailed to its stockholders at the earliest practicable date; PROVIDED that no amendment or supplement to the Proxy Statement will be made by Zengine without consultation with Company and its counsel, and (y) use its reasonable best efforts to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

      (iii) unless this Agreement has been terminated in accordance with Article IX, subject to its rights pursuant to Section 7.3, include in the Proxy Statement the recommendation of its Board of Directors that stockholders of Zengine vote in favor of the approval of the Merger and the approval and adoption of this Agreement.

    (b) Company shall vote, or cause to be voted, all of the Shares then owned by it or any of its other Subsidiaries in favor of the approval and adoption of this Agreement.

    (c) Notwithstanding anything else herein or in this Section 7.1, in the event that Company and any other Subsidiaries of Company shall acquire in the aggregate a number of the outstanding shares of each class of capital stock of Zengine, pursuant to the Offer or otherwise, sufficient to enable Company or Zengine to cause the Merger to become effective under applicable Law without a meeting of stockholders of Zengine, the parties hereto shall, at the request of Company and subject to Article VIII, take all necessary and appropriate action to cause the Merger to become effective as soon

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as practicable after the consummation of such acquisition, without a meeting of stockholders of Zengine, in accordance with Section 253 of the DGCL.

    SECTION 7.2 REASONABLE BEST EFFORTS.  Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Offer and the Merger and the other Transactions contemplated by this Agreement.

    SECTION 7.3 ACQUISITION PROPOSALS.  (a) From the date hereof until the Closing Date or the termination hereof, Zengine may, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Zengine shall, promptly upon receipt of any request for information or Acquisition Proposal, provide all information in its possession regarding such request or proposal to the Company and shall promptly update Company, on a daily basis, of the status of any and all discussions which may in any way relate to an Acquisition Proposal.

    (b) Neither the Zengine Board nor the Special Committee will withdraw or modify, or propose to withdraw or modify, in a manner adverse to Company, its approval or recommendation of this Agreement, the Offer or the Merger unless the Zengine Board or the Special Committee, after consultation with and based upon the written legal opinion of independent legal counsel, determines in good faith that such action is necessary for the Zengine Board or the Special Committee to comply with the fiduciary duties to Zengine's stockholders under applicable Law. Nothing contained in this Section 7.3(b) shall prohibit Zengine from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Zengine's stockholders which, in the good faith reasonable judgment of the Zengine Board and the Special Committee, based on the advice of independent legal counsel, is required under applicable Law; PROVIDED, that except as otherwise permitted in this Section 7.3(b), Zengine does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Zengine Board or the Special Committee permitted by, and taken in accordance with, this Section 7.3(b) shall not constitute a breach of this Agreement by Zengine. Nothing in this Section 7.3(b) shall (i) permit Zengine to terminate this Agreement (except as provided in Article IX hereof) or (ii) affect any other obligations of Zengine under this Agreement.

    SECTION 7.4 PUBLIC ANNOUNCEMENTS.  Each of Company and Zengine will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with the Nasdaq, as determined by Zengine or Company, as the case may be.

    SECTION 7.5 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.  (a) Following the Effective Time, Company shall cause the Surviving Corporation, to the fullest extent permitted by applicable Law, to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any Subsidiary thereof (each an "INDEMNIFIED PARTY" and, collectively, the "INDEMNIFIED PARTIES") against all losses, expenses (including

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reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a Subsidiary of such party or (ii) based on, arising out of or pertaining to the Transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the MGCL and upon receipt of any affirmation and undertaking required by the MGCL, (ii) the Surviving Corporation will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the MGCL and Company's articles of incorporation or bylaws shall be made by independent counsel mutually acceptable to Company and the Indemnified Party; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

    (b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by Zengine for the benefit of those persons who are covered by such policies at the Effective Time (or the Surviving Corporation may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained annually at a cost to the Surviving Corporation not greater than 150 percent of the premium for the current Zengine directors' and officers' liability insurance; PROVIDED THAT if such insurance cannot be so maintained or obtained at such costs, the Surviving Corporation shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 150 percent of the current annual premiums of Zengine for such insurance.

    (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.5.

    (d) To the fullest extent permitted by Law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of Zengine and its Subsidiary with respect to their activities as such prior to the Effective Time, as provided in Zengine's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time.

    (e) The provisions of this Section 7.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

    SECTION 7.6 NOTIFICATION OF CERTAIN MATTERS.  Zengine shall give prompt notice to Company, and Company shall give prompt notice to Zengine, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or

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warranty contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty not so qualified, to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of Company or Zengine, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of it and its Subsidiaries taken as a whole to which it or any of its Subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any Material Adverse Effect in their respective financial condition, properties, businesses, results of operations or prospects, taken as a whole, other than changes resulting from general economic conditions; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 7.6 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    SECTION 7.7 SEC FILINGS.  Each of Company and Zengine shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its Subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

    SECTION 7.8 ANTITAKEOVER STATUTES.  If any Takeover Statute is or may become applicable to the Merger, each of Company and Zengine shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

    SECTION 8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER.  The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

    (a) This Agreement shall have been approved and adopted by the Zengine Requisite Vote, if required by applicable Law.

    (b) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the Transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine (or an effect on Company and its Subsidiaries that, were such effect applied to Zengine and its Subsidiaries, has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Zengine) and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Law.

    (c) Company or its affiliates shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

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ARTICLE IX

TERMINATION; AMENDMENT; WAIVER

    SECTION 9.1 TERMINATION.  This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

    (a) By the mutual written consent of Company and Zengine;

    (b) By either of Zengine or Company if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the Transactions on the terms contemplated by this Agreement, or (ii) any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable.

    (c) By either of Company or Zengine if the Offer has not been consummated on or before the ninetieth (90) day following the commencement of the Offer (or, if such date is not a business day in the United States, the first such business day thereafter) or the Effective Time shall not have occurred on or before the two hundred and tenth (210) day following the commencement of the Offer (or, if such date is not a business day in the United States, the first such business day thereafter); PROVIDED, that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

    (d) By Zengine:

      (i)  if Company shall have terminated the Offer or the Offer expires without Company purchasing any Shares pursuant thereto; provided, that Zengine may not terminate this agreement pursuant to this Section 9.1(d)(i) if Zengine is in material breach of this Agreement; or

      (ii) if there shall be a material breach by Company of any of their representations, warranties, covenants or agreements contained in this Agreement; or

    (e) By Company:

      (i)  if prior to the purchase of the Shares pursuant to the Offer, (A) the Zengine Board or the Special Committee shall have withdrawn, or modified or changed in a manner adverse to Company its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended or approved an Acquisition Proposal, or (B) there shall have been a material breach of any provision of Section 7.3; or

      (ii) if Company shall have terminated the Offer without Company purchasing any Shares thereunder; provided that Company may not terminate this Agreement pursuant to this Section 9.1(e)(ii) if Company is in material breach of this Agreement; or

      (iii) if there shall be a material breach by Zengine of any of its representations, warranties, covenants or agreements contained in this Agreement.

    SECTION 9.2 EFFECT OF THE TERMINATION.  In the event of termination of this Agreement by either the Company or Zengine as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Company or Zengine, other than the provisions of this Section 9.2, Section 9.3 and Article X and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

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    SECTION 9.3 FEES AND EXPENSES.  (a) Except as provided below, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

    (b) Zengine shall pay all Taxes, such as (a) transfer, stamp and documentary Taxes or fees and (b) sales, use, gains, real property transfer and other or similar Taxes or fees, incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

    SECTION 9.4 AMENDMENT.  This Agreement may be amended by action taken by Company and Zengine at any time before or after approval of the Merger by the Zengine Requisite Vote but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

    SECTION 9.5 EXTENSION; WAIVER.  At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE X

MISCELLANEOUS

    SECTION 10.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.  None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    SECTION 10.2 ENTIRE AGREEMENT; ASSIGNMENT.  (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

    (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise; PROVIDED, HOWEVER, that Company may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary, but no such assignment shall relieve Company of its obligations hereunder if such assignee does not perform such obligations. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns and the Indemnified Parties set forth in Section 7.5.

    SECTION 10.3 NOTICES.  All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) five (5) business days following

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sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; PROVIDED, that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one (1) business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

if to Company to:	MCSi, Inc. 4750 Hempstead Station Drive Dayton, Ohio 45429 Attention: Mr. Michael E. Peppel Chairman, President and Chief Exeutive Officer Facsimile: (937) 291-8298
with a copy to:	Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W., 12th Floor Washington, D.C. 20005 Attention: Jeffrey A. Koeppel Facsimile: (202) 347-2172
if to Zengine, to:	Zengine, Inc. 901 Parker Street Berkeley, California 94710 Attention: Joseph M. Savarino President and Chief Executive Officer Facsimile: (510) 665-6406
with a copy to:	Squire, Sanders & Dempsey LLP 4900 Key Tower 127 Public Square Cleveland, Ohio 44114-1304 Attention: David A. Zagore, Esq. Facsimile: (216) 479-8780

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above. A "business day" is any day other than a Saturday, Sunday or Federal holiday.

    SECTION 10.4 GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of Law principles thereof.

    SECTION 10.5 DESCRIPTIVE HEADINGS.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    SECTION 10.6 PARTIES IN INTEREST.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 7.5, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

    SECTION 10.7 SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of

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the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) if necessary, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    SECTION 10.8 SPECIFIC PERFORMANCE.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware, and (d) hereby agrees to waive a trial by jury.

    SECTION 10.9 COUNTERPARTS.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 10.10 INTERPRETATION.  (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

    (b) The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 4, 2001. The phrase "made available" in this Agreement shall mean that the information referred to has been actually delivered to the party to whom such information is to be made available.

    (c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as

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if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

    SECTION 10.11 DEFINITIONS.  (a) "ACQUISITION PROPOSAL" means an offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving Zengine or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of Zengine and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 10 percent or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    (b) "BENEFICIAL OWNERSHIP" or "BENEFICIALLY OWN" shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

    (c) "KNOW" or "KNOWLEDGE" means, with respect to any party, the actual knowledge of such party's executive officers, without any duty of inquiry.

    (d) "MATERIAL ADVERSE EFFECT" means with respect to any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or is reasonably likely to be materially adverse to (i) the assets, properties, condition (financial or otherwise) or results of operations of such entity and its Subsidiaries taken as a whole, or (ii) the ability of such party to consummate the transactions contemplated by this Agreement, excluding any such effect resulting from or arising in connection with (A) general economic conditions affecting generally the industry in which Zengine or Company, as appropriate, competes, or (B) general market conditions in the United States.

    (e) "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

    (f)  "SUBSIDIARY" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general or managing partner, or (ii) a majority of the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

    (g) "TAX" or "TAXES" means all Taxes, charges, fees, imposts, levies, gaming or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated Taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to Tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes, any liability in respect of Taxes imposed by contract, Tax sharing agreement, Tax indemnity agreement or any similar agreement.

    [Signature page follows]

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    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ZENGINE, INC.
By:	/s/ RICHARD V. HOPPLE Name: Richard V. Hopple Title: Chairman of the Special Committee of the Board of Directors
MCSi, INC.
By:	/s/ MICHAEL E. PEPPEL Name: Michael E. Peppel Title: Chairman, President and Chief Executive Officer

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ANNEX A TO
MERGER AGREEMENT

CONDITIONS TO THE OFFER

    Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Reorganization of which this Annex A is a part. Notwithstanding any other provision of the Offer, Company shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Company's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and, subject to the terms of the Agreement, may delay acceptance for payment or terminate the Offer and not accept for payment any tendered Shares, if at any time on or after the date of the Agreement and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following events shall occur:

    (a) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any suit, action or proceeding shall be taken by any Governmental Entity (i) seeking to prohibit or impose any material limitations on Company's ownership or operation (or that of any of its Subsidiaries or affiliates) of all or a material portion of its or Zengine's businesses or assets, (ii) seeking to compel Company or its Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of Zengine or Company and their respective Subsidiaries, in each case taken as a whole, (iii) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions, (iv) seeking to obtain from Zengine any damages that would be reasonably likely to have a Material Adverse Effect on Zengine, (v) seeking to impose material limitations on the ability of Company, or rendering Company unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (vi) imposes material limitations on the ability of Company effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to Zengine's stockholders, or (vii) which otherwise is reasonably likely to have a Material Adverse Effect on Zengine or, as a result of the Transactions, Company and its Subsidiaries; or

    (b) there shall have occurred (1) and be continuing as of the closing of the Offer or the Effective Time, as applicable, any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of twenty-four hours, (2) and be continuing as of the closing of the Offer or the Effective Time, as applicable, a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) any limitation or proposed limitation (whether or not mandatory) by any United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (4) any change in general financial bank or capital market conditions which has a material adverse effect on the ability of financial institutions in the United States to extend credit or syndicate loans, or (5) in thecase of any of the situations in clauses (1) through (5) inclusive, existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

    (c) the representations and warranties of Zengine set forth in the Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), or Zengine shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it

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except, in each case where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), or the failure to perform or comply with such obligations, agreements or covenants, do not, individually or in the aggregate, have a Material Adverse Effect on Zengine or a materially adverse effect on the ability to consummate the Offer or the Merger; or

    (d) Zengine's Board of Directors or the Special Committee (i) shall have withdrawn, or modified or changed in a manner adverse to Company (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Agreement, or the Merger, (ii) shall have recommended an Acquisition Proposal, (iii) shall have adopted any resolution to effect any of the foregoing, or (iv) upon request of Company, shall fail to reaffirm its approval or recommendation of the Offer, the Agreement, or the Merger; or

    (e) the Agreement shall have been terminated in accordance with its terms; or

    (f)  Company shall not have received in the Offer sufficient Shares to bring the number of shares of Zengine Common Stock owned by Company on the Offer expiration date equal to or greater than 90% of the total shares of Zengine Common Stock then issued and outstanding; or

    (g) the SEC shall not have declared Company's registration statement effective within a reasonable period of time after the filing thereof; or

    (h) the Nasdaq shall have failed to list the shares of Company Common Stock for trading on the Nasdaq National Market;

which in the reasonable judgment of Company, in any such case, and regardless of the circumstances (including any action or inaction by Company) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares and/or to proceed with the Merger, in Company's sole discretion.

    The foregoing conditions are for the sole benefit of Company and may be waived by Company, in whole or in part, at any time and from time to time, in the sole discretion of Company. The failure by Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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ANNEX B

October 4, 2001
Board of Directors
MCSi, Inc.
4750 Hempstead Station Drive
Dayton, Ohio 45429

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to MCSi, Inc. ("MCSi") of the Offer Consideration and Merger Consideration, respectively, as defined below, proposed to be paid by MCSi in connection with (i) the proposed offer by MCSi to exchange shares of common stock of MCSi for all outstanding shares of common stock of Zengine, Inc., a Delaware corporation ("Zengine"), and (ii) the subsequent merger of Zengine with and into MCSi. Pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Reorganization dated October 4, 2001 (together with its exhibits, the "Agreement") by and among MCSi and Zengine, MCSi will commence an offer to exchange (the "Offer") 0.2259 of a share of common stock, without par value ("MCSi Common Stock"), of MCSi (the "Offer Consideration") for each share of common stock, without par value ("Zengine Common Stock"), of Zengine not owned by MCSi. Pursuant to the terms and subject to the conditions set forth in the Agreement, following the completion of the Offer, Zengine will merge with and into MCSi (the "Merger"), with MCSi continuing as the surviving corporation. Each share of Zengine Common Stock outstanding immediately prior to the effective time of the Merger (other than shares owned by MCSi or any subsidiary of MCSi, in addition to any shares owned by Zengine or any subsidiary of Zengine, which shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor), shall be converted into the right to receive 0.2259 of a share of MCSi Common Stock (the "Merger Consideration").

In connection with our review of the proposed Offer and Merger and the preparation of our opinion herein, we have examined: (a) the Agreement; (b) certain audited historical financial statements of MCSi for the five years ended December 31, 2000, and for Zengine for the nine months ended September 30, 1999, and for the year ended September 30, 2000; (c) the unaudited financial statements of MCSi for the six months ended June 30, 2001 and of Zengine for the nine months ended June 30, 2001; (d) certain internal business, operating and financial information and forecasts of MCSi and Zengine (the "Forecasts"), prepared by the senior management of MCSi and Zengine, respectively; (e) information regarding the strategic, financial and operational benefits anticipated from the Offer and Merger and the prospects of MCSi (with and without the Offer and Merger) prepared by senior management of MCSi; (f) the pro forma impact of the Offer and Merger on the earnings per share of MCSi based on certain pro forma financial information prepared by the senior management of Zengine and MCSi, respectively; (g) information regarding the amount and timing of cost savings and related expenses and potential synergies which the senior management of MCSi and Zengine, respectively, expect will result from the Offer and Merger (the "Expected Synergies"); (h) the publicly available terms of certain other business combinations we deemed relevant; (i) the financial position and operating results of MCSi and Zengine compared with those of certain other publicly traded companies we deemed relevant; (j) current and historical market prices and trading volumes of MCSi Common

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Stock and Zengine Common Stock; and (k) certain other publicly available information on MCSi and Zengine. We have also held discussions with members of the senior management and representatives of MCSi and Zengine to discuss the foregoing, the past and current business operations of MCSi and Zengine, the financial condition and future prospects of MCSi and Zengine, and have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant or appropriate.

In rendering our opinion, we have assumed and relied, without any duty of independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts and Expected Synergies provided by the respective senior managements. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of MCSi or Zengine. We have been advised by the senior management of MCSi and Zengine that the Forecasts and the Expected Synergies examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of MCSi and Zengine, as the case may be. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved and the Expected Synergies will be realized in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of MCSi and Zengine are as set forth in the financial statements of MCSi and Zengine, respectively, or other information made available to us. We express no opinion with respect to the Forecasts or Expected Synergies or the estimates and judgments on which they are based. Our opinion does not address the relative merits of the Offer and Merger as compared to any alternative business strategies that might exist for MCSi or the effect of any other transaction in which MCSi might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have further assumed, with your consent, that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have relied as to all legal matters on advice of counsel to MCSi, and have assumed that the Offer and Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by Zengine or MCSi, and will be substantially similar to the last draft reviewed by us.

William Blair & Company ("Blair") has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. We have acted as an investment banker to MCSi in connection with the Offer and Merger and will receive a fee from MCSi for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, MCSi has agreed to indemnify us against certain liabilities arising out of our engagement. Blair has, in the past, provided financial advisory and financing services to MCSi, Zengine and their affiliates and may continue to do so and we have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the common shares and other securities of Zengine, as well as the common shares and other securities of MCSi, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Wilblairco Associates, an investment vehicle affiliated with Blair, owns 902,478 shares of Zengine, as noted in Zengine's proxy statement dated January 26, 2001. Certain mutual funds affiliated with, and certain discretionary accounts advised by, Blair beneficially own shares of MCSi and Zengine Common Stock.

We are expressing no opinion herein as to the price at which MCSi Common Stock will trade at any future time or as to the effect of the Offer and Merger on the trading price of MCSi Common Stock. Such trading price may be affected by a number of factors, including but not limited to (i) dispositions

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of MCSi Common Stock by stockholders within a short period of time after the closing of the Offer or the effective date of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of MCSi or of Zengine or in the markets they serve, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Offer and Merger on terms and conditions that are acceptable to all parties at interest.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of MCSi in connection with its consideration of the transaction contemplated by the Agreement. Our opinion is limited to the fairness, from a financial point of view, of the Offer Consideration to be paid by MCSi to shareholders of Zengine exchanging shares of Zengine Common Stock in connection with the Offer or the Merger Consideration to be paid by MCSi to shareholders of Zengine whose shares of Zengine Common Stock are converted into shares of MCSi Common Stock in connection with the Merger, and we do not address the merits of the underlying decision by MCSi to engage in the transactions contemplated by the Agreement. It is understood that this letter may not be disclosed or otherwise referred to without Blair's prior written consent, except that the opinion may be included in its entirety in an exchange offer document or proxy statement mailed to stockholders by MCSi or by Zengine with respect to the Offer or Merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Offer Consideration to be paid by MCSi to shareholders of Zengine exchanging shares of Zengine Common Stock in connection with the Offer and the Merger Consideration to be paid by MCSi to shareholders of Zengine whose shares of Zengine Common Stock are converted into shares of MCSi Common Stock in connection with the Merger, are fair, from a financial point of view, to MCSi.

Very truly yours,
/s/ WILLIAM BLAIR & COMPANY, L.L.C. WILLIAM BLAIR & COMPANY, L.L.C.

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ANNEX C

October 4, 2001

Members of the Board of Directors
MCSi, Inc.
4750 Hempstead Station Drive
Dayton, OH 45429

Gentlemen:

You have informed us, Houlihan Smith & Company, Inc. ("Houlihan"), that MCSi, Inc. ("MCSi") and Zengine, Inc. ("ZNGN"), propose to enter into an Agreement and Plan of Reorganization (the "Agreement") pursuant to which (i) MCSi will make an offer to acquire all outstanding shares of ZNGN common stock not already owned by MCSi in exchange for 0.2259 shares of MCSi common stock ("Exchange Ratio"), no par value per share (the "Offer"), and (ii) subject to and following the consummation of the Offer as outlined above, ZNGN shall be merged with and into MCSi in a tax free reorganization, with MCSi as the surviving corporation (the "Merger"), and in such Merger all outstanding ZNGN common stock (with certain exceptions specified in the Agreement) shall be converted into the right to receive 0.2259 shares of MCSi common stock for each share of ZNGN common stock then owned. The terms and conditions of the Offer and the Exchange Ratio are set forth in more detail in the Agreement.

You have requested our opinion as investment bankers as to whether the Exchange Ratio is fair, from a financial point of view, to the stockholders of MCSi as of the date hereof (the "Opinion"). In conducting our investigation and analysis and in arriving at our Opinion, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things:

  a.
  Reviewed certain publicly available financial and other data with respect to MCSi and ZNGN, including but not limited to MCSi's and ZNGN's recent filings with the Securities and Exchange Commission, including the consolidated financial statements for recent years and for the most recent fiscal quarters for which published results are available and certain other relevant financial and operating data relating to MCSi and ZNGN made available to us from published sources, from the financial advisors of MCSi and ZNGN, and from the internal records of MCSi and ZNGN;

  b.
  Reviewed the financial terms and conditions of the Agreement in the form presented to us from MCSi senior management;

  c.
  Reviewed the financial projections of MCSi and ZNGN including certain assumptions and conditions prepared and furnished to us by MCSi and ZNGN senior management;

  d.
  Reviewed historical market prices and trading volume for MCSi Common Stock and ZNGN Common Stock;

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  e.
  Held discussions with members of senior management of MCSi with respect to the historical and current financial condition and operating results as well as the business and future prospects of MCSi as a stand alone entity;

  f.
  Held discussions with members of senior management of MCSi with respect to the timing of initiating the proposed transaction between MCSi and ZNGN;

  g.
  Compared MCSi and ZNGN from a financial point of view with certain other publicly traded companies in the computer peripheral, retail (catalog and mail order), computer networks, computer services, e-commerce enabling technology, ASP, and other industries that we deemed to be relevant;

  h.
  Compared the proposed financial terms of the Offer and Exchange Ratio with the financial terms of certain other business combinations we deemed relevant; and

  i.
  Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

During our review, we relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial and other information provided, and have further relied upon the assurances of MCSi senior management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading for the purposes of this Opinion. We have further relied upon the accuracy of publicly available financial data. We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information. We have assumed that the financial projections provided to us by MCSi and ZNGN senior management in connection with the rendering of this Opinion were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of MCSi and ZNGN senior management, at the date of this Opinion, as to the future financial performance of the companies, on both a stand-alone and business combination basis. We assume no responsibility for and express no view as to such financial projections or the assumptions on which they were based. We did not perform an independent evaluation or appraisal of the assets of either MCSi or ZNGN.

Our Opinion is necessarily based upon information made available to us, and on economic, market, financial and other conditions as they exist on the date of this letter. We disclaim any obligation to advise the Board of Directors of MCSi or any person of any change in any fact or matter affecting our Opinion, which may come or be brought to our attention after the date of this Opinion.

It is understood that this letter is for the information of the Board of Directors of MCSi in connection with its evaluation of the Exchange Ratio and it does not constitute a recommendation to any stockholder as to whether such stockholder should accept the Offer or as to how such stockholder should vote with respect to the Offer. Further, we express no opinion regarding the structure, terms or effect of any aspect of the Offer or the Merger other than their fairness to the stockholders of MCSi, from a financial point of view, including, without limitation, any effects resulting from the application of any bankruptcy proceeding, fraudulent conveyance, or other international, federal or state insolvency law, or of any pending or threatened litigation affecting MCSi or ZNGN. We are also expressing no opinion as to the tax consequences of the Offer or that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

It is understood that this Opinion may be included in its entirety in the disclosure materials to be provided to MCSi's stockholders in connection with the Offer, provided that no summary of or excerpt from, and no published reference to this Opinion may be made without our prior express written approval, which approval shall not be unreasonably withheld or delayed.

Houlihan, a National Association of Securities Dealers member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements,

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and valuations for corporate and other purposes. Houlihan will receive a fee from MCSi relating to its services in providing this Opinion which is not contingent on the consummation of the Offer or Merger. In an engagement letter dated September 21, 2001 MCSi has agreed to indemnify Houlihan with respect to Houlihan's services as follows:

If Houlihan or any person or entity associated with Houlihan becomes involved in any way in any legal, tax, or administrative proceeding related to any of the services performed hereunder, MCSi, Inc. will indemnify, defend and hold Houlihan and any such person and/or entity harmless from all damage and expenses (including reasonable and documented attorney's fees and expenses and court costs) incurred in connection therewith, except to the extent that a court having jurisdiction shall have determined in a final judgment that such loss, claim, damage or liability resulted from the gross negligence, bad faith, willful misfeasance, or reckless disregard of the obligations or duties of Houlihan hereunder or a knowledgeable violation of applicable law, regulation, or rule of the NASD. Should Houlihan or any person or entity associated with Houlihan be called to a deposition or to testify with regard to the Opinion, MCSi, Inc. shall pay all of Houlihan's reasonable and documented expenses (including reasonable and documented attorney's fees and expenses and court costs) as well as $250 per hour per Houlihan representative at such deposition, testimony, and/or discussion(s).

Based on the foregoing, it is our opinion that the Exchange Ratio is fair to the stockholders of MCSi, from a financial point of view, as of the date hereof.

Very truly yours,
/s/ Houlihan Smith & Company, Inc. Houlihan Smith & Company, Inc.

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ANNEX D

SECTION 262 OF GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SEC. 262. APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

        a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

        b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

        c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

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        d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting

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  corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the next day preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment

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or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder's is not entitled to appraisal rights under this section.

    (i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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The Exchange Agent for the offer is:

REGISTRAR & TRANSFER COMPANY

By Mail: Registrar & Transfer Company 10 Commerce Drive Cranford, New Jersey 07016	By Overnight Delivery: Registrar & Transfer Company 10 Commerce Drive Cranford, New Jersey 07016

Facsimile Transmission (for eligible institutions only):
(908) 497-2311

Confirm Receipt of Facsimile by Telephone Only:
(800) 525-7686 (ext. 2556)

    Questions and requests for assistance may be directed to the information agent or dealer manager at the addresses and telephone numbers listed below. Additional copies of this prospectus, the letter of transmittal and other tender offer materials may be obtained from the information agent or dealer manager as set forth below, and will be furnished promptly at our expense. Facsimile copies of the letter of transmittal, properly completed and duly executed, will be accepted. The letter of transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of Zengine or the stockholder's broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth above. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The Information Agent for the offer is:

156 Fifth Avenue
New York, New York 10010
(212) 929-5500 (Call Collect)
or
Call Toll-Free 1-800- 322-2885

The Dealer Manager for the offer is:

(312) 236-1600 (call collect)
or
Call Toll-Free 1-800-621-0687
(ext. 8677 or 5387)

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers.

    The MCSi's Articles of Incorporation provide that the corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Maryland General Corporation Law, and that the corporation may indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Maryland General Corporation Law provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The statute permits Maryland corporations to indemnify its officers, employees or agents to the same extent as its directors and to such further extent as is consistent with law. The MCSi's Articles of Incorporation also provides that, to the fullest extent limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the corporation shall have any liability to the corporation or its stockholders for monetary damages. The Maryland General Corporation Law provides that a corporation's articles of incorporation may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In situations to which the Articles of Incorporation provision applies, the remedies available to the corporation or a stockholder are limited to equitable remedies such as injunction or rescission. This provision would not, in the opinion of the SEC, eliminate or limit the liability of directors and officers under the federal securities laws.

ITEM 21. Exhibits and Financial Statement Schedules.

    The following documents are exhibits to the Registration Statement:

Exhibit Number	Description of Document
2.1	Agreement and Plan of Reorganization dated as of October 4, 2001 by and between MCSi and Zengine (included as Annex A to the Prospectus).
5.1	Opinion of Elias, Matz, Tiernan & Herrick LLP regarding the validity of the MCSi common stock registered hereunder.*
8.1	Tax Opinion of Elias, Matz, Tiernan & Herrick LLP.
10.1	Dealer Manager Agreement between MCSi and William Blair & Company.*
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants to MCSi.
23.2	Consent of PricewaterhouseCoopers LLP, independent accountants to Zengine.
23.3	Consent of Elias, Matz, Tiernan & Herrick LLP (contained in Exhibits 5.1 and 8.1).
23.4	Consent of William Blair & Company.
23.5	Consent of Houlihan Smith & Company.

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24.1	Power of Attorney (included in the signature page to original filing of Form S-4).*
99.1	Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter from MCSi to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
99.4	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Clients.*
99.5	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*
99.6	Summary Advertisement as published in The Wall Street Journal on October 17, 2001.*
99.7	Request from MCSi for stockholder list of Zengine.*
99.8	Press release of MCSi announcing commencement of the offer, dated October 17, 2001.*

*
Previously filed.

ITEM 22. Undertakings.

    The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act

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(and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The Registrant undertakes that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such offering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio, on the 7th day of November, 2001.

MCSi, INC.
By:	/s/ MICHAEL E. PEPPEL Michael E. Peppel Director, Chairman of the Board, President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below.

Name	Title	Date
/s/ MICHAEL E. PEPPEL Michael E. Peppel	Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	November 7, 2001
/s/ ROBERT G. HECHT* Robert G. Hecht	Director and Vice-Chairman of the Board	November 7, 2001
/s/ HARRY F. RADCLIFFE* Harry F. Radcliffe	Director and Treasurer	November 7, 2001
/s/ RICHARD L. POSEN* Richard L. Posen	Director	November 7, 2001
/s/ IRA H. STANLEY Ira H. Stanley	Director, Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 7, 2001

*
By Michael E. Peppel, Attorney-in-fact.

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INDEX TO EXHIBITS

Exhibit Number	Description of Document
2.1	Agreement and Plan of Reorganization dated as of October 4, 2001 by and between MCSi and Zengine (included as Annex A to the Prospectus).
5.1	Opinion of Elias, Matz, Tiernan & Herrick LLP regarding the validity of the MCSi common stock registered hereunder.*
8.1	Tax Opinion of Elias, Matz, Tiernan & Herrick LLP.
10.1	Dealer Manager Agreement between MCSi and William Blair & Company.*
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants to MCSi.
23.2	Consent of PricewaterhouseCoopers LLP, independent accountants to Zengine.
23.3	Consent of Elias, Matz, Tiernan & Herrick LLP (contained in Exhibits 5.1 and 8.1).
23.4	Consent of William Blair & Company.
23.5	Consent of Houlihan Smith & Company.
24.1	Power of Attorney (included in the signature page to original filing of Form S-4).*
99.1	Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Form of Letter from MCSi to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
99.4	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to Clients.*
99.5	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*
99.6	Summary Advertisement as published in The Wall Street Journal on October 17, 2001.*
99.7	Request from MCSi for stockholder list of Zengine.*
99.8	Press release of MCSi announcing commencement of the offer, dated October 17, 2001.*

*
Previously filed.

QuickLinks

REFERENCES TO ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE OFFER
SUMMARY
RISK FACTORS
Risks Related to MCSi's Business
FORWARD LOOKING INFORMATION
SELECTED FINANCIAL DATA OF MCSi AND ZENGINE
SELECTED HISTORICAL FINANCIAL DATA OF MCSi
SELECTED HISTORICAL FINANCIAL DATA OF ZENGINE
COMPARATIVE PER SHARE PRICES
BACKGROUND OF THE OFFER
REASONS FOR THE OFFER
OTHER FACTORS TO CONSIDER BEFORE TENDERING YOUR SHARES
THE OFFER
CONDITIONS OF THE OFFER
THE MERGER AGREEMENT
POSITION OF THE BOARD OF DIRECTORS OF ZENGINE
MCSi'S FINANCIAL ADVISORS
INTERESTS OF CERTAIN PERSONS IN THE OFFER AND MERGER
BUSINESS OF ZENGINE
BENEFICIAL OWNERSHIP OF ZENGINE COMMON STOCK
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ZENGINE
COMPARISON OF RIGHTS OF HOLDERS OF ZENGINE COMMON STOCK AND HOLDERS OF MCSi COMMON STOCK
LEGAL MATTERS
EXPERTS
MISCELLANEOUS
WHERE YOU CAN FIND MORE INFORMATION
Zengine, Inc. Index to Consolidated Financial Statements
Report of Independent Accountants
Zengine, Inc. Consolidated Balance Sheets
Zengine, Inc. Consolidated Statements of Operations
Zengine, Inc. Consolidated Statements of Changes in Stockholders' Equity
Zengine, Inc. Consolidated Statements of Cash Flows
Zengine, Inc. Notes to Consolidated Financial Statements (Amounts with respect to June 30, 2000 and 2001 are unaudited.)
Certain Information Concerning the Directors and Executive Officers of MCSi
TABLE OF CONTENTS
GLOSSARY OF DEFINED TERMS
AGREEMENT AND PLAN OF REORGANIZATION
ARTICLE I THE OFFER
ARTICLE II THE MERGER
ARTICLE III CONVERSION OF SHARES
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ZENGINE
ARTICLE V REPRESENTATIONS AND WARRANTIES OF COMPANY
ARTICLE VI COVENANTS RELATED TO CONDUCT OF BUSINESS
ARTICLE VII ADDITIONAL AGREEMENTS
ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE IX TERMINATION; AMENDMENT; WAIVER
ARTICLE X MISCELLANEOUS
CONDITIONS TO THE OFFER
SECTION 262 OF GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS